Filed pursuant to Rule 424(b)(5)

Registration No. 333-223044

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, no par value (which may be represented by American Depositary Shares)(2)	2,142,000,000	US$0.13597(3)	US$291,249,772(3)	US$36,261(3)
Rights to purchase shares of common stock(4)	10,512,356,472	— (4)	— (4)	— (4)

(1)	Represents the number of shares of common stock that maybe offered and sold in the United States plus a number of shares of common stock that may be resold into the United States from time to time during the distribution thereof.
(2)	American Depositary Shares issuable on deposit of the shares of common stock registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-210651) or will be registered under a future registration statement on Form F-6. Each American depositary share represents 50 shares of common stock.
(3)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. Such estimate is based on the subscription price of Ch$82 per share and an exchange rate of Ch$603.07 per US$1.00, the observed exchange rate for February 12, 2018.
(4)	No separate consideration will be received by the registrant for the rights offered hereby.

PROSPECTUS SUPPLEMENT

To Prospectus dated February 15, 2018

Enel Chile S.A.

Shares of Common Stock

Rights to Subscribe for Shares of Common Stock

We are offering to our common stockholders transferable rights to subscribe for an aggregate of 10,000,000,000 new shares of our common stock, without par value, in the Republic of Chile and outside Chile. Each share of our common stock held of record as of 11:59 p.m. (Santiago, Chile time) on February 9, 2018 entitles its holder to one transferable right to subscribe for 0.20370 new shares of our common stock. Five rights are required to subscribe for one new share of our common stock at the subscription price of Ch$82 per new share (the “Subscription Price”). We will accept subscriptions for whole shares only and will not issue fractional shares or cash in lieu of fractional shares. There will be no over-subscription privilege with respect to unsubscribed shares. Rights may only be exercised through Depósito Central de Valores S.A. (the Chilean Central Securities Depositary, or the “DCV”), in whose book-entry registry such rights are registered, until 11:59 p.m. (Santiago time) on March 16, 2018 and you must pay the Subscription Price for new shares of our common stock in Chilean pesos.

This offering is part of a capital increase relating to a proposed tender offer we are making as part of a corporate reorganization. The capital increase was approved by our shareholders on December 20, 2017. All of the shares of our common stock to be issued in connection with the capital increase are subject to a preemptive rights offering under Chilean law. These shares of our common stock have been made available for the preemptive rights offering to which this prospectus supplement relates. See “Rights Offering.”

Holders of American Depositary Shares, or ADSs, each representing 50 shares of our common stock, will not receive rights to subscribe for new shares of common stock or new ADSs or have any right to instruct Citibank, N.A., as depositary (the “Depositary”), to subscribe on their behalf. The rights with respect to common stock represented by ADSs will be issued to the Depositary’s custodian in Chile, as the record holder of the shares of our common stock. Holders of ADSs who want to exercise or sell the rights corresponding to the common stock underlying such ADSs must surrender their ADSs to the Depositary prior to 4:00 p.m. (New York City time) on March 7, 2018 and instruct the Depositary to deliver both the underlying shares of common stock and the associated rights to a securities brokerage account in Chile specified by the holder. Cancellations of ADSs are subject to charges of the Depositary. Pursuant to the terms of the Deposit Agreement relating to the ADSs, we have delivered a notice to the Depositary that the capital increase is in connection with a reorganization transaction in which the primary goal is not to raise capital. As a result, the Depositary will not sell any rights held by the Depositary that remain unexercised at the end of the exercise period and will allow them to expire, and the ADS holders will not realize any value. See “Summary of the Rights Offering—Rights with respect to Shares Represented by ADSs.”

The rights will expire at 11:59 p.m. (Santiago, Chile time) on March 16, 2018. In order to exercise the rights, holders of the rights must comply with the procedures set forth in “Rights Offering—Offering to Holders of Common Stock.” The subscription, payment and delivery of new shares of our common stock pursuant an exercise of rights will occur following the announcement of effectiveness of the Reorganization (as defined below) pursuant the conditions described under the heading “The Reorganization—Conditions of the Reorganization.” Any rights unexercised at the end of the exercise period will expire without value or any payment to the holders of these unexercised rights. Holders of rights should carefully consider whether or not to exercise or sell their rights before they expire.

The capital increase is part of a corporate reorganization transaction (the “Reorganization”) by us involving: (i) a cash tender offer (the “Tender Offer”) by us for all outstanding shares of common stock (including in the form of American Depositary Shares (ADSs)) of our subsidiary Enel Generación Chile S.A. (“Enel Generación”), other than shares currently owned by us, which Tender Offer is subject to the condition to the acceptance of tenders that the tendering holders of Enel Generación shares and ADSs allocate a portion of the cash consideration for such Enel Generación shares and ADSs to subscribe for shares of our common stock at a subscription price of Ch$82 per share, which is the same price as the Subscription Price of the rights; (ii) the capital increase that is required in order to have a sufficient number of shares of our common stock available to issue to tendering holders of Enel Generación shares and ADSs in satisfaction of the Enel Chile share subscription condition of the Tender Offer described in clause (i); and (iii) a merger of Enel Green Power Latin América S.A., an affiliate company, with us.

In the event that, after expiration of the rights, there are new shares of our common stock that have not been subscribed for through the exercise of rights, we will allocate such unsubscribed new shares of our common stock at not less than the Subscription Price to those shareholders of Enel Generación who have validly tendered their Enel Generación shares and ADSs in the Tender Offer. The issuance of new shares of our common stock in the Tender Offer in the United States will be pursuant to a separate registration statement filed in connection with the Tender Offer. If holders of rights exercise too many rights in the preemptive rights offering, so that there are in insufficient number of new shares of our common stock available to deliver to tendering holders of Enel Generación shares and ADSs in satisfaction of the Enel Chile share subscription condition of the Tender Offer described above, the conditions of the Reorganization will not be satisfied and the Reorganization will not be completed.

The rights are transferable and will be listed on the Bolsa de Comercio de Santiago, Bolsa de Valores, or the Santiago Stock Exchange, the Bolsa Electrónica de Chile, Bolsa de Valores, or the Chilean Electronic Stock Exchange, and the Bolsa de Corredores, Bolsa de Valores, or the Valparaíso Stock Exchange. Trading in the rights on such exchanges is expected to commence on February 15, 2018 and continue until March 16, 2018. The rights will not be eligible for trading on any stock exchanges or trading systems in the United States.

Our common stock is traded on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange and the Valparaíso Stock Exchange (collectively, the “Chilean Stock Exchanges”) under the symbol “ENELCHILE” and our ADSs are traded on the New York Stock Exchange (“NYSE”) under the symbol “ENIC”. On February 13, 2018, the closing prices on the NYSE per ADS and on the Santiago Stock Exchange per share were US$6.08 and Ch$72.64, respectively.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement and the risk factors contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider the risk factors described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase our common stock.

	Subscription Price	Proceeds to Company(1)
Per new share of common stock	Ch$82	Ch$82
Total offering	Ch$820,000,000,000	Ch$820,000,000,000

(1)	Before deducting transaction expenses and commissions, if any, payable by the company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We and our common stock have been registered with the Comisión para el Mercado Financiero (the Chilean Financial Market Commission, formerly known as the Superintendencia de Valores y Seguros), or the “CMF”. The CMF has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus or the Spanish language prospectus used in Chile is truthful or complete.

The date of this prospectus supplement is February 15, 2018.

PROSPECTUS SUPPLEMENT

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the U.S. Securities and Exchange Commission (“SEC”). We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date of the document or that the information we have filed and will file with the SEC that is incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus, dated February 15, 2018, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of our common stock. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus, the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

Before you invest in our common stock, you should read the registration statement of which this prospectus supplement forms a part and this document, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that are described under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

This prospectus supplement, including the accompanying prospectus and the incorporated documents, includes trademarks, service marks and trade names owned by us or other companies. All such trademarks, service marks and trade names are the property of their respective owners.

References in this prospectus supplement to “Enel Chile S.A.”, “Enel Chile”, the “Company”, “we”, “us” and “our” are to Enel Chile S.A., its subsidiaries and its predecessors, unless the context indicates otherwise. The term “you” refers to a prospective investor.

PRESENTATION OF INFORMATION

Financial Information

In this prospectus supplement, unless otherwise specified, references to “U.S. dollars,” “USD” or “US$,” are to dollars of the United States of America; references to “pesos,” “CLP” or “Ch$” are to Chilean pesos, the legal currency of Chile; and references to “UF” are to Development Units (Unidades de Fomento). The UF is a Chilean inflation-indexed, peso-denominated monetary unit that is adjusted daily to reflect changes in the official Consumer Price Index (“CPI”) of the Chilean National Institute of Statistics (Instituto Nacional de Estadísticas or “INE”). The UF is adjusted in monthly cycles. Each day in the period beginning on the tenth day of the current month through the ninth day of the succeeding month, the nominal peso value of the UF is indexed in order to reflect a proportionate amount of the change in the Chilean CPI during the prior calendar month. As of June 30, 2017, one UF was equivalent to Ch$26,665.09. The U.S. dollar equivalent of one UF was US$40.14 on June 30, 2017, using the Observed Exchange Rate reported by the Central Bank of Chile (Banco Central de Chile) as of such date of Ch$664.29 per US$1.00. The U.S. dollar observed exchange rate (dólar observado) (the “Observed Exchange Rate”), which is reported by the Central Bank of Chile and published daily on its webpage, is the weighted average exchange rate of the previous business day’s transactions in the Formal Exchange Market. The Central Bank of Chile may intervene by buying or selling foreign currency on the Formal Exchange Market to maintain the Observed Exchange Rate within a desired range.

The consolidated financial statements, and, unless otherwise indicated, other financial information concerning Enel Chile included in or incorporated by reference into this prospectus supplement are presented in Chilean pesos. Enel Chile has prepared its consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

All of Enel Chile’s subsidiaries are consolidated and all their assets, liabilities, income, expenses and cash flows are included in the consolidated financial statements after making the adjustments and eliminations related to intra-group transactions. Affiliates are investments in associates and joint ventures that are recorded in our consolidated financial statements using the equity method. For detailed information regarding consolidated entities, affiliates, jointly-controlled entities and associated companies, see Appendices 1, 2 and 3 to the Enel Chile consolidated financial statements included in Enel Chile’s Annual Report Form 20-F for the year ended December 31, 2016 and Enel Chile’s Reports on Form 6-K filed on October 24, 2017 and November 29, 2017, all of which are incorporated by reference into this prospectus supplement.

Solely for the convenience of the reader, this prospectus supplement contains translations of certain Chilean peso amounts into U.S. dollars at specified rates. Unless otherwise indicated, the U.S. dollar equivalent for information in Chilean pesos is based on the Observed Exchange Rate for June 30, 2017 of Ch$664.29 per US$1.00. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. No representation is made that the Chilean peso or U.S. dollar amounts shown in this prospectus supplement could have been or could be converted into U.S. dollars or Chilean pesos, as the case may be, at such rate or at any other rate.

Earnings before interest, taxes, depreciation and amortization (EBITDA) is net income plus depreciation and amortization, financial expense and income taxes.

Technical Terms

References to “TW” are to terawatts (or a trillion watts); references to “GW” and “GWh” are to gigawatts (or a billion watts) and gigawatt hours, respectively; references to “MW” and “MWh” are to megawatts (or a million watts) and megawatt hours, respectively; references to “kW” and “kWh” are to kilowatts (or a thousand watts) and kilowatt hours, respectively; references to “kV” are to kilovolts, and references to “MVA” are to megavolt amperes. References to “BTU” and “MBTU” are to British thermal unit and million British thermal units, respectively. A “BTU” is an energy unit equal to approximately 1,055 joules. References to “Hz” are to hertz; and references to “mtpa” are to metric tons per annum. Unless otherwise indicated, statistics provided in this prospectus supplement with respect to the installed capacity of electricity generation facilities are expressed in MW. One TW equals 1,000 GW, one GW equals 1,000 MW and one MW equals 1,000 kW.

Statistics relating to aggregate annual electricity production are expressed in GWh and based on a year of 8,760 hours, except for leap years, which are based on 8,784 hours. Statistics relating to installed capacity and production of the electricity industry do not include electricity of self-generators.

Energy losses experienced by generation companies during transmission are calculated by subtracting the number of GWh of energy sold from the number of GWh of energy generated (excluding their own energy consumption and losses on the part of the power plant), within a given period. Losses are expressed as a percentage of total energy generated.

Calculation of Economic Interest

References are made in this prospectus supplement to the “economic interest” of Enel Chile and Enel Generación in their related companies. A company could have direct and indirect ownership interest in such related companies. In circumstances where the company does not directly own an interest in a related company, this economic interest in such ultimate related company is calculated by multiplying the percentage of economic interest in a directly held related company by the percentage of economic interest of any entity in the ownership chain of such related company. For example, if Enel Chile owns a 6% equity stake in an associated company and 40% is directly held by Enel Chile’s 60% owned subsidiary, Enel Chile’s economic interest in such associate would be 60% times 40%, plus 6%, or 30%.

Rounding

Certain figures included in this prospectus supplement have been rounded for ease of presentation. Because of this rounding, it is possible that amounts in tables may not add up to exactly the same amounts as the sum of the entries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and current reports and other information, including the registration statement of which this prospectus supplement is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at www.enelchile.cl. We are an issuer in Chile of securities registered with the CMF. Shares of our common stock are traded on the Chilean Stock Exchanges, under the symbol “ENELCHILE”. Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of essential or material events) to the CMF, and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at www.enelchile.cl and www.cmfchile.cl. The information contained on and linked from our Internet site or the CMF site is not incorporated by reference into this prospectus supplement.

INCORPORATION BY REFERENCE

This prospectus supplement is “incorporating by reference” specified documents that filed with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	Enel Chile is disclosing important information to you by referring you to those documents; and

•	information contained in documents that Enel Chile files in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference into this prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded).

This prospectus supplement incorporates by reference the documents listed below and any future Annual Reports on Form 20-F and Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference into this prospectus supplement) of Enel Chile that is filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement:

•	The Annual Report on Form 20-F for the year ended December 31, 2016 of Enel Chile (the “Enel Chile 2016 Form 20-F”);

•	Enel Chile’s Report on Form 6-K filed with the SEC on October 24, 2017 (SEC File No. 001-37723) (the “Enel Chile October 2017 Form 6-K”);

•	Enel Chile’s Report on Form 6-K filed with the SEC on October 24, 2017 (SEC File No. 001-37723) (the “Enel Chile October 2017 Form 6-K (EGPL)”);

•	Enel Chile’s Report on Form 6-K filed with the SEC on November 29, 2017 (SEC File No. 001-37723) (the “Enel Chile November 2017 Form 6-K”); and

•	The Registration Statement on Form 20-F of Enel Chile, initially filed on March 30, 2016, as amended (SEC File No. 001-37723).

Except for any Reports on Form 6-K specifically listed or described above, Enel Chile is not incorporating any document or information furnished and not filed in accordance with SEC rules.

In accordance with Chilean laws and regulations, documents, reports and other information relating to the Reorganization have been made publicly available to the shareholders of Enel Chile on Enel Chile’s website at www.enelchile.cl, subsection “Investors,” under the heading “Corporate Reorganization.” Except as otherwise specifically provided, information contained on and linked from the company’s website is not incorporated by reference into this prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain statements that are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These statements include statements regarding our intent, belief or current expectations, including but not limited to any statements concerning:

•	our capital investment program;

•	trends affecting our financial condition or results from operations;

•	our dividend policy;

•	the future impact of competition and regulation;

•	political and economic conditions in the countries in which we or our related companies operate or may operate in the future;

•	any statements preceded by, followed by or that include the words “believes,” “expects,” “predicts,” “anticipates,” “intends,” “estimates,” “should,” “may” or similar expressions; and

•	other statements contained or incorporated by reference in this prospectus supplement regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	demographic developments, political events, economic fluctuations and interventionist measures by authorities in Chile;

•	hydrology, droughts, flooding and other weather conditions;

•	changes in the Chilean environmental regulation and the regulatory framework of the electricity industry;

•	our ability to implement proposed capital expenditures, including our ability to arrange financing where required;

•	the nature and extent of future competition in our principal markets; and

•	the factors discussed in the 2016 Form 20-F and in any prospectus supplement under the heading “Risk Factors”;

•	risks that the completion of the proposed corporate reorganization transaction (the “Reorganization”) involving Enel Chile, Enel Generación and Enel Green Power Latin America S.A. is delayed or is not completed at all; and

•	the risk that the integration of Enel Chile and EGPL may not be successful or realize the business growth opportunities, revenue benefits, cost savings or other benefits anticipated from the Reorganization.

You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent registered public accounting firm has not examined or compiled the forward-looking statements and, accordingly, does not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus supplement to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” and “Forward-Looking Statements” sections and our historical consolidated financial statements and the notes to those financial statements, before making an investment decision.

Introduction

We are a publicly held stock corporation (sociedad anónima abierta) organized on March 1, 2016 under the laws of the Republic of Chile that traces its origins to Enersis S.A. (currently known as Enel Américas S.A.). Enel Chile was spun off from Enersis S.A. on April 21, 2016 and currently owns and operates Enersis S.A.’s former electricity generation and distribution businesses in Chile, including Enel Generación Chile S.A. (“Enel Generación”), independently from Enel Américas S.A.

Enel Chile is an electricity utility company engaged, through subsidiaries and affiliates, in the electricity generation and distribution businesses in Chile. As of December 31, 2016, Enel Chile had 6,351 MW of installed capacity and 1.8 million distribution customers. Enel Chile’s installed capacity is comprised of 28 generation facilities and a total of 111 generation units, of which 54.6% consists of hydroelectric power plants.

For additional information regarding Enel Chile, see the documents listed under “Incorporation by Reference,” including the Enel Chile 2016 Form 20-F, the Enel Chile October 2017 Form 6-K and Enel Chile November 2017 Form 6-K, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Reorganization

Enel Chile is currently conducting a corporate reorganization, which involves the following transactions:

•	a tender offer by Enel Chile of all outstanding shares of common stock (including in the form of American Depositary Shares or “ADSs”) of Enel Generación other than Enel Generación shares currently owned by Enel Chile (the “Tender Offer”). The Tender Offer is subject to the condition that the tendering holders of Enel Generación shares and ADSs use Ch$236 of the Ch$590 tender offer consideration for each Enel Generación share and Ch$7,080 of the Ch$17,700 tender offer consideration for each Enel Generación ADS to subscribe for shares of our common stock at a subscription price of Ch$82 per Enel Chile share (or Ch$2,460 per Enel Chile ADS), which is the same as the Subscription Price of the rights;

•	a capital increase (the “Capital Increase”) that is required in order to have a sufficient number of shares of common stock of Enel Chile available to issue to tendering holders of Enel Generación shares and ADSs in satisfaction of the Enel Chile U.S. Share/ADS Subscription Condition and the Enel Chile Share Subscription Condition each (as defined in “The Reorganization—The Tender Offer”) in the Tender Offer; and

•	a merger in which Enel Green Power Latin América S.A. (“EGPL”) will merge into Enel Chile (the “Merger” and together with the Tender Offer and the Capital Increase, the “Reorganization”).

The proposed Reorganization seeks to consolidate Enel’s conventional and non-conventional renewable energy businesses in Chile under one company. Under Chilean law, the Reorganization has been deemed a related party transaction, subject to the statutory requirements and protections of the Title XVI of Law No. 18,046 (the “Chilean Corporations Act”). See “The Reorganization” for additional details.

The Capital Increase

On December 20, 2017, our shareholders approved the Capital Increase. The Capital Increase includes the issuance of new Enel Chile shares required in order to have a sufficient number of Enel Chile shares available to issue to tendering holders of Enel Generación shares and ADSs in the Tender Offer in satisfaction of the Enel Chile U.S. Share/ADS Subscription Condition and the Enel Chile Share Subscription Condition.

Under Chilean law, existing shareholders of a company have preemptive rights to subscribe for additional shares issued by means of a capital increase pro rata in proportion to their interest in the company (“preemptive rights”). Also under Chilean law, a preemptive rights offering is conducted for a 30-calendar day period starting on the date of the publication by the company of a notice in a newspaper with national coverage of the commencement of the preemptive rights offering period with respect to the newly issued shares.

In connection with the Capital Increase, the existing holders of Enel Chile shares (including our controlling shareholder, Enel S.p.A (“Enel”)) have preemptive rights to subscribe for additional Enel Chile shares pro rata in connection with the newly issued Enel Chile shares. Enel Chile shares underlying Enel Chile ADSs have preemptive rights to subscribe for additional Enel Chile shares pro rata held by the custodian of the ADS depositary. The existing holders of Enel Chile shares that have preemptive rights in connection with the Capital Increase will be able to exercise such preemptive rights only by paying cash for the newly issued Enel Chile shares. Enel Chile shares to be issued in connection with the Merger are not subject to preemptive rights under Chilean law.

Enel Chile ADS holders do not hold Enel Chile shares directly and are not listed as shareholders on Enel Chile’s share registry. Therefore, any Enel Chile ADS holder that wishes to exercise preemptive rights with respect to the Capital Increase must cancel such holder’s Enel Chile ADSs and receive the Enel Chile shares underlying such Enel Chile ADSs and the corresponding preemptive rights. Pursuant to the terms of the Deposit Agreement, we have delivered a notice to the Depositary that the capital increase is in connection with a reorganization transaction in which the primary goal is not to raise capital. As a result, the Depositary will not sell any rights held by the Depositary that remain unexercised at the end of the exercise period and will allow them to expire and the ADS holders will not realize any value.

The Capital Increase and the related preemptive rights offering will not be effective if any of the following events occur:

•	Enel Chile has not published the notice of results of the Tender Offer on or before December 31, 2018; or

•	Enel Chile has published a notice of results of the Tender Offer indicating that the Tender Offer expired or was not successful.

Currently, Enel has not determined whether or not, or to what extent, if any, it will waive its right to exercise its preemptive rights. However, Enel has no intention of exercising its preemptive rights in full because if Enel exercises its preemptive rights in full, there would not be a sufficient number of Enel Chile shares available to issue in the subscriptions by tendering holders of Enel Generación securities in connection with the Tender Offer and one of the conditions to the Tender Offer would not be satisfied.

Recent Developments

On February 8, 2018, Enel Chile announced that it intends to commence the Tender Offer on February 16, 2018. The Tender Offer period is expected to terminate on March 22, 2018.

On January 29, 2018, the Board of Directors of Enel Generación, after a long analysis, unanimously agreed to stop and abandon the development of the Neltume and Choshuenco hydroelectric projects as not economically feasible, recognizing a loss of Ch$25,106 million. The loss affects the net results of Enel Generación in its consolidated financial statements for fiscal year 2017.

SUMMARY OF THE RIGHTS OFFERING

This summary highlights certain information contained elsewhere in this prospectus supplement. This summary does not contain all of the information that you should consider before deciding to purchase our securities. We urge you to read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” and “Forward-Looking Information” sections, along with our consolidated financial statements and the notes to those financial statements.

Rights Offering	Existing holders of our common stock will receive one transferable right to subscribe for 0.20370 new shares of our common stock for each share of common stock held as described below (each one a “right”). Each right entitles the holder thereof to subscribe for 0.20370 new shares of common stock at the Subscription Price. We refer to the issuance of the rights for new shares of common stock as the “Rights Offering.”

The nominal amount of the increase in share capital through the issuance of the new shares of common stock in the Rights Offering, assuming all the new shares of common stock are subscribed for at the Subscription Price, is Ch$820,000,000,000.

Rights	Each share of common stock held of record as of 11:59 p.m. (Santiago, Chile time) on the record date of February 9, 2018 entitles its holder to one transferable right to subscribe for 0.20370 new shares of common stock issued by Enel Chile. Five rights are required to subscribe for one new share of our common stock at the Subscription Price.

We will accept subscriptions for whole shares only and will not issue fractional shares or cash in lieu of fractional shares. Accordingly, we will truncate any subscription submitted for fractional shares to the nearest whole number of shares and holders of rights will lose the value of any rights held by them in excess of the highest multiple of rights that will entitle them to whole new shares, unless they sell such rights. Holders of rights must pay the Subscription Price for the full amount of new shares for which they are subscribing at the date of execution of the Subscription Agreement (as defined below). There will be no over-subscription privilege with respect to unsubscribed shares.

Exercise Period	From February 15, 2018 until 11:59 p.m. (Santiago, Chile time) on March 16, 2018, referred to as the rights expiration date.

Subscription Price	Ch$82 per new share of common stock. You must pay the Subscription Price in Chilean pesos.

Record Date	11:59 p.m. (Santiago, Chile time) on February 9, 2018.

Rights with respect to Shares Represented by ADSs

Holders of ADSs will not receive rights to subscribe for new shares of common stock or new ADSs or have any right to instruct Citibank, N.A., as depositary (the “Depositary”), to subscribe on their behalf.

The rights with respect to shares of common stock represented by ADSs will be issued to the Depositary and received by it. Holders of ADSs who want to exercise or sell the rights corresponding to the shares of common stock underlying such ADSs, must surrender their ADSs to the Depositary prior to 4:00 p.m. (New York City time) on March 7, 2018 and instruct the Depositary to deliver both the underlying shares of common stock and the rights to a securities brokerage account in Chile specified by the holder. Following receipt of a duly issued instruction in valid form and payment of the Depositary’s cancellation fee of $0.05 per ADS surrendered, the Depositary will transfer such underlying shares of common stock and rights to such account. The Depositary will not deliver rights without delivering the corresponding common stock and will not deliver the common stock without the corresponding rights. If a holder cancels any ADSs, the holder will be solely responsible for providing a securities brokerage account in Chile that can accept the common stock and rights for the holder’s benefit. Furthermore, the holder will be solely responsible for causing any actions to be taken with respect to those shares of common stock and rights, including the timely exercise or sale of the rights. Neither we, the Depositary nor any of our or the Depositary’s agents (including, without limitation, the custodian for the Depositary) assumes any responsibility for the required securities brokerage account in Chile or for the execution of any such actions.

Holders of ADSs who cancel their ADSs and receive the underlying shares and associated rights in order to subscribe for new shares of common stock may not redeposit their shares to the ADS program during the exercise period. In addition, such holders of ADSs may incur additional fees to redeposit their shares into the ADS program if the conditions of the Reorganization are not satisfied and the Rights Offering is not completed.

Transferability and Listing of Rights	Any holder of rights may transfer the rights to others. The rights will be eligible to trade on the Chilean Stock Exchanges during the exercise period. The rights will not be eligible to trade on any securities exchange or trading system in the United States. There is no established trading market for the rights. We cannot assure holders of rights that a market for the rights will develop, how long it will continue or at what prices the rights will trade. Therefore, we cannot assure holders of rights that they will be able to sell any of the rights that they hold.

Procedure for Exercising Rights

In order to exercise the rights, a holder of rights must execute and deliver a notice of exercise of rights (the “Exercise Notice”) and a signed subscription agreement (the “Subscription Agreement”), with the date of such Subscription Agreement left blank, to Enel Chile through the Depósito Central de Valores (the “DCV”). By executing and delivering the Exercise Notice, each exercising shareholder will grant Enel Chile a limited power of attorney to fill in the date of the Subscription Agreement upon payment by such exercising shareholder of the full Subscription Price for the total number of shares for which he or she is subscribing. Deposit in the mail will not constitute delivery to the DCV until actually received.

Subject to the satisfaction of the conditions of the Reorganization, beginning on April 2, 2018, the first Chilean business day of the month following the announcement of the results of the Tender Offer, each holder of rights that validly delivered an Exercise Notice and a Subscription Agreement will deliver the payment of the full Subscription Price for the total number of shares for which he or she is subscribing to Enel Chile. Upon full and valid payment for the new shares, Enel Chile will date the Subscription Agreement as of the payment date and the Subscription Agreement will become effective.

The forms of the Exercise Notice and the Subscription Agreement will be made available to each shareholder of record as of the record date through the DCV upon the commencement of the Rights Offering. The Subscription Agreement must be completed with the following information: (i) the number of shares to be subscribed by the subscribing shareholder at the Subscription Price; (ii) the method of payment for the subscribed shares; and (iii) an election for the subscribing shareholder to receive their new shares either in the form of a share certificate or in electronic book-entry form.

Rights that are not exercised as described above will expire without value or any payment to the holders of these unexercised rights. Holders of rights should carefully consider whether or not to exercise or sell their rights before they expire. See also “Rights Offering—Offering to holders of Common Stock.”

Delivery of New Shares	Upon payment of the full Subscription Price for the total number of shares being subscribed, you will be registered in the share registry of Enel Chile as the owner of the new shares as of the effective date of the Subscription Agreement. If you elect to receive the new shares in certificated form, the certificate will be available at the offices of DCV within ten Chilean business days following the effective date of the Subscription Agreement. New shares of common stock will rank equally in all respects with existing shares of common stock. See also “Rights Offering—Offering to holders of Common Stock—Payment and Delivery of New Common Stock.”

Underwriting	We have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the Rights Offering.

Listing and Trading of New Shares	Our common stock is, and we expect that the new shares of common stock will be, listed on each of the Chilean Stock Exchanges. Our common stock in the form of ADSs is listed on the New York Stock Exchange. You may sell or trade the new shares of common stock immediately after the delivery of the new shares of common stock, since the new shares of common stock are expected to be listed on the Chilean Stock Exchanges on or before such date.

Taxation	For a discussion regarding U.S. federal income tax and Chilean tax consequences of the receipt, exercise and disposition of the rights and the ownership, acquisition and disposition of new shares, please refer to “Taxation—Material U.S. Federal Income Tax Considerations” and “Taxation—Material Chilean Tax Considerations” in this prospectus supplement.

Risk Factors	See “Risk Factors” beginning on page S-15, as well as in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of certain risk factors relating to us, our business and an investment in our rights and common stock.

Timetable for the Rights Offering	Below is the anticipated timetable for the Rights Offering:

Action	Estimated date
Publication of notice of the Rights Offering in Chile	February 9, 2018

Record Date—11:59 p.m. (Santiago, Chile time)	February 9, 2018

Distribution of notice of the Rights Offering to ADS holders	February 15, 2018

Publication of announcement and commencement of exercise period for the Rights Offering	February 15, 2018

Distribution of rights to shareholders of Enel Chile as of the record date	February 15, 2018

Trading of rights on the Chilean Stock Exchanges commences	February 15, 2018

Commencement of Tender Offer period	February 16, 2018

ADS cancellation deadline—4:00 p.m. (New York City time)	March 7, 2018

Trading of rights on the Chilean Stock Exchanges ends	March 15, 2018

End of exercise period for the Rights Offering	March 16, 2018

End of Tender Offer period	March 22, 2018

Publication of results of Tender Offer (notice of satisfaction or failure of Conditions Precedent)	March 25, 2018

First day for payment of Subscription Price for new shares being subscribed	April 2, 2018

Trading on the Chilean Stock Exchanges of the new shares commences	April 2, 2018

OUR COMPANY

Enel Chile is a publicly held stock corporation (sociedad anónima abierta) organized on March 1, 2016 under the laws of the Republic of Chile that traces its origins to Enersis S.A. (currently known as Enel Américas S.A.). Enel Chile was spun off from Enersis S.A. on April 21, 2016 and currently owns and operates Enersis S.A.’s former electricity generation and distribution businesses in Chile, including Enel Generación Chile S.A., independently from Enel Américas S.A.

Enel Chile is an electricity utility company engaged, through subsidiaries and affiliates, in the electricity generation and distribution businesses in Chile. As of December 31, 2016, Enel Chile had 6,351 MW of installed capacity and 1.8 million distribution customers. Enel Chile’s installed capacity is comprised of 28 generation facilities and a total of 111 generation units, of which 54.6% consists of hydroelectric power plants.

For additional information regarding Enel Chile, see the documents listed under “Incorporation by Reference,” including the Enel Chile 2016 Form 20-F, the Enel Chile October 2017 Form 6-K and the Enel Chile November 2017 Form 6-K, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

RISK FACTORS

We have set forth risk factors in the Enel Chile 2016 Form 20-F, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. We have also set forth below certain risk factors that relate specifically to the securities offered hereby as well as other updates to certain of the risk factors in Enel Chile 2016 Form 20-F. We may include further risk factors in subsequent reports on Form 6-K or other filings with the SEC that may be incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to the Rights Offering

The Rights Offering is subject to satisfaction of the conditions of the Reorganization.

The Rights Offering is subject to the conditions of the Reorganization. If the conditions of the Reorganization are not satisfied and the Rights Offering is not completed, the price of our common stock and ADSs may be adversely affected. We cannot assure you that the price of our common stock and ADSs would recover from any such decline in value.

Holders of ADSs who cancel their ADSs and receive the underlying shares and associated rights in order to subscribe for new shares of common stock may not redeposit their shares to the ADS program during the exercise period. In addition, such holders of ADSs may incur additional fees to redeposit their shares into the ADS program if the conditions of the Reorganization are not satisfied and the Rights Offering is not completed.

If holders of rights exercise too many rights in the Rights Offering, so that there are in insufficient number of newly issued shares of our common stock available to deliver to tendering holders of Enel Generación shares and ADSs in satisfaction of the Enel Chile Share Subscription Condition and the Enel Chile U.S. Share/ADS Subscription Condition, or if the other conditions to the consummation of the Tender Offer are not satisfied or waived, then the conditions of the Reorganization will not be satisfied and the Reorganization will not be completed.

One of conditions of the Reorganizations is that we have available for issuance after the Rights Offering the necessary number of newly issued shares of our common stock to permit the subscription of our shares and ADSs required to satisfy the Enel Chile Share Subscription Condition and the Enel Chile U.S. Share/ADS Subscription Condition. If holders of rights exercise rights and subscribe for new shares of our common stock in excess of the limit required in order to have a sufficient number of shares available to issue to tendering holders of Enel Generación shares and ADSs in satisfaction of this condition, or if the other conditions to the consummation of the Tender Offer are not satisfied or waived, then the conditions of the Reorganization will not be satisfied and all the transactions comprising the Reorganization (including the Rights Offering) will not be completed. For example, there is a pending proceeding before the Chilean Supreme Court relating to the admissibility of a private section association’s “consultation” request seeking to suspend the Reorganization. See “The Reorganization—Conditions of the Reorganization—Conditions of the Tender Offer.”

We cannot assure holders of rights that an active trading market will develop for the rights or that there will be sufficient liquidity for such rights.

The rights will be listed and traded on the Chilean Stock Exchanges and the trading period for the rights on the Chilean Stock Exchanges is expected to be from February 15, 2018 to March 16, 2018. However, we cannot assure holders of rights that an active trading market for the rights will develop on the Chilean Stock Exchanges during the trading period, or that there will be sufficient liquidity for such rights during the trading period. In addition, because the trading price for the rights depends on the trading price of our common stock, the trading price of the rights may be volatile and subject to the same risks as our common stock. See “—The price of our common stock may fluctuate or decline before or after the expiration of the rights and may fall below the Subscription Price of the new shares issued upon the exercise of the rights.” The rights will not be listed or traded on any securities exchange or trading system in the United States.

The price of our common stock may fluctuate or decline before or after the expiration of the rights and may fall below the Subscription Price of the new shares issued upon the exercise of the rights.

Given that the trading price of the rights depends on the price of our common stock, a significant decline in the trading price of our common stock would negatively affect the trading price of the rights. The market price of our common stock could be subject to significant fluctuations.

In addition, we cannot assure holders of rights that the trading price of our common stock will not decline below the Subscription Price after such holders elect to exercise their rights. If that occurs, such holders will have committed to buy the new shares at a price above the prevailing trading price, and such holders will suffer an immediate unrealized loss as a result. Moreover, we cannot assure holders of rights that following the exercise of rights they will be able to sell their shares at a price equal to or greater than the Subscription Price.

Because the Subscription Price currently represents a premium to the market price of our common stock, you may experience immediate dilution in the value of the shares of our common stock that you purchase upon exercise of the rights.

The Subscription Price of Ch$82 per share currently represents a premium to the market price of our common stock, which on February 13, 2018 closed at Ch$72.64 per share on the Chilean Stock Exchanges. As a result, you will experience immediate dilution in the value of the shares of our common stock that you purchase upon exercise of the rights.

Rights that are not exercised prior to the end of the exercise period, including rights associated with shares of common stock underlying our ADSs, will expire valueless without any compensation.

Any rights unexercised at the end of the exercise period will expire valueless without any compensation. In addition, if the Rights Offering is terminated due to the failure to satisfy the conditions of the Reorganization, the rights will be cancelled without compensation.

Holders of our ADSs who do not cancel their ADSs and receive the underlying shares and associated rights and exercise their rights or sell their rights will not receive any compensation for the rights associated with the shares underlying the ADSs. Pursuant to the terms of the Deposit Agreement, we have delivered a notice to the Depositary that the capital increase is in connection with a reorganization transaction in which the primary goal is not to raise capital, and as a result, the Depositary will not sell any rights held by the Depositary that remain unexercised at the end of the exercise period and will allow them to expire and the ADS holders will not realize any value.

In the event that none of our current shareholders exercise their right to subscribe for new shares, and assuming that (i) Enel Chile acquires 100% of the outstanding Enel Generación shares following the Tender Offer, and (ii) the new shares are issued to the tendering holders of Enel Generación shares and/or ADSs pursuant to the Enel Chile U.S. Share/ADS Subscription Condition and the Enel Chile Share Subscription Condition, the holdings of (x) current shareholders of Enel Chile, including our controlling shareholder, would represent 83.86% of the total number of shares of common stock of Enel Chile following the Rights Offering and the Tender Offer; and (y) current minority shareholders of Enel Chile would represent 33.02% of the total number of shares of common stock of Enel Chile following the Rights Offering and the Tender Offer, which, in each case, would represent a dilution in ownership percentage of 16.14%.

In addition, after giving effect to the Merger and assuming that all of the shares held by holders of Enel Chile that exercised statutory merger dissenters’ withdrawal rights (approximately 2% of outstanding Enel Chile shares) in connection with the Merger were acquired, (i) the holdings of current minority shareholders of Enel Chile would represent 25.95% of the total number of shares of common stock of Enel Chile following the Rights Offering, the Tender Offer and the Merger, which would represent a total dilution in ownership percentage of 34.11%; (ii) the holdings of the former Enel Generación shareholders who tendered their Enel Generación shares and/or ADSs in the Tender Offer and subscribed for Enel Chile shares would represent 11.38% of the total number of shares of common stock of Enel Chile following the Rights Offering, the Tender Offer and the Merger; and (iii) the holding of the controlling shareholder of Enel Chile would represent 60.67% of the total number of shares of common stock of Enel Chile following the Rights Offering, the Tender Offer and the Merger, which is similar to its current holding of 60.62%.

The rights must be exercised through the DCV in whose book-entry registry the rights are registered, and new shares must be paid for in Chilean pesos.

The rights must be exercised through the DCV in whose book-entry registry the rights are registered. The DCV is located in Chile and payments must be made in Chilean pesos in Chile to the DCV. As a result, it may be difficult for our shareholders and investors outside Chile to exercise the rights they hold.

It may be difficult for investors outside Chile to serve process on or enforce foreign judgments against us in connection with the Rights Offering.

We are incorporated in Chile. As a result, it may be difficult for investors outside Chile to serve process on or enforce foreign judgments against us in connection with the Offering. See “Enforceability of Civil Liabilities” in the accompanying prospectus.

Risks Related to Enel Chile’s Business

You should read and consider the risk factors specific to Enel Chile’s business. These risks are described the Enel Chile 2016 Form 20-F and in other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where To Obtain More Information” for more detail on the information incorporated by reference into this prospectus supplement and the accompanying prospectus.

Risks Related to Enel Chile’s Business Following the Reorganization

We may fail to realize the business growth opportunities, revenue benefits, cost savings and other benefits anticipated from, or may incur unanticipated costs associated with, the Reorganization and our results of operations, financial condition and the price of our shares may suffer.

The Reorganization, including our acquisition of EGPL in the Merger and the Tender Offer for Enel Generación securities, may not achieve the business growth opportunities, revenue benefits, cost savings and other benefits we anticipate. However, these benefits may not develop and other assumptions upon which the offer consideration was determined may prove to be incorrect.

Under any of these circumstances, the business growth opportunities, revenue benefits, cost savings and other benefits anticipated by us to result from the completion of the Reorganization may not be achieved as expected, or at all, or may be delayed. To the extent that we incur higher integration costs or achieve lower revenue benefits or fewer cost savings than expected, our results of operations and financial condition may suffer.

The potential integration of Enel Chile and EGPL may be difficult and expensive.

The Merger involves the integration of a mature business, as is the case of our conventional energy business, which Enel Chile develops through Enel Generación, with EGPL’s non-conventional renewable energy business.

Our goal in integrating the operations is to increase the revenues and earnings of the combined businesses, and, as a combined company, to increase Enel Chile’s ability to satisfy the demands of its customers. In so doing, we may encounter substantial difficulties in integrating our operations, and could even incur substantial costs as a result of, among other things:

•	inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures between Enel Chile and EGPL and the need to implement, integrate and harmonize various business-specific operating procedures and systems, as well as the financial, accounting, information and other systems of Enel Chile and EGPL;

•	diversion of management’s attention from their other responsibilities as a result of the need to deal with integration issues;

•	failure to retain customers and suppliers of Enel Chile and EGPL; and

•	difficulties in achieving full utilization of assets and resources of Enel Chile and EGPL.

The diversion of management attention and any difficulties encountered from the Merger could increase costs or reduce revenues, earnings and operating results of Enel Chile following completion of the Merger. Any delays encountered in the integration process of EGPL and Enel Chile, could have an adverse effect on the revenues, level of expenses, operating results and financial condition of the Enel Chile, which may adversely affect the value of the Enel Chile Securities after the completion of the Tender Offer.

Enel Chile following the Merger may not be able to retain key employees or efficiently manage the larger and broader organization, which could negatively affect our operations and financial condition.

The success of Enel Chile following the Merger will depend in part on the ability of Enel Chile to retain key employees of both Enel Chile and EGPL and successfully manage the larger and broader organization resulting from the Merger. In this context, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a general desire not to remain with Enel Chile. Furthermore, we will face challenges inherent in efficiently managing an increased number of employees. Accordingly, no assurance can be given that Enel Chile will be able to retain key employees or successfully manage the larger and more diverse combined organization, which could result in disruption to the combined company’s business and negatively impact the combined company’s operations and financial condition.

The Merger will be a statutory merger and there is no merger agreement entered into between Enel Chile and EGPL or Enel, as the sole shareholder of EGPL; therefore, none of the parties involved in the Merger will have any contractual protections against each other post-closing.

The Merger will be a statutory merger under Article 99 of the Chilean Corporations Act. Under Chilean law, no merger agreement is required, provided that the shareholders of the merging corporations are presented with a document containing the terms and conditions of the merger. No merger agreement has been or will be entered into between Enel Chile and EGPL or Enel in connection with the Merger. However, the terms and conditions of the Merger are included in as part of the General Terms of the Reorganization presented to shareholders of Enel Chile and EGPL in connection with the ESMs. The General Terms of the Reorganization do not include representations and warranties or covenants regarding the merging entities. In the absence of a merger agreement providing contractual rights between the parties to the Merger, any rights of the parties to the Merger to seek indemnification or other recovery for any losses with respect to the Merger will be based solely on the protections of the Chilean Corporations Act.

Risks Related to Taxation

U.S. federal income tax reform could adversely affect us and holders of rights or new shares.

On December 22, 2017, President Trump signed into law H.R. 1, originally known as the “Tax Cuts and Jobs Act,” which significantly reformed the Internal Revenue Code of 1986, as amended. The impact of this tax reform, or of any future administrative guidance interpreting provisions thereof, on holders of ADSs, shares or rights is uncertain and could be adverse. This prospectus supplement does not discuss any such tax legislation or the manner in which it might affect holders of ADSs, shares or rights. We urge prospective investors to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of receiving, exercising, and disposing of rights and of owning and disposing of ADSs or shares.

USE OF PROCEEDS

The net cash proceeds from the Rights Offering, assuming exercise in full of the rights, are estimated to be Ch$820,000,000,000 based on an exercise price of Ch$82 per share. We expect to use any proceeds from the Rights Offering for general corporate purposes, including funding working capital needs and capital expenditures and acquisitions, as well as repayment of outstanding debt.

ENEL CHILE SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical consolidated financial information as of December 31, 2016 and 2015 and for each year in the three-year period ended December 31, 2016 was derived from the audited consolidated financial statements of Enel Chile included in the Enel Chile 2016 Form 20-F, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected historical consolidated financial information as of December 31, 2014 and 2013 and for each year in the two-year period ended December 31, 2014 was derived from audited consolidated financial statements of Enel Chile not included or incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected historical consolidated financial information as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 have been derived from the unaudited consolidated interim financial statements of Enel Chile included in the Enel Chile October 2017 Form 6-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. In April 2016, Enel Chile was spun-off from Enersis S.A. to hold the Chilean energy generation and distribution business of Enersis S.A. Pursuant to transitional relief granted by the SEC in respect of first time application of IFRS, selected historical consolidated financial information as of and for the year ended December 31, 2012 have been omitted. The selected historical consolidated financial information should be read in conjunction with Enel Chile’s Operating and Financial Review and the consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

The following table sets forth Enel Chile’s selected historical consolidated financial information for the periods indicated:

	As of and for the six months ended June 30,			As of and for the year ended December 31,
	2017(1)	2017	2016	2016	2015	2014	2013
	(unaudited) (US$ millions, except share and per share amounts)	(unaudited) (Ch$ millions, except share and per share amounts)		(Ch$ millions, except share and per share amounts)
Selected Consolidated Statement of Comprehensive Income Information
Revenues and other operating income	1,822	1,210,477	1,281,060	2,541,567	2,399,029	2,049,065	1,738,083
Operating costs(2)	(1,480)	(983,293)	(985,639)	(1,973,778)	(1,873,540)	(1,666,315)	(1,346,460)
Operating income	342	227,184	295,421	567,789	525,489	382,750	391,623
Financial results(3)	(15)	(10,069)	393	(20,483)	(97,869)	(67,045)	(56,363)
Other non-operating income	165	109,859	101	121,490	20,056	70,893	14,528
Share of profit (loss) of associates and joint ventures accounted for using the equity method	(1)	(778)	5,471	7,878	8,905	(54,353)	24,309
Income before income taxes	491	326,196	301,386	676,674	456,581	332,245	374,097
Income tax expenses	(120)	(79,457)	(41,847)	(111,403)	(109,613)	(132,687)	(61,712)
Net income	371	246,739	259,539	565,271	346,968	199,558	312,385
Net income attributable to the parent Company	255	169,660	176,643	384,160	251,838	162,459	229,527

Net income attributable to non-controlling interests	116	77,079	82,896	181,111	95,130	37,099	82,858
Total basic and diluted earnings per average number of shares (Ch$/US$ per share)	0.01	3.46	3.60	7.83	5.13	3.31	5.08
Total basic and diluted earnings per average number of ADSs (Ch$/US$ per ADS)	0.26	172.79	179.91	391.26	256.49	165.46	253.79
Cash dividends per share (Ch$/US$ per share)(4)	0.005	3.23	2.09	2.09	—	—	—

	As of and for the six months ended June 30,			As of and for the year ended December 31,
	2017(1)	2017	2016	2016	2015	2014	2013
	(unaudited) (US$ millions, except share and per share amounts)	(unaudited) (Ch$ millions, except share and per share amounts)		(Ch$ millions, except share and per share amounts)
Cash dividends per ADS (Ch$/US$ per ADS)(4)	0.24	161.72	104.65	104.65	—	—	—
Weighted average number of shares of common stock (millions)		49,093	49,093	49,093	49,093	49,093	45,219
Selected Consolidated Statement of Financial Position Information
Total assets	7,938	5,272,847	5,329,043	5,398,711	5,325,469	5,126,735	4,820,392
Non-current liabilities	1,754	1,165,434	1,320,963	1,178,471	1,270,006	1,122,585	826,478
Equity attributable to the parent Company	4,317	2,868,011	2,636,673	2,763,391	2,592,682	2,472,201	2,438,837
Equity attributable to non-controlling interests	1,105	733,863	647,821	699,602	609,219	611,864	626,947
Total equity	5,422	3,601,874	3,284,493	3,462,994	3,201,901	3,084,066	3,065,784
Capital stock	3,356	2,229,109	2,229,109	2,229,109	2,229,109	2,229,109	2,238,169
Other Consolidated Financial Information
Capital expenditures (CAPEX)(5)	206	137,052	70,851	222,386	309,503	196,932	128,239
Depreciation, amortization and impairment losses(6)	119	79,328	83,367	197,587	150,147	141,623	127,720

(1)	Solely for the convenience of the reader, Chilean peso amounts have been converted into U.S. dollars at the exchange rate of Ch$664.29 per US$1.00, as of June 30, 2017.
(2)	Operating costs represent raw materials and supplies used, other work performed by the entity and capitalized, employee benefits expenses, depreciation and amortization expenses, impairment losses recognized in the period’s profit or loss and other expenses.
(3)	Financial results represent (+) financial income, (-) financial expenses, (+/-) foreign currency exchange differences and net gains/losses from indexed assets and liabilities.
(4)	For 2016, cash dividends correspond to a payout ratio of 50% based on our 2016 annual consolidated net income as reported to the CMF, based on 10 months of results starting as of our date of formation on March 1, 2016, which therefore differs from the twelve months of net income included in the Enel Chile 2016 Form 20-F.
(5)	Capital expenditure (CAPEX) figures represent cash flows used for purchases of property, plant and equipment and intangible assets for each year.
(6)	For further detail, please refer to Note 28 of the Notes to the Enel Chile unaudited consolidated interim financial statements included in the Enel Chile October 2017 Form 6-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

EGPL SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical consolidated financial information as of December 31, 2016 and 2015 and for each year in the two-year period ended December 31, 2016 was derived from the audited consolidated financial statements of EGPL included in the Enel Chile October 2017 Form 6-K (EGPL), which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected consolidated financial information as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 and income statements for the year ended December 31, 2014 have been derived from the unaudited consolidated financial statements of EGPL included in the Enel Chile October 2017 Form 6-K (EGPL), which is incorporated by reference into this prospectus supplement and the accompanying prospectus. Pursuant to Item 3.A.1 of Form 20-F, selected historical consolidated financial information as of and for the years ended December 31, 2013 and 2012 have been omitted as such information cannot be provided without unreasonable effort or expense. The selected historical consolidated financial information should be read in conjunction with EGPL’s consolidated financial statements and notes thereto included in the Enel Chile October 2017 Form 6-K (EGPL), which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

The following table sets forth EGPL’s selected historical consolidated financial information for the periods indicated:

	For the six months ended June 30,		For the year ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)				(unaudited)
	(US$ thousands)		(US$ thousands)
Selected Consolidated Statement of Comprehensive Income Information
Revenues and other operating income	177,784	121,935	307,740	203,791	146,814
Operating costs(1)	(120,883)	(85,868)	(200,205)	(140,545)	(98,149)
Operating income	56,901	36,067	107,535	63,246	48,665
Financial results(2)	(40,422)	(26,520)	(99,536)	(42,697)	(15,972)
Other gains	67	5,687	8,167	—	—

Income before income taxes	16,546	15,234	16,166	20,549	32,693
Income tax expense	6,185	46,577	6,576	(23,787)	(22,050)
Net income	22,731	61,811	22,742	(3,238)	10,643

Net income attributable to the parent Company	21,427	58,281	20,411	(1,878)	8,788

Net income attributable to non-controlling interests	1,304	3,530	2,331	(1,360)	1,855

Other Consolidated Financial Information
Capital expenditures (CAPEX)(4)	136,420	380,086	532,486	218,883	274,301
Depreciation, amortization and impairment losses(5)	52,858	32,206	81,993	50,695	22,861

	As of and for the six months ended June 30,	As of and for the year ended December 31,
	2017	2016	2015	2014
	(unaudited)			(unaudited)
	(US$ thousands)	(US$ thousands)
Consolidated Statement of Financial Position Information
Total assets	2,570,303	2,521,090	1,947,616	—
Non-current liabilities	1,273,415	1,174,500	1,195,851	—
Equity attributable to the parent company	999,539	228,782	205,329	—
Equity attributable to non-controlling interests	147,536	146,163	142,171	—
Total equity	1,147,075	374,945	347,500	—
Capital stock(3)	827,205	77,280	77,280	—

(1)	Operating costs represent raw materials and supplies used, other work performed by the entity and capitalized, employee benefits expenses, depreciation and amortization expenses, impairment loss recognized in the period’s profit or loss and other expenses.
(2)	Financial results represent (+) financial income, (-) financial expenses, (+/-) foreign currency exchange differences and net gains/losses from indexed assets and liabilities.
(3)	Capital stock represents issued capital.
(4)	Capital expenditures (CAPEX) figures represent cash flows used for purchases of property, plant and equipment and intangible assets for each year.
(5)	For further detail, please refer to Note 27 of the Notes to the EGPL unaudited consolidated interim financial statements included in the Enel Chile October 2017 Form 6-K (EGPL), which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined statement of financial position as of June 30, 2017 and the unaudited pro forma combined statements of income for the six month period ended June 30, 2017 and the years ended December 31, 2016, 2015 and 2014 give effect to (i) the public tender offer (oferta pública de adquisición de valores, in Spanish) for all the outstanding shares and ADSs of Enel Generación under Chilean law and applicable U.S. securities laws (the “Tender Offer”) and (ii) the proposed merger (the “Merger”) of Enel Green Power Latin America S.A. (“EGPL”) with and into Enel Chile. The unaudited pro forma combined information is based on the historical consolidated financial statements of Enel Chile and EGPL, applying the estimates, assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial information and has been prepared in accordance with Article 11 of Regulation S-X (“Article 11”).

For pro forma purposes, the unaudited pro forma combined statement of financial position as of June 30, 2017 is presented as if the Tender Offer and the Merger had been consummated on that date. The unaudited pro forma combined statements of income for the six month period ended June 30, 2017 and the years ended December 31, 2016, 2015 and 2014, in each case, are presented as if the Tender Offer and the Merger had been consummated on January 1, 2014.

The unaudited pro forma combined financial information has been prepared by Enel Chile’s management for illustrative purposes and is not intended to represent the consolidated financial position or consolidated results of operations in future periods or what the results actually would have been had Enel Chile completed the proposed Tender Offer and Merger during the specified periods. The unaudited pro forma combined financial information and accompanying notes should be read in conjunction with the following information: (1) the interim unaudited financial statements of Enel Chile as of June 30, 2017 and for the six month periods ended June 30, 2017 and 2016 filed as Exhibit 99.1 to the Enel Chile Report on Form 6-K dated October 24, 2017; (2) the related Operating Results filed as Exhibit 99.2 to the Enel Chile Report on Form 6-K dated October 24, 2017; (3) the historical consolidated financial statements of Enel Chile as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 and notes thereto included in the Enel Chile Annual Report on Form 20-F for the year ended December 31, 2016 (the “Enel Chile 2016 Form 20-F”); and (4) Part I. Item 5.A. “Operating Results” of the Enel Chile 2016 Form 20-F.

Unaudited Pro Forma Combined Statement of Financial Position as of June 30, 2017

	Consolidated Historical	Effects of the Tender Offer	Consolidated Pro Forma (“Tender Offer”)	EGPL Consolidated Historical	Effects of the Merger			Combined Pro Forma (“Merged”)
	(in thousands of Ch$)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	129,147,282	—	129,147,282	2,704,325	—			131,851,607
Other current financial assets	1,718,223	—	1,718,223	140,165	—			1,858,388
Other current non-financial assets	16,499,709	—	16,499,709	3,303,514	—			19,803,223
Trade and other current receivables	450,715,325	—	450,715,325	88,193,133	—			538,908,458
Accounts receivable from related parties	23,944,615	—	23,944,615	28,523,948	(14,469,244)	(E	)	37,999,319
Inventories	37,445,485	—	37,445,485	2,701,003	—			40,146,488
Current tax assets	64,785,054	—	64,785,054	4,335,821	—			69,120,875

TOTAL CURRENT ASSETS	724,255,693	—	724,255,693	129,901,909	(14,469,244)			839,688,358

NON-CURRENT ASSETS
Other non-current financial assets	30,278,775	—	30,278,775	1,350,502	—			31,629,277
Other non-current non-financial assets	14,385,353	—	14,385,353	201,944	—			14,587,297
Trade and other non-current receivables	33,814,994	—	33,814,994	—	—			33,814,994
Non-current accounts receivable from related parties	—	—	—	814,420	—			814,420
Investments accounted for using the equity method	19,040,613	—	19,040,613	—	—			19,040,613
Intangibles assets other than goodwill	43,340,876	—	43,340,876	42,003,721	—			85,344,597
Goodwill	887,257,655	—	887,257,655	7,313,169	19,284,339	(F	)	913,855,163
Property, plant and equipment	3,488,087,289	—	3,488,087,289	1,506,097,552	—			4,994,184,841
Investment property	8,368,004	—	8,368,004	—	—			8,368,004
Deferred tax assets	24,017,263	—	24,017,263	19,743,363	—			43,760,626

TOTAL NON-CURRENT ASSETS	4,548,590,822	—	4,548,590,822	1,577,524,671	19,284,339			6,145,399,832

TOTAL ASSETS	5,272,846,515	—	5,272,846,515	1,707,426,580	4,815,095			6,985,088,190

See Notes to the unaudited pro forma combined financial statements

	Consolidated Historical	Effects of the Tender Offer			Consolidated Pro Forma (“Tender Offer”)	EGPL Consolidated Historical	Effects of the Merger			Combined Pro Forma (“Merged”)
	(in thousands of Ch$)
EQUITY AND LIABILITIES
CURRENT LIABILITIES
Other current financial liabilities	23,759,148	—			23,759,148	3,690,131	—			27,449,279
Trade and other current payables	381,290,852	—			381,290,852	71,378,625	—			452,669,477
Accounts payable to related parties	57,668,817	—			57,668,817	23,788,889	(14,469,244)	(G	)	66,988,462
Other current provisions	5,249,008	—			5,249,008	—	—			5,249,008
Current tax liabilities	26,658,951	—			26,658,951	661,633	—			27,320,584
Other current non-financial liabilities	10,911,616	—			10,911,616	—	—			10,911,616

TOTAL CURRENT LIABILITIES	505,538,392	—			505,538,392	99,519,278	(14,469,244)			590,588,426

NON-CURRENT LIABILITIES
Other non-current financial liabilities	843,858,793	1,161,922,088	(A	)	2,005,780,881	353,259,458	—			2,359,040,339
Trade and other non-current payables	1,144,501	—			1,144,501	2,013,463	—			3,157,964
Non-current accounts payable to related parties	—	—			—	428,866,953	—			428,866,953
Other long-term provisions	64,526,567	—			64,526,567	9,211,045	—			73,737,612
Deferred tax liabilities	196,627,818	—			196,627,818	51,569,497	—			248,197,315
Non-current provisions for employee benefits	58,963,092	—			58,963,092	996,435	—			59,959,527
Other non-current non-financial liabilities	313,419	—			313,419	—	—			313,419

TOTAL NON-CURRENT LIABILITIES	1,165,434,190	1,161,922,088			2,327,356,278	845,916,851	—			3,173,273,129

TOTAL LIABILITIES	1,670,972,582	1,161,922,088			2,832,894,670	945,436,129	(14,469,244)			3,763,861,555

EQUITY
Issued capital	2,229,108,975	774,614,725	(B	)	3,003,723,700	549,504,009	522,223,270	(H	)	4,075,450,979
Retained earnings	1,675,522,490	—			1,675,522,490	113,977,550	(113,977,550)	(I	)	1,675,522,490
Other reserves	(1,036,620,291)	(1,220,694,963)	(C	)	(2,257,315,254)	502,203	(388,961,381)	(J	)	(2,645,774,432)
Equity attributable to owners of parent	2,868,011,174	(446,080,238)			2,421,930,936	663,983,762	19,284,339			3,105,199,037
Non-controlling interests	733,862,759	(715,841,850)	(D	)	18,020,909	98,006,689	—			116,027,598

TOTAL EQUITY	3,601,873,933	(1,161,922,088)			2,439,951,845	761,990,451	19,284,339			3,221,226,635

TOTAL EQUITY AND LIABILITIES	5,272,846,515	—			5,272,846,515	1,707,426,580	4,815,095			6,985,088,190

See Notes to the unaudited pro forma combined financial statements

Unaudited Pro Forma Combined Statement of Income

For the six month period ended June 30, 2017

	Consolidated Historical	Effects of the Tender Offer			Consolidated Pro Forma (“Tender Offer”)	EGPL Consolidated Historical	Effects of the Merger			Combined Pro Forma (“Merged”)
	(in thousands of Ch$, except share and per share amounts)
Revenues	1,202,535,659	—			1,202,535,659	117,350,300	(77,306,250)	(O	)	1,242,579,709
Other operating income	7,941,429	—			7,941,429	2,642	—			7,944,071
Revenues and other operating income	1,210,477,088	—			1,210,477,088	117,352,942	(77,306,250)			1,250,523,780
Raw materials and consumables used	(793,428,777)	—			(793,428,777)	(24,690,561)	76,805,398	(P	)	(741,313,940)
Contribution Margin	417,048,311	—			417,048,311	92,662,381	(500,852)			509,209,840
Other work performed by the entity and capitalized	6,572,454	—			6,572,454	1,824,481	—			8,396,935
Employee benefits expense	(63,626,897)	—			(63,626,897)	(8,426,013)	—			(72,052,910)
Depreciation and amortization expense	(75,826,255)	—			(75,826,255)	(34,043,997)	—			(109,870,252)
Impairment loss recognized in the period’s profit or loss	(3,501,814)	—			(3,501,814)	(846,892)	—			(4,348,706)
Other expenses	(53,481,371)	—			(53,481,371)	(13,610,338)	500,852	(Q	)	(66,590,857)
Operating Income	227,184,428	—			227,184,428	37,559,622	—			264,744,050
Other gains (losses)	109,858,945	—			109,858,945	44,226	—			109,903,171
Financial income	10,166,931	—			10,166,931	750,519	—			10,917,450
Financial costs	(25,817,930)	(34,454,810)	(K	)	(60,272,740)	(25,784,326)	—			(86,057,066)
Share of profit (loss) of associates and joint ventures accounted for using the equity method	(778,312)	—			(778,312)	—	—			(778,312)
Foreign currency exchange differences	5,446,195	—			5,446,195	(1,576,288)	—			3,869,907
Profit (loss) from indexed assets and liabilities	135,512	—			135,512	(71,950)	—			63,562
Income before taxes from continuing operations	326,195,769	(34,454,810)			291,740,959	10,921,803	—			302,662,762
Income tax expense, continuing operations	(79,457,135)	8,785,977	(L	)	(70,671,158)	4,082,639	—			(66,588,519)
NET INCOME FROM CONTINUING OPERATIONS	246,738,634	(25,668,833)			221,069,801	15,004,442	—			236,074,243
Net income attributable to:
Enel Chile	169,659,567	48,366,282	(M	)	218,025,849	14,143,688	—			232,169,537
Non-controlling interests	77,079,067	(74,035,115)	(N	)	3,043,952	860,754	—			3,904,706
NET INCOME FROM CONTINUING OPERATIONS	246,738,634	(25,668,833)			221,069,801	15,004,442	—			236,074,243
Basic and diluted earnings per share (Ch$ per share)
Basic and diluted earnings per share from continuing operations	3.46	—			3.72	17.10	—			3.24
Basic and diluted earnings per share	3.46	—			3.72	17.10	—			3.24
Weighted average number of shares of common stock (in thousands)	49,092,772.76	—			58,539,293.81	827,205.37	—			71,609,138.67

See Notes to the unaudited pro forma combined financial statements

Unaudited Pro Forma Combined Statement of Income

For the year ended December 31, 2016

	Consolidated Historical	Effects of the Tender Offer			Consolidated Pro Forma (“Tender Offer”)	EGPL Consolidated Historical	Effects of the Merger			Combined Pro Forma (“Merged”)
	(in thousands of Ch$, except share and per share amounts)
Revenues	2,515,843,880	—			2,515,843,880	189,815,285	(93,640,641)	(R	)	2,612,018,524
Other operating income	25,722,939	—			25,722,939	18,275,382	—			43,998,321
Revenues and other operating income	2,541,566,819	—			2,541,566,819	208,090,667	(93,640,641)			2,656,016,845
Raw materials and consumables used	(1,497,419,580)	—			(1,497,419,580)	(51,869,848)	93,640,641	(S	)	(1,455,648,787)
Contribution Margin	1,044,147,239	—			1,044,147,239	156,220,819	—			1,200,368,058
Other work performed by the entity and capitalized	16,096,852	—			16,096,852	10,779,143	—			26,875,995
Employee benefits expense	(124,098,428)	—			(124,098,428)	(17,576,879)	—			(141,675,307)
Depreciation and amortization expense	(161,660,610)	—			(161,660,610)	(53,393,980)	—			(215,054,590)
Impairment loss recognized in the period’s profit or loss	(35,926,710)	—			(35,926,710)	(2,048,855)	—			(37,975,565)
Other expenses	(170,769,137)	—			(170,769,137)	(21,266,171)	—			(192,035,308)
Operating Income	567,789,206	—			567,789,206	72,714,077	—			640,503,283
Other gains (losses)	121,490,062	—			121,490,062	5,522,443	—			127,012,505
Financial income	23,105,901	—			23,105,901	—	—			23,105,901
Financial costs	(58,199,382)	(68,909,620)	(K	)	(127,109,002)	(72,475,382)	—			(199,584,384)
Share of profit (loss) of associates and joint ventures accounted for using the equity method	7,878,200	—			7,878,200	—	—			7,878,200
Foreign currency exchange differences	12,978,471	—			12,978,471	3,727,834	—			16,706,305
Profit (loss) from indexed assets and liabilities	1,631,840	—			1,631,840	1,442,313	—			3,074,153
Income before taxes from continuing operations	676,674,298	(68,909,620)			607,764,678	10,931,285	—			618,695,963
Income tax expense, continuing operations	(111,403,182)	16,538,309	(L	)	(94,864,873)	4,446,625	—			(90,418,248)
NET INCOME FROM CONTINUING OPERATIONS	565,271,116	(52,371,311)			512,899,805	15,377,910	—			528,277,715
Net income attributable to:										—
Enel Chile	384,159,865	120,928,038	(M	)	505,087,903	13,801,711	—			518,889,614
Non-controlling interests	181,111,251	(173,299,349)	(N	)	7,811,902	1,576,199	—			9,388,101
NET INCOME FROM CONTINUING OPERATIONS	565,271,116	(52,371,311)			512,899,805	15,377,910	—			528,277,715
Basic and diluted earnings per share (Ch$ per share)
Basic and diluted earnings per share from continuing operations	7.83	—			8.63	16.68	—			7.25
Basic and diluted earnings per share	7.83	—			8.63	16.68	—			7.25
Weighted average number of shares of common stock (in thousands)	49,092,772.76	—			58,539,293.81	827,205.37	—			71,609,138.67

See Notes to the unaudited pro forma combined financial statements

Unaudited Pro Forma Combined Statement of Income

For the year ended December 31, 2015

	Consolidated Historical	Effects of the Tender Offer			Consolidated Pro Forma (“Tender Offer”)	EGPL Consolidated Historical	Effects of the Merger			Combined Pro Forma (“Merged”)
	(in thousands of Ch$, except share and per share amounts)
Revenues	2,384,293,189	—			2,384,293,189	128,680,097	(57,670,411)	(T	)	2,455,302,875
Other operating income	14,735,951	—			14,735,951	4,743,354	—			19,479,305
Revenues and other operating income	2,399,029,140	—			2,399,029,140	133,423,451	(57,670,411)			2,474,782,180
Raw materials and consumables used	(1,481,985,559)	—			(1,481,985,559)	(38,678,142)	57,670,411	(U	)	(1,462,993,290)
Contribution Margin	917,043,581	—			917,043,581	94,745,309	—			1,011,788,890
Other work performed by the entity and capitalized	21,004,053	—			21,004,053	9,882,806	—			30,886,859
Employee benefits expense	(136,554,721)	—			(136,554,721)	(14,764,958)	—			(151,319,679)
Depreciation and amortization expense	(153,201,662)	—			(153,201,662)	(28,814,322)	—			(182,015,984)
Impairment loss recognized in the period’s profit or loss	3,054,903	—			3,054,903	(4,376,063)	—			(1,321,160)
Other expenses	(125,857,397)	—			(125,857,397)	(15,265,155)	—			(141,122,552)
Operating Income	525,488,757	—			525,488,757	41,407,617	—			566,896,374
Other gains (losses)	20,055,745	—			20,055,745	—	—			20,055,745
Financial income	15,270,169	—			15,270,169	—	—			15,270,169
Financial costs	(66,700,698)	(68,909,620)	(K	)	(135,610,318)	(21,353,933)	—			(156,964,251)
Share of profit (loss) of associates and joint ventures accounted for using the equity method	8,905,045	—			8,905,045	—	—			8,905,045
Foreign currency exchange differences	(51,277,332)	—			(51,277,332)	(9,702,762)	—			(60,980,094)
Profit (loss) from indexed assets and liabilities	4,839,077	—			4,839,077	3,102,658	—			7,941,735
Income before taxes from continuing operations	456,580,763	(68,909,620)			387,671,143	13,453,580	—			401,124,723
Income tax expense, continuing operations	(109,612,599)	15,504,665	(L	)	(94,107,934)	(15,573,522)	—			(109,681,456)
NET INCOME FROM CONTINUING OPERATIONS	346,968,164	(53,404,955)			293,563,209	(2,119,942)	—			291,443,267
Net income attributable to:
Enel Chile	251,838,410	31,571,934	(M	)	283,410,344	(1,229,540)	—			282,180,804
Non-controlling interests	95,129,754	(84,976,889)	(N	)	10,152,865	(890,402)	—			9,262,463
NET INCOME FROM CONTINUING OPERATIONS	346,968,164	(53,404,955)			293,563,209	(2,119,942)	—			291,443,267
Basic and diluted earnings per share (Ch$ per share)
Basic and diluted earnings per share from continuing operations	5.13	—			4.84	(1.49)	—			3.94
Basic and diluted earnings per share	5.13	—			4.84	(1.49)	—			3.94
Weighted average number of shares of common stock (in thousands)	49,092,772.76	—			58,539,293.81	827,205.37	—			71,609,138.67

See Notes to the unaudited pro forma combined financial statements

Unaudited Pro Forma Combined Statement of Income

For the year ended December 31, 2014

	Consolidated Historical	Effects of the Tender Offer			Consolidated Pro Forma (“Tender Offer”)	EGPL Consolidated Historical	Effects of the Merger			Combined Pro Forma (“Merged”)
	(in thousands of Ch$, except share and per share amounts)
Revenues	2,014,863,898	—			2,014,863,898	77,850,355	(17,790,785)	(V	)	2,074,923,468
Other operating income	34,201,387	—			34,201,387	5,799,063	—			40,000,450
Revenues and other operating income	2,049,065,285	—			2,049,065,285	83,649,418	(17,790,785)			2,114,923,918
Raw materials and consumables used	(1,309,402,283)	—			(1,309,402,283)	(29,123,518)	17,790,785	(W	)	(1,320,735,016)
Contribution Margin	739,663,002	—			739,663,002	54,525,900	—			794,188,902
Other work performed by the entity and capitalized	21,505,568	—			21,505,568	4,377,501	—			25,883,069
Employee benefits expense	(126,341,363)	—			(126,341,363)	(6,179,097)	—			(132,520,460)
Depreciation and amortization expense	(128,437,154)	—			(128,437,154)	(13,025,388)	—			(141,462,542)
Impairment loss recognized in the period’s profit or loss	(13,185,420)	—			(13,185,420)	—	—			(13,185,420)
Other expenses	(110,454,215)	—			(110,454,215)	(11,971,324)	—			(122,425,539)
Operating Income	382,750,418	—			382,750,418	27,727,592	—			410,478,010
Other gains (losses)	70,893,263	—			70,893,263	—	—			70,893,263
Financial income	14,762,515	—			14,762,515	22,791	—			14,785,306
Financial costs	(75,626,489)	(68,909,620)	(K	)	(144,536,109)	(5,449,798)	—			(149,985,907)
Share of profit (loss) of associates and joint ventures accounted for using the equity method	(54,352,582)	—			(54,352,582)	—	—			(54,352,582)
Foreign currency exchange differences	(21,444,198)	—			(21,444,198)	(5,728,983)	—			(27,173,181)
Profit (loss) from indexed assets and liabilities	15,263,623	—			15,263,623	2,055,711	—			17,319,334
Income before taxes from continuing operations	332,246,550	(68,909,620)			263,336,930	18,627,313	—			281,964,243
Income tax expense, continuing operations	(132,687,133)	14,471,020	(L	)	(118,216,113)	(12,563,309)	—			(130,779,422)
NET INCOME FROM CONTINUING OPERATIONS	199,559,417	(54,438,600)			145,120,817	6,064,004	—			151,184,821
Net income attributable to:
Enel Chile	162,459,039	(32,078,550)	(M	)	130,380,489	5,007,091	—			135,387,580
Non-controlling interests	37,100,378	(22,360,050)	(N	)	14,740,328	1,056,913	—			15,797,241
NET INCOME FROM CONTINUING OPERATIONS	199,559,417	(54,438,600)			145,120,817	6,064,004	—			151,184,821
Basic and diluted earnings per share (Ch$ per share)
Basic and diluted earnings per share from continuing operations	3.31	—			2.23	6.05	—			1.89
Basic and diluted earnings per share	3.31	—			2.23	6.05	—			1.89
Weighted average number of shares of common stock (in thousands)	49,092,772.76	—			58,539,293.81	827,205.37	—			71,609,138.67

See Notes to the unaudited pro forma combined financial statements

Notes to the Unaudited Pro Forma Combined Financial Statements

1.	Description of the Transaction

The merger is part of a corporate reorganization (the “Reorganization”) of certain companies, all of which are ultimately controlled by Enel S.p.A. (“Enel”), an Italian electricity generation and distribution company, which before the proposed tender offer and merger transaction beneficially owns 60.6% of Enel Chile S.A. (“Enel Chile”). The Reorganization is intended to incorporate the renewable energy assets in Chile held through Enel Green Power Latin America S.A. (“EGPL”) with Enel Chile, which in turn, holds the conventional energy generation assets through Enel Generación Chile S.A. (“Enel Generación”) and the distribution assets through Enel Distribución Chile S.A.

EGPL is a wholly owned subsidiary of Enel, currently held through Enel Green Power S.p.A. (“EGP”). On October 24, 2017, EGPL was converted into a closely held corporation (sociedad anónima cerrada), with 827,205,371 total issued shares, from a limited liability company (sociedad de responsabilidad limitada). The proposed Reorganization is intended to consolidate Enel Chile’s leadership position in the electricity industry in Chile through the merger with EGPL, which is expected to result in higher level of organic growth and greater diversification of the portfolio of projects.

The proposed Reorganization is expected to involve two phases, each of which is conditional on the implementation of the other, as follows:

1.	Public tender offer

Enel Chile will launch a public tender offer (the “Tender Offer”) for all of the shares of its subsidiary Enel Generación held by non-controlling interests (equivalent to approximately 40% of the share capital). The Tender Offer’s consideration is expected to be paid in cash, subject to the condition that tendering Enel Generación shareholders will have agreed to use a specified portion of the cash consideration to subscribe for shares or American Depositary Shares (“ADSs”) of Enel Chile (the “Share/ADS Subscription Condition”).

The commencement of the Tender Offer will be conditional on satisfaction of the following conditions:

•	the approval by Enel Chile and EGPL shareholders of the Merger;

•	the approval by Enel Generación’s shareholders of an amendment to the company’s bylaws to provide that Enel Generación is no longer be subject to the limitations and restrictions in Title XII of Decree No. 3,500 of 1980 (the Chilean law that regulates pension fund investments), including, but not limited to, the limits on share ownership, which currently do not allow any single shareholder to own more than 65% of the company’s voting share capital; and

•	the registration of the Enel Chile shares to be issued in the capital increase related to the Tender Offer in the Securities Registry of the Chilean Superintendence of Securities and Insurance.

The effectiveness of the Tender Offer will be conditional on satisfaction or waiver of the following conditions:

•	the tender in the Tender Offer of a total number of shares that would enable Enel Chile to increase its ownership interest in Enel Generación to more than 75% from the current 60%, including as part of such tenders, satisfaction of the Share/ADS Subscription Condition;

•	Enel Chile has available for issuance in the Tender Offer the necessary number of newly issued Enel Chile Shares following the expiration of the preemptive right period in the related capital increase to permit the subscription of the number of shares and ADSs of Enel Chile required to satisfy the Share/ADS Subscription Condition;

•	Enel S.p.A. must maintain at all times an ownership interest in Enel Chile of more than 50% and maintain its controlling shareholder position;

•	the absence of any legal proceeding or action seeking to (i) prohibit or materially prevent the Merger between Enel Chile and EGPL; (ii) impose material limitations on Enel Chile’s ability to effectively exercise its property rights over the assets of EGPL to be assigned to Enel Chile as a consequence of the Merger; (iii) impose limitations on Enel Chile’s ability to continue developing and operating the projects owned by EGPL; and (iv) in general, any other legal proceeding or action before any regulatory, judicial or administrative authority resulting in any of the consequences indicated in (i) to (iii) above;

•	the absence of any legal proceeding or action seeking to (i) prohibit or materially prevent the consummation of the Tender Offer; (ii) impose material limitations on Enel Chile’s ability to effectively acquire the Enel Generación shares and Enel Generación ADSs, including any material restriction on the proposed amendments to the Enel Generación bylaws relating to Title XII; (iii) impose limitations on Enel Chile’s ability to exercise its property rights over the Enel Generación shares and Enel Generación ADSs acquired in the Tender Offer, including the right to vote such shares and ADSs; and (iv) in general, any other legal proceeding or action before any regulatory, judicial or administrative authority resulting in any of the consequences indicated in (i) to (iii) above; and

•	the absence of any Material Adverse Effect, which is defined as any event, fact or circumstance resulting in or having a material adverse impact on the business, properties, assets, obligations, results or operations of Enel Generación, which materiality and exclusions shall be objectively determined.

2.	Merger

Following the completion of the Tender Offer, EGPL would merge into Enel Chile (the “Merger”) subject to approval by Enel Chile shareholders and EGPL shareholders. Consequently, the renewable assets held by EGPL will be integrated into Enel Chile.

Subject to the final number of share subscribed for in the Tender Offer and the related capital increase, Enel is expected to hold, in the aggregate, an ownership interest in Enel Chile similar to its current 60.6% ownership.

2.	Basis of Presentation

The unaudited pro forma combined statement of financial position as of June 30, 2017 is based on the historical unaudited consolidated statements of financial position of Enel Chile and EGPL as of June 30, 2017 and has been prepared as if (i) the Tender Offer to acquire all of the outstanding shares and ADSs of Enel Generación not currently held by Enel Chile and (ii) the Merger with EGPL had occurred on June 30, 2017. The unaudited pro forma combined statements of income for the six month period ended June 30, 2017, and for the years ended December 31, 2016, 2015 and 2014 are based on Enel Chile’s and EGPL’s historical statements of income and have been prepared as if the Tender Offer and the Merger had occurred on January 1, 2014. Enel Generación is controlled by Enel Chile and, as a result, its financial positions and results of operations have been included in the historical consolidated financial statements of Enel Chile for all periods presented.

The Tender Offer will be accounted for as the acquisition of the non-controlling interests in Enel Generación. The transaction represents a change in Enel Chile’s ownership over Enel Generación without resulting in a loss of control, which is the reason it is accounted for as an equity transaction in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. The pro forma adjustments giving effect to the Tender Offer primarily reflect the reclassification of the equity attributable to non-controlling interests and the earnings allocated to non-controlling interests to the equity interests of and earnings allocated to Enel Chile shareholders, respectively, after giving effect to the new issuance of debt by Enel Chile to pay for a portion of the consideration in cash.

The Merger will be accounted for as a combination of entities under common control of Enel, similar to a pooling of interests, effected by Enel Chile through issuance of its shares to be delivered to EGP as consideration of the proposed merger of EGPL. As Enel Chile and EGPL are currently under common control of Enel, no purchase accounting is applied. The pro forma adjustments giving effect to the Merger primarily reflect the capital increase, in terms of shares required to be issued by Enel Chile as consideration for EGPL’s equity carrying value and the elimination of the equity accounts of EGPL as a result of the proposed Merger.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions; actual results may differ from the pro forma Tender Offer and Merger effects. Management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Tender Offer and the Merger, are factually supportable, directly attributable, are expected to have a continuing impact on profit and loss and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial statements.

The following adjustments have been made to the unaudited pro forma combined financial information:

3.	Pro Forma Adjustments

Pro Forma Combined Statement of Financial Position as of June 30, 2017

Reflects the following adjustments to give effect to the Tender Offer by Enel Chile for shares of Enel Generación as described in Note 1:

(A)	Represents the issuance of debt instruments to pay the net cash portion of the consideration for the Tender Offer. See below for assumptions relating to the debt.

(B)	Represents the capital increase related to the Enel Chile shares subscribed for by tendering shareholders of Enel Generación in connection with the Tender Offer. The capital increase has been determined using the following assumptions: (i) 100% acceptance of the Tender Offer for the shares held by the non-controlling interests in Enel Generación; and (ii) 40% of the consideration of the Tender Offer would be used to subscribe for shares of Enel Chile and the remaining 60% portion would be paid in cash, financed by a new issuance of debt. The implied exchange ratio of 7.19512 shares of Enel Chile to be subscribed for each share of Enel Generación tendered was based on the ratio of the final prices in the Tender Offer of Ch$590.00 per share of Enel Generación and Ch$82.00 per share of Enel Chile, as set forth in the Enel Chile Board of Director’s announcement of the final terms of the proposed Reorganization transaction. The issuance of 9,446,521,043 new shares of Enel Chile in the capital increase was determined by multiplying the total number of shares of Enel Generación held by the non-controlling interests in Enel Generación as of June 30, 2017 (3,282,265,786 shares) by 40% of the implied exchange ratio of 7.19512 shares of Enel Chile to be subscribed for each share of Enel Generación tendered (representing the portion of the Tender Offer consideration to be used to subscribe for Enel Chile shares). The amount of the capital increase was determined by multiplying the total new shares to be issued by the share price of Ch$82.00 per share of Enel Chile, based on final terms of the Tender Offer, as set forth in the Enel Chile Board of Director’s announcement of the final terms of the proposed Reorganization transaction. The non-controlling shareholders of Enel Generación would receive the newly issued shares upon consummation of the Tender Offer.

(C)	Represents the recognition of the difference between the capital increase in Enel Chile and the carrying amount of the non-controlling interests that would become part of the equity attributable to equity owners of Enel Chile after completion of the Tender Offer. The difference between the fair market value of the consideration paid and the amount by which the non-controlling interest is adjusted is being recognized in the account “other reserves” within equity attributable to the owners of Enel Chile.

(D)	Represents the elimination of the carrying amount of the acquired non-controlling interests in Enel Generación pursuant to the Tender Offer.

Reflects the following adjustments to give effect to the Merger of EGPL with and into Enel Chile as described in Note 1.B. in the Pro Forma Combined Statement of Financial Position as of June 30, 2017:

(E)	Represents the elimination of accounts receivable from related parties and operations corresponding to the intercompany balances between EGPL and Enel Chile and its subsidiaries.

(F)	Represents the excess value of the consideration paid by Enel plus the amount of any non-controlling interests over the share of the net value of the assets acquired and liabilities assumed, measured at fair value at the acquisition date of EGPL. This occurs because the net assets being transferred to Enel Chile were originally acquired in a business combination carried out by Enel and the adjustments based on application of accounting standards were not reflected in the historical financial statements of EGPL; instead the adjustments were recognized by Enel, as the acquiring entity.

(G)	Represents the elimination of accounts payable to related parties and operations corresponding to the intercompany balances between EGPL and Enel Chile and its subsidiaries.

(H)	The adjustment in issued capital consists of the following:

Concept	ThCh$
Elimination of issued capital of EGPL(1)	(549,504,009)
Capital increase in Enel Chile in exchange for EGPL equity value(2)	1,071,727,279
Total	522,223,270

(1)	Represents the elimination of the issued capital of EGPL as a result of the proposed Merger with and into Enel Chile.
(2)	Represents the capital increase, in terms of shares required to be issued by Enel Chile as consideration for EGPL’s equity market value in connection with the proposed Merger. The issuance of 13,069,844,862 new shares of Enel Chile was determined by multiplying the total number of shares of EGPL (827,205,371 shares) that are owned by Enel by the merger exchange ratio of 15.80000 shares of Enel Chile for each share of EGPL, pursuant to the final terms of the Merger, as set forth in the Enel Chile Board of Director’s announcement of the final terms of the proposed Reorganization transaction. The amount of the capital increase was determined by multiplying the total new shares to be issued by the share price of Ch$82.00 per share of Enel Chile, based on the final terms of the Merger, as set forth in the Enel Chile Board of Director’s announcement of the final terms of the proposed Reorganization transaction.

(I)	Represents the elimination of the retained earnings of EGPL as a result of the proposed Merger with and into Enel Chile.

(J)	The adjustment in other reserves is based on the application of the pooling of interest method and consists of the following:

Concept	ThCh$
Effect of elimination of equity accounts of EGPL, ex other reserves(1)	663,481,559
Effect of capital increase in Enel Chile in exchange for EGPL equity value(2)	(1,071,727,279)
Effect of reserve for recognizing the fair value of the net assets in Enel at the acquisition date of EGPL(3)	19,284,339
Total	(388,961,381)

(1)	Represents the elimination of the equity accounts of EGPL as a result of the proposed Merger with and into Enel Chile.
(2)	Represents the recognition of the effect of the capital increase in Enel Chile as consideration for EGPL’s equity value in connection with the proposed Merger.
(3)	Represents the reserve for recognizing the fair value of the net assets in Enel at the acquisition date of EGPL. This occurs because the net assets being transferred to Enel Chile were originally acquired in a business combination carried out by Enel and the adjustments based on application of accounting standards were not reflected in the historical financial statements of EGPL; instead the adjustments were recognized by Enel, as the acquiring entity.

Pro Forma Combined Statements of Income for the six month period ended June 30, 2017 and for the years ended December 31, 2016, 2015 and 2014.

Reflects the following adjustment to give effect to The Tender Offer by Enel Chile for shares of Enel Generación as discussed in Note 1.A., in the Pro Forma Combined Statements of Income for the six month period ended June 30, 2017 and for the years ended December 31, 2016, 2015 and 2014:

(K)	Represents the recognition of financial expenses related to new debt to be issued by Enel Chile to pay the expected net cash amount of the Tender Offer consideration payable, calculated based on an average annual incremental borrowing rate estimated using current market conditions as applicable to Enel Chile.

(L)	Represents the recognition of the tax effect associated to the financial expense mentioned above. The tax rates used to determine the effects are calculated based on the statutory tax rates applicable for the period: 25.5% for the six months ended June 30, 2017 and 24.0%, 22.5% and 21.0% for the years ended December 31, 2016, 2015 and 2014, respectively.

(M)	Represents the attribution of additional net income of Enel Generación to shareholders of Enel Chile as a result of the Tender Offer.

(N)	Represents the elimination of the net income attributable to the non-controlling shareholders of Enel Generación as a result of the Tender Offer.

Reflects the following adjustment to give effect to the Merger of EGPL with and into Enel Chile as described in Note 1.B.:

In the Pro Forma Combined Statement of Income for the six month period ended June 30, 2017:

(O)	Represents the elimination of revenues related to intercompany transactions between EGPL and Enel Chile and its subsidiaries.

(P)	Represents the elimination of raw materials and consumables used related to intercompany transactions between EGPL and Enel Chile and its subsidiaries.

(Q)	Represents the elimination of other expenses related to intercompany transactions between EGPL and Enel Chile and its subsidiaries.

In the Pro Forma Combined Statement of Income for the year ended December 31, 2016:

(R)	Represents the elimination of revenues related to intercompany transactions between EGPL and Enel Chile and its subsidiaries.

(S)	Represents the elimination of raw materials and consumables used related to intercompany transactions between EGPL and Enel Chile and its subsidiaries.

In the Pro Forma Combined Statement of Income for the year ended December 31, 2015:

(T)	Represents the elimination of revenues related to intercompany transactions between EGPL and Enel Chile and its subsidiaries.

(U)	Represents the elimination of raw materials and consumables used related to intercompany transactions between EGPL and Enel Chile and its subsidiaries.

In the Pro Forma Combined Statement of Income for the year ended December 31, 2014:

(V)	Represents the elimination of revenues related to intercompany transactions between EGPL and Enel Chile and its subsidiaries.

(W)	Represents the elimination of raw materials and consumables used related to intercompany transactions between EGPL and Enel Chile and its subsidiaries.

CAPITALIZATION

The following table sets forth information concerning our cash, short-term debt, long-term debt, non-controlling interest and shareholders’ equity under IFRS at June 30, 2017 and (a) as adjusted to give effect to the Rights Offering and the Tender Offer, assuming (i) the level of tenders in the Tender Offer is sufficient for Enel Chile to hold 100% of the outstanding Enel Generación shares following the Tender Offer, (ii) all of the Enel Chile shares necessary to satisfy the Enel Chile Share Subscription Condition and the Enel Chile US Share/ADS Subscription Condition have been delivered to tendering holders of Enel Generación shares and ADSs in the Tender Offer, and (iii) all remaining rights after such satisfaction of the Enel Chile Share Subscription Condition and the Enel Chile US Share/ADS Subscription Condition are exercised, and (b) as further adjusted to give effect to the Tender Offer and the Rights Offering based on the same assumptions described above and giving effect to the Merger and assuming that all of the holders of Enel Chile that exercised statutory merger dissenters’ withdrawal rights (approximately 2% of outstanding Enel Chile shares) in connection with the Merger were paid, in each case, translated into U.S. dollars at the Observed Exchange Rate for June 30, 2017.

	As of June 30, 2017
	Actual		As Adjusted for the Rights Offering and the Tender Offer		As Further Adjusted for the Merger
	Ch$	US$(1)	Ch$	US$(1)	Ch$	US$(1)
	(in thousands)
Cash	129,147,282	194,414	174,532,556	262,735	177,236,881	266,806

Short-term debt	23,759,148	35,766	23,759,148	35,766	27,449,279	41,321

Long-term debt	843,858,793	1,270,317	2,005,780,881	3,019,436	2,434,531,017	3,664,862

Equity
Issued capital	2,229,108,975	3,355,626	3,049,108,975	4,590,027	4,120,836,254	6,203,369
Treasury Shares	—	—	—	—	(75,490,678)	(113,641)
Other reserves	(1,036,620,291)	(1,560,494)	(2,257,315,255)	(3,398,087)	(2,645,774,433)	(3,982,861)
Retained earnings	1,675,522,490	2,522,276	1,675,522,490	2,522,276	1,675,522,490	2,522,276

Equity attributable to shareholders of Parent:	2,868,011,174	4,317,408	2,467,316,210	3,714,215	3,075,093,633	4,629,143

Non-controlling interest	733,862,759	1,104,733	18,020,909	27,128	116,027,598	174,664

Equity Total	3,601,783,933	5,422,141	2,485,337,119	3,741,344	3,191,121,231	4,803,807

Total long-term debt and Equity Total	4,445,732,726	6,692,458	4,491,118,000	6,760,779	5,625,652,248	8,468,669

Number of shares of common stock (thousand)	49,092,773	49,092,773	58,539,294	58,539,294	71,147,412	71,147,412

(1)	Pesos have been translated into U.S. dollars for the convenience of the reader at the Observed Exchange Rate of Ch$664.29 per US$1 for June 30, 2017.

DILUTION

In the event that none of our current shareholders exercise their right to subscribe for new shares, and assuming that (i) Enel Chile acquires 100% of the outstanding Enel Generación shares following the Tender Offer, and (ii) the new shares are issued to the tendering holders of Enel Generación shares and/or ADSs pursuant to the Enel Chile U.S. Share/ADS Subscription Condition and the Enel Chile Share Subscription Condition, the holdings of (x) current shareholders of Enel Chile, including our controlling shareholder, would represent 83.86% of the total number of shares of common stock of Enel Chile following the Rights Offering and the Tender Offer; and (y) current minority shareholders of Enel Chile would represent 33.02% of the total number of shares of common stock of Enel Chile following the Rights Offering and the Tender Offer, which, in each case, would represent a dilution in ownership percentage of 16.14%.

In addition, after giving effect to the Merger and assuming that all of the shares held by holders of Enel Chile that exercised statutory merger dissenters’ withdrawal rights (approximately 2% of outstanding Enel Chile shares) in connection with the Merger were acquired, (i) the holdings of current minority shareholders of Enel Chile would represent 25.95% of the total number of shares of common stock of Enel Chile following the Rights Offering, the Tender Offer and the Merger, which would represent a total dilution in ownership percentage of 34.11%; (ii) the holdings of the former Enel Generación shareholders who tendered their Enel Generación shares and/or ADSs in the Tender Offer and subscribed for Enel Chile shares would represent 13.38% of the total number of shares of common stock of Enel Chile following the Rights Offering, the Tender Offer and the Merger; and (iii) the holding of the controlling shareholder of Enel Chile would represent 60.67% of the total number of shares of common stock of Enel Chile following the Rights Offering, the Tender Offer and the Merger, which is similar to its current holding of 60.62%.

RIGHTS OFFERING

General Information

On December 20, 2017, our shareholders approved an increase in our authorized capital through the issuance of 23,069,844,862 additional shares of common stock, 10,000,000,000 shares of which relate to the Capital Increase and are subject to the Rights Offering. If subscribed during the exercise period, such shares would be issued for Ch$82 per share or an aggregate of Ch$820,000,000,000 (approximately US$1,374 million at the Observed Exchange Rate of Ch$596.99 for February 13, 2018) if fully subscribed. Currently, Enel has not determined whether or not, or to what extent, if any, it will waive its right to exercise its preemptive rights. However, Enel has no intention of exercising its preemptive rights in full because if Enel exercises its preemptive rights in full, there would not be a sufficient number of Enel Chile shares available to issue in the subscriptions by tendering holders of Enel Generación shares and/or ADSs in connection with the Tender Offer and one of the conditions of the Tender Offer would not be satisfied. The total cash subscription if the minority shareholders subscribe in full would be Ch$322,879,676,132, or approximately US$541 million using the same exchange rate.

Under Chilean law, existing shareholders of a company have preemptive rights to subscribe for additional shares issued by means of a capital increase pro rata in proportion to their interest in the company. Also under Chilean law, a preemptive rights offering is conducted for a 30-calendar day period starting on the date of the publication by the company of a notice in a newspaper with national coverage of the commencement of the preemptive rights offering period with respect to the newly issued shares.

The Capital Increase includes new Enel Chile shares required in order to have a sufficient number of Enel Chile shares available to issue to tendering holders of Enel Generación Securities in the Tender Offer in satisfaction of the Enel Chile U.S. Share/ADS Subscription Condition and the Enel Chile Share Subscription Condition. In the Reorganization, the existing holders of Enel Chile shares (including Enel) will have preemptive rights to subscribe for additional Enel Chile shares pro rata in connection with the newly issued Enel Chile shares, other than the Enel Chile shares to be issued in connection with the Merger. In addition, Enel Chile shares underlying Enel Chile ADSs have preemptive rights to subscribe for additional Enel Chile shares pro rata held by the custodian of the Depositary. However, we are not required under the existing arrangements to extend the preemptive rights to U.S. holders of our common stock and ADSs and U.S. holders that desire to participate in the Rights Offering.

Any existing holders of Enel Chile shares that have preemptive rights in connection with the Capital Increase will be able to exercise such preemptive rights only by paying cash for the newly issued Enel Chile shares.

Enel Chile ADS holders do not hold Enel Chile shares directly and are not listed as shareholders on Enel Chile’s share registry. Therefore, any Enel Chile ADS holder that wishes to exercise preemptive rights with respect to the Capital Increase must cancel such holder’s Enel Chile ADSs and receive the Enel Chile shares underlying such Enel Chile ADSs and the corresponding preemptive rights. Pursuant to the terms of the Deposit Agreement, we have delivered a notice to the Depositary that the capital increase is in connection with a reorganization transaction in which the primary goal is not to raise capital. As a result, the Depositary will not sell any rights held by the Depositary that remain unexercised at the end of the exercise period and will allow them to expire and the ADS holders will not realize any value.

The Capital Increase and the related preemptive rights offering will not be effective if any of the following events occur:

•	Enel Chile has not published the notice of results of the Tender Offer on or before December 31, 2018; or

•	Enel Chile has published a notice of results of the Tender Offer indicating that the Tender Offer expired or was not successful.

As a practical matter, if holders of Enel Chile shares exercise preemptive rights and subscribe for new Enel Chile shares in excess of the limit required in order to have a sufficient number of Enel Chile shares available to issue to tendering holders of Enel Generación shares and ADSs in satisfaction of the Enel Chile U.S. Share/ADS Subscription Condition and the Enel Chile Share Subscription Condition (between approximately 3.5 billion and 9.4 billion new Enel Chile shares, assuming that Enel Chile acquires Enel Generación shares and ADSs such that its ownership of Enel Generación after completion of the Tender Offer would be between more than 75% and 100%), the condition to the Tender Offer that there be a sufficient number of Enel Chile shares available to issue in the subscriptions by tendering holders of Enel Generación Securities in connection with the Tender Offer cannot be satisfied.

If you are a holder of common stock on February 9, 2018, which is the record date, you will receive transferable rights evidencing the right to subscribe for new shares of common stock. You will receive one transferable right to subscribe for 0.20370 new shares of common stock for every share of common stock you hold on the record date. The rights will be transferable and will be listed for trading on the Chilean Stock Exchanges. Five rights are required to subscribe for one new share of our common stock at the Subscription Price.

Shares not subscribed in the exercise period may be offered to the public in the manner to be determined by our Board of Directors, at a price not below the price applicable during the exercise period.

The procedures for exercising rights and information about the purchase and sale of such rights are summarized below.

Offers and Sales in Certain Jurisdictions

Investors should note that the offer, sale, exercise or acceptance of, or the subscription for, any of the securities described in this prospectus supplement to or by persons located or resident in jurisdictions other than Chile and the United States may be restricted or prohibited by the laws of the relevant jurisdiction. No rights will be credited to any account, nor will any new shares be delivered to investors in any jurisdiction in which it would be illegal to do so, or where doing so would trigger any prospectus, registration, filing or approval requirement or otherwise violate the securities laws of such jurisdictions or be prohibited (including, without limiting the generality of the foregoing, investors in Canada, except in limited circumstances).

Each person who exercises, accepts, subscribes for or purchases any of the securities described in this prospectus supplement must do so in accordance with the restrictions set forth in this prospectus supplement.

Offering to Holders of Common Stock

Summary Timetable

The timetable lists some important dates relating to the Rights Offering:

Action	Estimated date
Publication of notice of the Rights Offering in Chile	February 9, 2018

Record Date—11:59 p.m. (Santiago, Chile time)	February 9, 2018

Distribution of notice of the Rights Offering to ADS holders	February 15, 2018

Publication of announcement and commencement of exercise period for the Rights Offering	February 15, 2018

Distribution of rights to shareholders of Enel Chile as of the record date	February 15, 2018

Trading of rights on the Chilean Stock Exchanges commences	February 15, 2018

Action	Estimated date

Commencement of Tender Offer period	February 16, 2018

ADS cancellation deadline—4:00 p.m. (New York City time)	March 7, 2018

Trading of rights on the Chilean Stock Exchanges ends	March 15, 2018

End of exercise period for the Rights Offering	March 16, 2018

End of Tender Offer period	March 22, 2018

Publication of results of Tender Offer (notice of satisfaction or failure of conditions precedent)	March 25, 2018

First day for payment of Subscription Price for new shares being subscribed	April 2, 2018

Trading on the Chilean Stock Exchanges of the new shares commences	April 2, 2018

Rights Offering to Holders of Common Stock

If you hold common stock on the record date, you will receive transferable rights evidencing the right to subscribe for new shares of common stock. You will receive one transferable right to subscribe for 0.20370 new shares for every share of common stock you hold on the record date. One right will entitle you to purchase one new share of common stock at a subscription price of Ch$82 per share of common stock. However, we will accept subscriptions for whole shares only and will not issue fractional shares or cash in lieu of fractional shares. Accordingly, we will truncate any subscription submitted for fractional shares to the nearest whole number of shares and holders of rights will lose the value of any rights held by them in excess of the highest multiple of rights that will entitle them to whole new shares, unless they sell such rights. There will be no over-subscription privilege with respect to unsubscribed shares.

Rights

Rights will be registered in book-entry form at the Chilean clearing system, the DCV, in an account in the shareholder’s or its nominee’s name. If you were a common stockholder of record on the record date, you should receive from the broker or custodian through which you hold your common stock a written confirmation of the issuance of rights. Rights will be entered into stockholders’ book-entry accounts upon the commencement of the Rights Offering.

Rights will be transferable and will trade on the Chilean Stock Exchanges upon the commencement of the Rights Offering. Rights will not be listed on any stock exchange in the United States. If you transfer or sell your rights, you will have no further rights to purchase new shares of common stock in the Rights Offering with respect to the rights transferred or sold.

Record Date

The record date for the determination of common stockholders entitled to rights is February 9, 2018. Only common stockholders of record at 11:59 p.m. (Santiago time) on the record date will be entitled to receive rights.

Rights Exercise Period

Rights may be exercised during the 30-day period from February 15, 2018 through 11:59 p.m. (Santiago, Chile time) on March 16, 2018. Following the rights expiration date, the rights will expire and common stockholders will have no rights.

Subscription Price

The subscription price for new shares of common stock purchased upon the exercise of rights is Ch$82 per share of common stock.

Procedure for Exercising Rights

In order to exercise the rights, a holder of rights must execute and deliver an Exercise Notice and a signed Subscription Agreement, with the date of such Subscription Agreement left blank, to Enel Chile through the DCV. By executing and delivering the Exercise Notice, each exercising shareholder will grant Enel Chile a limited power of attorney to fill in the date of the Subscription Agreement upon payment by such exercising shareholder of the full Subscription Price for the total number of shares for which he or she is subscribing. Deposit in the mail will not constitute delivery to the DCV until actually received.

Subject to the satisfaction of the conditions of the Reorganization, beginning on April 2, 2018, the first Chilean business day of the month following the announcement of the results of the Tender Offer, each holder of rights that validly delivered an Exercise Notice and a Subscription Agreement will deliver the payment of the full Subscription Price for the total number of shares for which he or she is subscribing to Enel Chile. Upon full and valid payment for the new shares, Enel Chile will date the Subscription Agreement as of the payment date and the Subscription Agreement will become effective.

The forms of the Exercise Notice and the Subscription Agreement will be made available to each shareholder of record as of the record date through the DCV upon the commencement of the Rights Offering. The Subscription Agreement must be completed with the following information: (i) the number of shares to be subscribed by the subscribing shareholder at the Subscription Price; (ii) the method of payment for the subscribed shares; and (iii) an election for the subscribing shareholder to receive their new shares either in the form of a share certificate or in electronic book-entry form.

Shares of common stock held directly in Chile are generally held at the DCV as the depositary entity, either directly by the shareholders on their own behalf or through local broker-dealers, as custodians. If you hold your shares at the DCV on your own behalf and you wish to subscribe for common stock in this Rights Offering, you must complete the Exercise Notice and Subscription Agreement to be made available to you in connection with the Rights Offering and submit it to Enel Chile through the DCV.

If you hold shares through a local broker-dealer and you wish to subscribe for common stock in this Rights Offering, you should ask the local broker-dealer acting as your custodian to provide you with the Exercise Notice and Subscription Agreement to allow you to subscribe for shares. You must complete the Exercise Notice and Subscription Agreement and ask your local broker-dealer to submit them to us on your behalf. Please consult with your local broker-dealer regarding the method of payment for the shares for which you wish to subscribe. Your broker-dealer may request that you fill out additional documentation in connection with the subscription.

Any shareholder who is a natural person should be prepared to show to his or her broker-dealer, his or her identity card or passport, taxpayer registration card (CPF) and a document proving the residence of the shareholder. Any shareholder that is a legal entity must be prepared to present certified copies of its bylaws or other organization documents, the resolution by which that entity’s executive officers were elected and any other documents requested by its broker-dealer. In the case of proxies, an original or certified copy of the document that grants powers of representation must be presented. It is the shareholder’s responsibility to contact a broker-dealer, sufficiently in advance of the rights expiration date to enable the timely exercise of your rights. If you do not know whether you hold shares through the DCV or a local broker-dealer, you should ask your representative, broker or other nominee.

If you hold the common stock through a custodian in Chile, please consult with your custodian as to the method of instruction and payment if you wish to exercise your rights. You will elect the method of delivering the application for subscription and paying the subscription price, and you will bear any risk associated with it.

You or your custodian may continue to exercise rights until March 16, 2018. If you or your custodian fails to exercise your rights by March 16, 2018, your rights will lapse and you will have no further rights.

We will determine all questions about the timeliness, validity, form and eligibility of exercising the rights. Our determinations will be final and binding. We may decide to waive a defect or irregularity in subscriptions for new shares of common stock, or permit you to correct a defect or irregularity within the time we determine. Instructions will not be considered, received or accepted until we have waived all irregularities or you have cured them in time. Neither we nor the custodian has to notify you of any defect or irregularity in submitting instructions. We and the custodian will not incur any liability for failing to do so.

Purchase and Sale of Rights

You may exercise, sell or transfer your rights to others. You may purchase and sell your rights through brokers.

Termination of Rights Offering

The Rights Offering is subject to the conditions of the Reorganization. If the conditions of the Reorganization are not satisfied, we will terminate the Rights Offering, in which event this offer of share rights will become null and void and any common stock subscription payment already tendered will be returned to you without interest.

Payment and Delivery of New Common Stock

As described above under “—Procedure for Exercising Rights,” subject to the satisfaction of the conditions of the Reorganization, beginning on April 2, 2018, the first Chilean business day of the month following the announcement of the results of the Tender Offer, each holder of rights that validly delivered an Exercise Notice and a Subscription Agreement will deliver the payment of the full Subscription Price for the total number of shares for which he or she is subscribing to Enel Chile. Upon full and valid payment for the new shares, Enel Chile will date the Subscription Agreement as of the payment date and the Subscription Agreement will become effective.

Delivery of new shares of common stock will be contingent on (i) the announcement of effectiveness of the Reorganization pursuant the conditions described under the heading “The Reorganization—Conditions of the Reorganization,” as described below, and (ii) payment by each shareholder of the full Subscription Price for the total number of shares being subscribed by such shareholder. You will be registered as the holder of the new shares of common stock on the effective date of the Subscription Agreement. However, if you elect to receive your new shares in certificated form, we will issue the certificate for the new shares of common stock within ten Chilean business days following the effective date of the Subscription Agreement. You may sell or trade the new shares of common stock immediately after the delivery of the new shares of common stock, since the new shares of common stock are expected to be listed on the Chilean Stock Exchanges on or before such date. New shares of common stock will rank equally in all respects with existing shares of common stock.

Announcement of Number of Shares Subscribed in the Offerings

We will publish, in a widely circulated newspaper in Chile, the number of new shares of common stock subscribed by holders of our common stock pursuant to the exercise of their rights in this Rights Offering. This information will also be available in English on our website.

THE REORGANIZATION

The proposed Reorganization seeks to consolidate Enel’s conventional and non-conventional renewable energy businesses in Chile under one company.

The Merger

The Merger involves the merger of EGPL with and into Enel Chile. The consummation of the Merger has been approved by the shareholders of Enel Chile and EGPL and is contingent on the satisfaction of conditions of the Merger described in “—Conditions of the Reorganization—Conditions of the Merger” below. Upon effectiveness of the Merger, EGPL will merge with and into Enel Chile. Enel Chile will be the surviving corporation under the name “Enel Chile S.A.,” and EGPL will cease to exist as a separate entity. See “—Conditions of the Reorganization—Conditions of the Merger.”

The Capital Increase

As part of the Reorganization, Enel Chile is seeking to conduct the Capital Increase, in part, to obtain Enel Chile shares to be issued in connection with the Tender Offer to satisfy the Enel Chile U.S. Share/ADS Subscription Condition and the Enel Chile Share Subscription Condition. The Capital Increase is subject to approval by the affirmative vote of two-thirds of the outstanding voting shares of Enel Chile at the Meeting.

Under Chilean law, existing shareholders of a company have preemptive rights to subscribe for additional shares issued by means of a capital increase pro rata in proportion to their interest in the company (“preemptive rights”). Also under Chilean law, a preemptive rights offering is conducted for a 30-calendar day period starting on the date of the publication by the company of a notice in a newspaper with national coverage of the commencement of the preemptive rights offering period with respect to the newly issued shares. In the Reorganization, the existing holders of Enel Chile shares (including Enel) will have preemptive rights to subscribe for additional Enel Chile shares pro rata in connection with the newly issued shares of Enel Chile, other than the Enel Chile shares to be issued in connection with the Merger. In addition, Enel Chile shares underlying Enel Chile ADSs have preemptive rights to subscribe for additional Enel Chile shares pro rata held by the custodian of the Depositary. Any existing holders of Enel Chile shares that have preemptive rights in connection with the Capital Increase will be able to exercise such preemptive rights only by paying cash for the newly issued Enel Chile shares. See “—Conditions of the Reorganization—Conditions of the Capital Increase.”

The Tender Offer

Tender Offer is expected to be conducted as a concurrent dual tender offer in the U.S. (the “U.S. Offer”) and Chile (the “Chilean Offer”). In the U.S. Offer, Enel Chile has announced that it intends to offer to purchase (i) all outstanding Enel Generación shares, other than Enel Generación shares currently owned by Enel Chile, held by all U.S. persons for an amount of Ch$590 in cash, without interest, payable in U.S. dollars, net of applicable withholding taxes and distribution fees for each Enel Generación share; and (ii) all outstanding Enel Generación ADSs from all holders of Enel Generación ADSs, wherever located, for an amount of Ch$17,700 in cash, without interest, payable in U.S. dollars, net of applicable withholding taxes and distribution fees for each Enel Generación ADS.

The U.S. Offer is subject to certain conditions, including the condition that any eligible holder of Enel Generación shares and/or Enel Generación ADSs validly tendering Enel Generación shares and/or Enel Generación ADSs in the U.S. Offer shall have agreed to apply Ch$236 of the consideration payable for each Enel Generación share tendered and Ch$7,080 of the consideration payable for each Enel Generación ADS tendered to subscribe for Enel Chile shares or Enel Chile ADSs, as the case may be, at a subscription price of Ch$82 per Enel Chile share (or Ch$2,460 per Enel Chile ADS) (the “Enel Chile U.S. Share/ADS Subscription Condition”). Following completion of the U.S. Offer, for each Enel Generación share validly tendered in the U.S. Offer, an

Enel Generación shareholder will receive Ch$354 in cash, without interest, payable in U.S. dollars net of applicable withholding taxes and distribution fees, and 2.87807 Enel Chile shares as a result of its satisfaction of the Enel Chile U.S. Share/ADS Subscription Condition. Following completion of the U.S. Offer, for each Enel Generación ADS validly tendered in the U.S. Offer, an Enel Generación ADS holder will receive Ch$10,620 in cash, without interest, payable in U.S. dollars net of applicable withholding taxes and distribution fees, and 1.72683 Enel Chile ADSs as a result of its satisfaction of the Enel Chile U.S. Share/ADS Subscription Condition

In the Chilean Offer, Enel Chile has announced that it intends to offer to purchase any and all of the outstanding Enel Generación shares, other than Enel Generación shares currently owned by Enel Chile but including Enel Generación shares held by U.S. persons, at the purchase price of Ch$590 in cash for each Enel Generación share. The Chilean Offer is subject to certain conditions, including the condition that any eligible holder of Enel Generación shares tendering in the Chilean Offer shall have agreed to apply Ch$236 of the consideration payable for each Enel Generación share tendered to subscribe for Enel Chile shares at a subscription price of Ch$82 per Enel Chile share (the “Enel Chile Share Subscription Condition”). As a result, following completion of the Chilean Offer, for each Enel Generación share purchased, an Enel Generación shareholder will receive Ch$354 in cash and 2.87807 Enel Chile shares as a result of its satisfaction of the Enel Chile Share Subscription Condition. See “—Conditions of the Reorganization—Conditions of the Tender Offer.”

Conditions of the Reorganization

The transactions which constitute the Reorganization are interrelated and must be considered together. Therefore, the effectiveness of each of the transactions that are part of the Reorganization is subject to the conditions to the other transactions that are part of the Reorganization also being satisfied.

The conditions indicated below are not exhaustive, and additional conditions may be established by the Enel Chile, Enel Generación or EGPL or by their respective Boards of Directors.

Subject to the conditions listed below, Enel Chile, Enel Generación and EGPL intend that each of the acts that are part of the Reorganization, except for the amendments to the Bylaws of Enel Generación, shall be effective at the same date. The amendments to the Bylaws of Enel Generación shall be effective on the date on which Enel Chile publishes the results notice declaring the Tender Offer successful.

In any event, the conditions indicated below for each of the transactions that are part of the Reorganization must be satisfied on or before December 31, 2018. Therefore, the last date on which the Reorganization may become effective is December 31, 2018.

Conditions of the Merger

The consummation of the Merger will be subject to the satisfaction of the following conditions:

•	Approval by the shareholders of Enel Generación of an amendment to its bylaws (estatutos) eliminating the limit set forth pursuant to Title XII of DL 3,500, which limits the ownership interest that a single person or entity may hold in Enel Generación to 65% of its issued and outstanding voting shares;

•	Enel Chile declares successful the Tender Offer in accordance with the terms and conditions for the Tender Offer described under “—Conditions of the Tender Offer”;

•	Not more than 5% of the outstanding Enel Chile shares exercise statutory merger dissenters’ withdrawal rights in connection with the Merger, provided that no shareholder shall, on the expiration date of the statutory merger dissenters’ withdrawal rights exercise period, own more than 65% of the outstanding Enel Chile shares in accordance with the ownership limitations in the bylaws of Enel Chile, considering for such purposes the additional number of Enel Chile shares authorized for issuance in connection with the Merger and the Capital Increase; and

•	The absence, on the effective date of the Merger, of any legal proceeding or action seeking to: (i) prohibit or prevent the Merger between Enel Chile and EGPL; (ii) impose material limitations on Enel Chile’s ability to effectively exercise its property rights over the assets of EGPL to be assigned to Enel Chile as a consequence of the Merger; (iii) impose limitations on Enel Chile’s ability to continue developing and operating the projects owned by EGPL; and (iv) in general, any legal proceeding or action before any regulatory, judicial or administrative authority resulting in any of the consequences indicated in (i) to (iii) above.

Conditions of the Capital Increase

The Capital Increase will not be effective if any of the following events occur:

•	Enel Chile has not published the notice of results of the Tender Offer on or before December 31, 2018; or

•	Enel Chile has published a notice of results of the Tender Offer indicating that the Tender Offer expired or was not successful.

Conditions of the Tender Offer

The Tender Offer will be subject to the satisfaction or waiver of the following conditions on or before the expiration of the Tender Offer:

•	the valid tender in the Tender Offer of a total number of Enel Generación shares and Enel Generación ADSs such that Enel Chile would hold a more than 75% interest in Enel Generación following the consummation of the Tender Offer, including the satisfaction of the Enel Chile U.S. Share/ADS Subscription Condition in the case of the U.S. Offer and the Enel Chile Share Subscription Condition and the Enel Chile Share Subscription Condition in the case of the Chilean Offer;

•	Enel Chile has available for issuance the necessary number of newly issued Enel Chile shares following the expiration of the preemptive right period in the Capital Increase to permit the subscription of Enel Chile shares and Enel Chile ADSs required to satisfy the Enel Chile U.S. Share/ADS Subscription Condition and the Enel Chile Share Subscription Condition;

•	Enel does not cease to be at any time the controlling shareholder of Enel Chile and maintains at all times, more than 50.1% of the voting capital in Enel Chile;

•	the absence of any legal proceeding or action seeking to: (i) prohibit or materially prevent the Merger between Enel Chile and EGPL; (ii) impose material limitations on Enel Chile’s ability to effectively exercise its property rights over the assets of EGPL to be assigned to Enel Chile as a consequence of the Merger; (iii) impose limitations on Enel Chile’s ability to continue developing and operating the projects owned by EGPL; and (iv) in general, any other legal proceeding or action before any regulatory, judicial or administrative authority resulting in any of the consequences indicated in (i) to (iii) above;

•	the absence of any legal proceeding or action seeking to (i) prohibit or materially prevent the consummation of the Tender Offer; (ii) impose material limitations on Enel Chile’s ability to effectively acquire the Enel Generación shares and Enel Generación ADSs, including any material restriction on the proposed amendments to the Enel Generación bylaws relating to Title XII of DL 3,500; (iii) impose limitations on Enel Chile’s ability to exercise its property rights over the Enel Generación shares and Enel Generación ADSs acquired in the Tender Offer, including the right to vote such shares and ADSs; and (iv) in general, any other legal proceeding or action before any regulatory, judicial or administrative authority resulting in any of the consequences indicated in (i) to (iii) above; and

•

the absence of any Material Adverse Change, which is defined as any event, fact or circumstance resulting in or having a material adverse impact on the business, properties, assets, obligations, results or operations of Enel Generación in an amount equal to or greater than 7% of Enel Generación’s market capitalization, measured on the business day before the date when such Material Adverse Change occurred.

Enel Chile will declare the Tender Offer successful if the conditions above are satisfied or waived.

On December 12, 2017, the President of the Chilean Association of Municipalities, a private sector association (the “Association”), presented a “consultation” to the Chilean Anti-Trust Court (the “TDLC” in its Spanish acronym), claiming that the Reorganization would jeopardize competition in the Chilean electricity industry. A consultation is typically non-contentious; however, the Association’s consultation requested that the TDLC suspend all actions intended to implement the Reorganization. The TDLC declared this consultation inadmissible and the President of the Association appealed the TDLC’s decision to the Chilean Supreme Court, requesting that the consultation be declared admissible and seeking the suspension of the Reorganization actions. The Chilean Supreme Court hearing was held on February 6, 2018. There can be no assurance as to the final timing or outcome of the appeal; however, Enel Chile and Enel Generación believe that the consultation is not admissible.

Conditions of the Amendments to the Bylaws of Enel Generación

The effectiveness of the amendments to the Bylaws of Enel Generación will be conditioned on Enel Chile declaring the Tender Offer successful.

TAXATION

Material U.S. Federal Income Tax Consequences

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These authorities are subject to change, possibly with retroactive effect, which could affect the continued validity of this summary.

The following is a summary of the U.S. federal income tax consequences to U.S. Holders (as defined herein) receiving, exercising, and disposing of rights to receive new shares (“New Shares”) and of owning and disposing of New Shares, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s investment decision, and is based on the assumption that there is no applicable income tax treaty in effect between the United States and Chile (see “Material Chilean Tax Consequences—Chilean Tax Consequences of Ownership of Enel Chile Shares or Enel Chile ADSs by Foreign Holders—Ownership and Disposition of Enel Chile Shares and Enel Chile ADSs” below). Further, this summary does not address any aspect of foreign, state, local or estate or gift taxation, the 3.8% tax imposed on certain net investment income, tax considerations that arise from rules of general application to all taxpayers, or certain aspects of U.S. federal income taxation that may be applicable to holders subject to special treatment under the Code, including, but not limited to:

•	certain financial institutions;

•	insurance companies;

•	a broker or dealer in securities or foreign currency or dealers and traders in securities who use a mark-to-market method of tax accounting;

•	persons holding ADSs, existing shares of common stock, rights or New Shares as part of a hedge, straddle, conversion transaction or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations;

•	persons that own or are deemed to own five percent or more of our shares (or ADSs); or

•	persons holding ADSs, existing shares of common stock, rights or New Shares in connection with a trade or business conducted outside of the United States.

A “U.S. Holder” for purposes of this discussion is a beneficial owner of ADSs, existing shares of common stock or New Shares that is, for federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes or (ii) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership holds the existing shares of common stock, ADSs, rights or New Shares, as the case may be, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partnerships holding existing shares of common stock, ADSs, rights or New Shares and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the receipt, holding and disposition of the rights and New Shares.

This discussion assumes, and we expect, that we are not, and we will not become, a passive foreign investment company for U.S. federal income tax purposes. This discussion addresses only U.S. Holders of ADSs, existing shares of common stock, rights or New Shares that hold such securities as capital assets.

In addition, this summary is based in part on representations of the Depositary and assumes that each obligation provided for in or otherwise contemplated by the Deposit Agreement or any other related agreements will be performed in accordance with its terms.

Each U.S. Holder is urged to consult its own tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of receiving, exercising or disposing of rights and of owning and disposing of New Shares in their particular circumstances.

Material U.S. Federal Income Tax Consequences of the Rights Offering

Tax Treatment of ADSs

For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner for U.S. federal income tax purposes. Accordingly, deposits or withdrawals of shares or rights for ADSs will generally not be subject to U.S. federal income tax.

The U.S. Treasury has expressed concerns that parties to whom ADSs are released before shares are delivered to the depositary (pre-release) or intermediaries in the chain of ownership between beneficial owners and the issuer of the security underlying the ADSs may be taking actions that are inconsistent with the claiming of foreign tax credits for beneficial owners of depositary shares. Such actions would also be inconsistent with the claiming of the reduced tax rate, described below, applicable to dividends received by certain non-corporate beneficial owners. Accordingly, the analysis of the creditability of Chilean taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by such parties or intermediaries.

Receipt of Rights

Under Section 305 of the Code, a shareholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable distribution in an amount equal to the value of such right. In general, a shareholder who receives a right to acquire shares will be treated as having received a taxable distribution if a shareholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other shareholder receives a distribution (or a deemed distribution) of cash or other property. While the issue is not free from doubt, we believe that the receipt of the rights by a U.S. Holder should not be treated as a taxable stock dividend under Section 305(a) of the Code. However, due to the uncertainties in the application of Section 305 of the Code, there can be no assurance that such treatment will not be challenged by the United States Internal Revenue Service (“IRS”) or, if challenged, upheld. If the distribution of rights were treated as a taxable distribution, the fair market value of the right a U.S. Holder receives would be taxable to such U.S. Holder as a dividend. The U.S. Holder’s tax basis in such right will equal the amount of the dividend and the U.S. Holder’s holding period for the rights will commence on the date of distribution. For further disclosure on taxation of dividends, see “—Taxation of Distributions on New Shares.” The balance of the discussion below assumes that the distribution of rights will not be a taxable distribution.

Basis and Holding Period of the Rights

If the fair market value of the rights is less than 15% of the fair market value of the outstanding existing shares of common stock with respect to which the rights were distributed on the date of distribution, the rights will be allocated a zero basis for U.S. federal income tax purposes, unless the U.S. Holder affirmatively elects to allocate basis in proportion to the relative fair market values of its existing shares of common stock and the rights received (as determined on the date of distribution). This irrevocable election must be made in the tax return for the taxable year in which the rights are received, and will apply to all rights received by the U.S. Holder pursuant to the Rights Offering. On the other hand, if the fair market value of the rights received is 15% or greater than the fair market value of existing shares of common stock with respect to which the rights were distributed on the date of distribution, then the basis in the U.S. Holder’s existing shares of common stock must be allocated between its existing shares of common stock and the rights in proportion to their fair market values (as determined on the date of distribution). A U.S. Holder’s holding period in rights will include the U.S. Holder’s holding period for the existing shares of common stock with respect to which the rights were distributed.

Exercise of the Rights

The exercise of a right by, or on behalf of, a U.S. Holder will not be a taxable transaction for U.S. federal income tax purposes. The basis of each New Share acquired upon exercise of the right will equal the sum of the U.S. dollar value of the Subscription Price (determined at the spot rate of exchange on the date of exercise) and the U.S. Holder’s tax basis (as determined above), if any, in the right exercised. The holding period of the New Shares shall begin on the day the rights are exercised.

Sale or Expiration of the Rights

For U.S. federal income tax purposes, gain or loss realized on a sale of rights by the U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the rights is more than one year. For these purposes, the holding period for the rights will include the holding period of the existing shares of common stock with respect to which the rights were distributed. The deductibility of capital losses is subject to limitations. The amount of the gain or loss will be equal to the difference between the tax basis in the rights disposed of (as determined above) and the U.S. dollar value of the amount realized on the disposition.

Gain or loss recognized by a U.S. Holder on a sale of rights generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, the U.S. Holder may not be able to use the foreign tax credit arising from any Chilean tax imposed on the disposition of a right unless such credit can be applied against tax due on other income treated as derived from foreign sources in the appropriate limitation category.

In the event the U.S. Holder allows the rights to expire without selling or exercising them, the rights will be deemed to have a zero basis and, therefore, the U.S. Holder will not recognize any loss upon the expiration of the rights. In addition, the tax basis of the existing shares of common stock with respect to which the expired rights were distributed will remain unchanged from their tax basis prior to the Rights Offering.

Material U.S. Federal Income Tax Consequences of Owning and Disposing of New Shares

Taxation of Distributions on New Shares

Distributions received by a U.S. Holder on New Shares, including the amount of any Chilean taxes withheld, other than certain pro rata distributions of shares to all shareholders, will constitute foreign-source dividend income to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. The amount of dividend income paid in Chilean pesos that a U.S. Holder will be required to include in income will equal the U.S. dollar value of the distributed Chilean peso, calculated by reference to the exchange rate in effect on the date the payment is received, regardless of whether the payment is converted into U.S. dollars on the date of receipt. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder will generally not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of its receipt, which would be ordinary income or loss and would be treated as income from U.S. sources for foreign tax credit purposes. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. Corporate U.S. Holders will not be entitled to claim the dividends-received deduction with respect to dividends paid by us.

Subject to certain exceptions for short-term and hedged positions and the discussion below regarding concerns expressed by the U.S. Treasury, the U.S. dollar amount of dividends received by a noncorporate U.S. Holder in respect of New Shares generally will be subject to taxation at preferential rates if the dividends are “qualified dividends.” Dividends paid on the New Shares generally will be treated as qualified dividends if (i) the New Shares are readily tradable on an established securities market in the United States (ii) Enel Chile was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”) and (iii) the holder thereof has satisfied certain holding period requirements. We do not expect that we will be treated as having been a PFIC for U.S. federal income tax purposes with respect to our 2017 taxable year. In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2018 taxable year. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, and because it is unclear whether certain types of our income constitute passive income for PFIC purposes, there can be no assurance that we will not be considered a PFIC for any current, prior or future taxable year.

Based on existing guidance, it is not entirely clear whether dividends received with respect to New Shares will be treated as qualified dividends, because the shares are not themselves listed on a U.S. exchange. A U.S. Holder should consult its own tax advisors to determine whether the favorable rate will apply to dividends it receives and whether it is subject to any special rules that limit its ability to be taxed at this favorable rate.

The amount of a dividend generally will be treated as foreign-source dividend income to a U.S. Holder for foreign tax credit purposes. As discussed in more detail below under “—Foreign Tax Credits,” it is not free from doubt whether Chilean withholding taxes imposed on distributions on New Shares will be treated as income taxes eligible for a foreign tax credit for U.S. federal income tax purposes. If a Chilean withholding tax is treated as an eligible foreign income tax, subject to generally applicable limitations, you may claim a credit against your U.S. federal income tax liability for the eligible Chilean taxes withheld from distributions on New Shares. If the dividends are taxed as qualified dividend income (as discussed above), special rules will apply in determining the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation. The rules relating to foreign tax credits are complex. You are urged to consult your own tax advisors regarding the treatment of Chilean withholding taxes imposed on distributions on New Shares.

Sale or Other Disposition of New Shares

For U.S. federal income tax purposes, the gain or loss a U.S. Holder realizes on the sale or other disposition of New Shares generally will be U.S.-source capital gain or loss for foreign tax credit purposes, and generally will be a long-term capital gain or loss if the U.S. Holder has held the New Shares for more than one year. The amount of a U.S. Holder’s gain or loss will equal the difference between the U.S. Holder’s tax basis in the New Shares disposed of and the amount realized on the disposition (including any amount withheld in respect of Chilean withholding taxes; see “—Chilean Tax Considerations—Taxation of Shares and ADSs”), in each case as determined in U.S. dollars. A U.S. Holder’s tax basis in the New Shares acquired pursuant to the exercise of the rights will be as described above under “—Material U.S. Federal Income Tax Consequences of the Rights Offering—Exercise of the Rights.” In addition, certain limitations exist on the deductibility of capital losses by both corporate and individual taxpayers.

In certain circumstances, Chilean taxes may be imposed upon the sale of New Shares. See “—Chilean Tax Considerations—Taxation of Shares and ADSs.” As discussed in more detail below under “—Foreign Tax Credits,” subject to generally applicable limitations and substantiation requirements, a U.S. Holder may claim a credit against its U.S. federal income tax liability for the eligible Chilean taxes withheld pursuant to a sale or other disposition of New Shares.

Foreign Tax Credits

Subject to applicable limitations that may vary depending upon a U.S. Holder’s circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, a U.S. Holder may claim a credit against its U.S. tax liability for Chilean income taxes (or taxes imposed in lieu of an income tax) imposed in connection with the Rights Offering and on distributions on and proceeds from the sale or other disposition of New Shares. Chilean dividend withholding taxes generally are expected to be income taxes eligible for the foreign tax credit. The Chilean capital gains tax is likely to be treated as an income tax (or a tax paid in lieu of an income tax) and thus eligible for the foreign tax credit; however, you generally may claim a foreign tax credit only after taking into account any available opportunity to reduce the Chilean capital gains tax, such as the reduction for the credit for Chilean corporate income tax that is taken into account when calculating Chilean withholding tax, as discussed below under “—Chilean Tax Considerations—Taxation of Shares and ADSs”). If a Chilean tax is imposed on the sale or disposition of New Shares, and a U.S. Holder does not receive significant foreign source income from other sources, such U.S. Holder may not be able to credit such Chilean tax against its U.S. federal income tax liability. If a Chilean tax is not treated as an income tax (or a tax paid in lieu of an income tax) for U.S. federal income tax purposes, a U.S. Holder would be unable to claim a foreign tax credit for any such Chilean tax withheld; however, a U.S. Holder may be able to deduct such tax in computing its U.S. federal income tax liability, subject to applicable limitations. In addition, instead of claiming a credit, a U.S. Holder may, at the U.S. Holder’s election, deduct such Chilean taxes in computing the U.S. Holder’s taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States. The calculation of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign income taxes, the availability of deductions, involves the application of complex rules that depend on your particular circumstances. U.S. Holders are urged to consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Passive Foreign Investment Company Rules

We do not expect to be a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes for our 2018 taxable year or for the foreseeable future. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, and because it is unclear whether certain types of our income constitute passive income for PFIC purposes, there can be no assurance that we will not be considered a PFIC for any current, prior or future taxable year. If we were a PFIC for any taxable year during which a U.S. Holder held New Shares or ADSs (or, under proposed Treasury regulations, rights), certain adverse consequences could apply to the U.S. Holder, including the imposition of higher amounts of tax than would otherwise apply, and additional filing requirements. In addition, if we were treated as a PFIC in a taxable year in which we pay a dividend or in the prior taxable year, the favorable dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply (see “—Taxation of Distributions on New Shares” above). A U.S. Holder should consult its own tax advisors regarding the consequences to it if we were a PFIC, as well as the availability and advisability of making any election that might mitigate the adverse consequences of PFIC status.

Controlled Foreign Corporation Rules

A foreign corporation will be treated as a “controlled foreign corporation” (“CFC”) for U.S. federal income tax purposes if, on any day during the taxable year of such foreign corporation, more than 50% of the equity interests in such corporation, measured by reference to the combined voting power or value of the equity of the corporation, is owned directly or by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code by United States Shareholders. For this purpose, a “United States Shareholder” is any United States person that possesses directly, or by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code, 10% or more of the combined voting power of all classes of equity in such corporation or 10% or more of the combined value of all classes of equity in such corporation. If a foreign corporation is a CFC at any time during any taxable year, each United States Shareholder of the corporation who owns, directly or indirectly, shares in the corporation on the last day of the taxable year on which it is a CFC will be required to include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “Subpart F income” for such year, even if the Subpart F income is not distributed. Subpart F income generally includes passive income but also includes certain related party sales, manufacturing and services income. For tax years beginning after December 31, 2017, H.R. 1, originally known as the “Tax Cuts and Jobs Act,” expands Subpart F income to include certain global intangible low-tax income. The calculation of global intangible low-taxed income is complex, and involves calculations regarding other controlled foreign corporations in which a U.S. Holder is a United States Shareholder. U.S. Holders who might, directly, indirectly or constructively, acquire 10% or more of our shares (by vote or value), and therefore might be a United States Shareholder, should consider the possible application of the CFC rules, and are urged to consult a tax advisor with respect to such matter.

U.S. Backup Withholding Tax and Information Reporting Requirements

Required Disclosure with Respect to Foreign Financial Assets

Certain U.S. Holders are required to report information relating to an interest in New Shares, subject to certain exceptions (including an exception for New Shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in the New Shares.

Transfer reporting requirements

A U.S. Holder that subscribes for New Shares may be required to file Form 926 with the Internal Revenue Service if the aggregate Subscription Price paid by the U.S. Holder, when aggregated with all transfers of cash made by the U.S. Holder (or any related person) to us within the preceding twelve-month period, exceeds USD 100,000 (or its foreign currency equivalent). U.S. Holders that are required to file Form 926, but fail to do so, could be subject to substantial penalties.

U.S. Holders are urged to consult their own U.S. tax advisors regarding information reporting requirements relating to their ownership of New Shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the U.S. Holder is an exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the U.S. Internal Revenue Service.

A U.S. Holder should consult its own tax advisors with respect to the particular consequences to it of receiving, exercising or disposing of rights and of owning and disposing of New Shares.

Material Chilean Tax Consequences

The following discussion summarizes material Chilean income and withholding tax consequences to Foreign Holders (as defined below) arising from the ownership and disposition of rights, shares and ADSs. The summary which follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of rights, shares or ADSs and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Holders of shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership of shares or ADSs.

As used herein, the term “Foreign Holder” means either:

•	in the case of an individual holder, a person who is not a resident of or domiciled in Chile; for purposes of Chilean taxation, (a) an individual is resident of Chile if he or she has resided in Chile for more than six months in one calendar year, or a total of more than six months in two consecutive fiscal years; or (b) an individual is domiciled in Chile if he or she resides in Chile with the intention of remaining in Chile (such intention to be evidenced by circumstances such as the acceptance of employment within Chile or the relocation of the individual’s family to Chile), or

•	in the case of a legal entity holder, an entity that is not organized under the laws of Chile, unless the shares or ADSs are assigned to a branch, agent, representative or permanent establishment of such entity in Chile.

Under Chilean law, certain provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may only be amended by another statute. In addition, the Chilean tax authorities issue rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean taxes may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations. Chilean tax authorities may, however, change such rules, regulations and interpretations prospectively. There is currently no applicable income tax treaty in effect between Chile and the United States. However, in 2010, Chile and the United States signed an income tax treaty that has not yet been ratified by either country. The following summary assumes that there is no applicable income tax treaty in effect between Chile and the United States.

This discussion:

•	is based upon the tax laws of Chile as in effect on the date of this prospectus supplement, including applicable regulations and rulings, and including ruling No. 324 of January 29, 1990 of the Chilean Internal Revenue Service (Servicio de Impuestos Internos, or the “SII”); and

•	is not intended as Chilean tax advice to any particular Foreign Holder, which can be rendered only in light of its particular circumstances, and does not purport to be a complete analysis of the potential Chilean tax consequences that may be important to a Foreign Holder based on that Foreign Holder’s particular tax situation or circumstances.

We have not sought and will not seek any rulings from the SII with respect to any matter discussed herein. No assurance can be given that the SII would not assert, or that a court would not sustain a position contrary to any of the tax characterizations and tax consequences set forth below.

Taxation on Capital Gains

Taxation on Sale or Exchange of ADSs, Outside of Chile

Gains obtained by a Foreign Holder from the sale or exchange of ADSs outside Chile will not be subject to Chilean taxation.

Taxation on Sale or Exchange of Shares

The Chilean Income Tax Law includes a tax exemption on capital gains arising from the sale of shares of listed companies traded in the stock markets. Although there are certain restrictions, in general terms, the amendment provides that in order to qualify for the capital gain exemption: (i) the shares must be of a publicly held stock corporation with a “sufficient stock market liquidity” status in the Chilean Stock Exchanges; (ii) the sale must be carried out in a Chilean Stock Exchange authorized by the CMF, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law or as the consequence of a contribution to a fund as regulated in Section 109 of the Chilean Income Tax Law; (iii) the shares which are being sold must have been acquired on a Chilean Stock Exchange, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law, or in an initial public offering (due to the creation of a company or to a capital increase), or due to the exchange of convertible publicly offered securities, or due to the redemption of a fund’s quota as regulated in Section 109 of the Chilean Income Tax Law; and (iv) the shares must have been acquired after April 19, 2001. For purposes of considering the ADS’s as convertible publicly offered securities, they should be registered in the Chilean foreign securities registry (or it is expressly excluded from such registry by the CMF).

If the shares do not qualify for the above exemption, capital gains on their sale or exchange of shares (as distinguished from sales or exchanges of ADSs representing such shares of common stock) could be subject to the general tax regime, with a 27% Chilean CIT, the rate applicable during 2018, and a 35% Chilean withholding tax, the former being creditable against the latter.

The date of acquisition of the ADSs is considered to be the date of acquisition of the shares for which the ADSs are exchanged.

Taxation of Share Rights and ADS Rights

For Chilean tax purposes and to the extent we issue any share rights or ADS rights, the receipt of share rights or ADS rights by a Foreign Holder of shares or ADSs pursuant to a rights offering is a nontaxable event. In addition, there are no Chilean income tax consequences to Foreign Holders upon the exercise or the lapse of the share rights or the ADS rights.

Any gain on the sale, exchange or transfer of any ADS rights by a Foreign Holder is not subject to taxes in Chile.

Any gain on the sale, exchange or transfer of the share rights by a Foreign Holder is subject to a 35% Chilean withholding tax.

Other Chilean Taxes

There is no gift, inheritance or succession tax applicable to the ownership, transfer or disposition of ADSs by Foreign Holders, but such taxes will generally apply to the transfer at death or by gift of the shares by a Foreign Holder. There is no Chilean stamp, issue, registration or similar taxes or duties payable by holders of shares or ADSs.

Chilean Tax Consequences of Ownership of Shares or ADSs by Foreign Holders

Ownership and Disposition of Shares and ADSs

The following discussion summarizes material Chilean income and withholding tax consequences to Foreign Holders arising from the ownership and disposition of shares and ADSs of Enel Chile and, to the extent any are issued, share rights and ADS rights. The summary that follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of shares or ADSs and share rights or ADS rights, if any, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Holders of shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership of shares or ADSs.

Taxation of Shares and ADSs

Taxation of Cash Dividends and Property Distributions

Cash dividends paid with respect to the shares or ADSs held by a Foreign Holder will be subject to Chilean withholding tax, which is withheld and paid by the company. The amount of the Chilean withholding tax is determined by applying a 35% rate to a “grossed-up” distribution amount (such amount equal to the sum of the actual distribution amount and the correlative Chilean CIT paid by the issuer), and then subtracting as a credit 65% of such Chilean CIT paid by the issuer, in case the residence country of the holder of share or ADS does not have a tax treaty with Chile. If there is a tax treaty between both countries (in force or signed prior to January 1, 2017) the Foreign Holder can apply 100% of the CIT as a credit. For the year 2018, the Chilean CIT applicable to Enel Chile is a rate of 27%, and depending on the circumstances mentioned above, the Foreign Holder may apply 100% or 65% of the CIT as a credit.

Currently, there are two alternative mechanisms of shareholder-level income taxation in effect since January 1, 2017: a) accrued income basis (known as attributed-income system in Chile) shareholder taxation and b) cash basis (known as partially-integrated system in Chile and most similar to the current system) shareholder taxation.

Under the Chilean Income Tax Law, public limited companies such as Enel Chile will be subject to the latter regime.

Under the partially-integrated regime, or cash basis regime, a company pays CIT on its annual result. Foreign and local individual shareholders will only pay in Chile the relevant tax on effective profit distributions and will be allowed to use the CIT paid by the distributing company as credit, with certain limitations. Only 65% of the CIT is creditable against the 35% shareholder-level tax (as opposed to 100% under the accrued income basis regime). However, if there is a tax treaty signed before January 1, 2017 between Chile and the jurisdiction of residence of the shareholder (even if not yet in effect), the CIT is fully creditable against the 35% withholding tax. This is the case of the tax treaty signed between Chile and the United States. In the case of treaties signed prior to January 1, 2017 that have not been enacted, a temporary sale permits the application of the 100% of CIT as a credit until December 31, 2019 or if such treaty is enacted on or before December 31, 2019.

The example below illustrates the effective Chilean withholding tax burden on a cash dividend received by a Foreign Holder, assuming a Chilean withholding tax base rate of 35%, an effective Chilean CIT rate of 27% (the CIT rate for 2018 and later under the cash basis regime) and a distribution of 50% of the net income of the company distributable after payment of the Chilean CIT:

Line	Concept and calculation assumptions	Amount Tax treaty resident	Amount Non-tax treaty resident
1	Company taxable income (based on Line 1 = 100)	100	100
2	Chilean corporate income tax: 27% x Line 1	27	27
3	Net distributable income: Line 1 - Line 2	73	73
4	Dividend distributed (50% of net distributable income): 50% of Line 3	36.5	36.5
5	Withholding tax: (35% of (the sum of Line 4 and 50% of Line 2))	17.5	17.5
6	Credit for 50% of Chilean corporate income tax: 50% of Line 2	13.5	13.5
7	CIT partial restitution (Line 6 x 35%)(1)	—	4.725
8	Net withholding tax: Line 5 - Line 6 + Line 7	4	8.725
9	Net dividend received: Line 4 + Line 8	32.5	27.775
10	Effective dividend Withholding rate: Line 8 / Line 4	10.95%	23.90%

(1)	Only applicable to non-tax treaty jurisdiction resident. From a practical standpoint the foregoing means that the CIT is only partially creditable (65%) against the withholding tax (i.e., CIT of 8.725%).

However, for purposes of the foregoing it is still not clear whether the taxpayer residence will be considered as that of the ADS’s holder or the one of the depository.

MARKET INFORMATION

Enel Chile shares are traded on the Chilean Stock Exchanges. Enel Chile shares are also traded in the United States on the NYSE, under the symbol “ENIC”, in the form of ADSs evidenced by ADRs. Each Enel Chile ADS represents 50 Enel Chile shares. The closing prices of Enel Chile shares on the Santiago Stock Exchange and Enel Chile ADSs on the NYSE on February 13, 2018 were Ch$72.64 per Enel Chile Share and US$6.08 per Enel Chile ADS, respectively.

As of February 13, 2018, 49,092,772,762 Enel Chile shares were issued and outstanding, including ADRs evidencing 68,979,245 outstanding Enel Chile ADSs (equivalent to 3,448,962,250 Enel Chile shares or 7.0% of the total number of issued Enel Chile shares). For additional information regarding the Chilean Stock Exchanges, see Item 9.C. of the Enel Chile 2016 Form 20-F, which is incorporated herein by reference.

The table below shows, for the periods indicated, high and low sale prices, in Chilean pesos, of the Enel Chile shares as reported by the Santiago Stock Exchange and the high and low sale prices, in U.S. dollars, of Enel Chile ADSs as reported by the NYSE.

	Santiago Stock Exchange(1) Ch$ per share		U.S. Stock Exchange(2) US$ per ADS
	High	Low	High	Low
2018
February (through February 13, 2018)	78.50	72.00	6.50	5.89
January	79.96	71.00	6.52	5.75
2017
December	74.50	66.95	5.91	5.03
November	74.45	67.76	5.87	5.24
October	79.50	73.30	6.28	5.80
September	78.39	70.73	6.07	5.73
August	75.70	69.00	6.07	5.37
July	76.00	70.35	5.84	5.44
June	76.00	71.55	5.68	5.41
May	76.50	72.15	5.72	5.28
April	75.00	69.85	5.71	5.31
March	73.25	65.20	5.53	4.88
February	66.98	61.00	5.36	4.63
January	67.01	62.00	5.25	4.50
2016
4th Quarter	70.15	58.65	5.25	4.25
3rd Quarter	79.00	60.48	6.08	4.52
2nd Quarter(3)	90.00	73.94	6.81	5.22

(1)	Source: Santiago Stock Exchange.
(2)	Source: NYSENET. The ADS composite figures include transactions in all U.S. stock exchanges. One Enel Chile ADS = 50 Enel Chile shares.
(3)	Enel Chile shares and Enel Chile ADSs have traded on the Chilean Stock Exchanges since April 21, 2016 and on the NYSE since April 26, 2016, respectively.

UNDERWRITING

We have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the Rights Offering.

LEGAL MATTERS

Certain matters of Chilean law relating to this offering will be passed upon for us by Carey y Cía Ltda., Santiago, Chile. In addition, certain tax matters under Chilean law will be pass upon for us by Rodrigo de la Fuente, an Attorney of Enel Chile. Certain matters of New York law and U.S. federal income tax law relating to this offering will be passed upon for us by Winston & Strawn, LLP, New York, New York.

EXPERTS

The consolidated financial statements of Enel Chile and its subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, incorporated in this prospectus supplement and the accompanying prospectus by reference from the Enel Chile 2016 Form 20-F, and the effectiveness of its internal control over financial reporting as of December 31, 2016 have been audited by EY Audit S.p.A., an independent registered public accounting firm, as set forth in their reports thereon which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as expert in accounting and auditing.

The consolidated financial statements of EGPL and its subsidiaries as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016, incorporated in this prospectus supplement and the accompanying prospectus by reference from the Enel Chile October 2017 Form 6-K (EGPL), have been audited by EY Audit S.p.A., an independent registered public accounting firm, as set forth in their report thereon which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as expert in accounting and auditing.

APPENDIX A

INFORMATION REGARDING EGPL

Enel Green Power Latin América

A.	History and Development

EGPL is a closely held stock corporation (sociedad anónima cerrada) organized under the laws of the Republic of Chile. EGPL is a member of the Enel Green Power group of companies. Enel Green Power is a transnational company dedicated to electricity generation with renewable resources, which in turn is controlled by Enel, one of the largest electricity and utility services company worldwide. Enel Green Power develops its renewable energy business and holds its assets located in Chile primarily through EGPL. EGPL’s shareholders are Hydromac Energy S.R.L., a wholly owned subsidiary of Enel Green Power, and Enel Green Power with interests of 99.9% and 0.1%, respectively.

EGPL is a renewable energy generation holding company engaged, through its wholly owned subsidiary Enel Green Power Chile Ltda. (“EGP Chile”), in the electricity generation business in Chile. As of December 31, 2016, EGPL had 1,036 MW of installed capacity from 16 solar, wind, hydro and geothermal generation facilities. Of EGPL’s installed capacity as of such date, 47.5% consisted of solar power plants, 43.6% consisted of wind power plants, and 8.9% consisted of hydro and geothermal power plants.

EGPL currently has 18 operational power plants with a total installed capacity of 1,196 MW consisting of 92 MW of hydroelectric power, 564 MW of wind power, 492 MW of solar power, and 48 MW of geothermal power. However, the 112 MW Sierra Gorda Este wind farm and the 48 MW Cerro Pabellón geothermal plant have not officially started commercial operations and are selling electricity on a test basis.

Prior to 2013, EGPL had only 92 MW of installed capacity, from the Pullinque and Pilmaiquén hydroelectric plants. In 2013, EGPL made the decision to focus on growing its installed capacity. The goal was to reach 1 GW of installed capacity in Chile prior to 2017. EGPL began by expanding its portfolio to include wind power with the acquisition of Parque Talinay Oriente and completion of construction on Parque Eólico Valle de los Vientos. By the end of 2013, EGPL had 272 MW of installed capacity, making it the operator with the most installed wind capacity in Chile. EGPL was awarded contracts for 162 MW of renewable energy and invested US$320 million in two new solar plants and one new wind plant.

In 2014, EGPL continued to expand by increasing its number of employees and commencing construction on the Talinay Poniente wind farm and the Chañares, Diego de Almagro and Finis Terrae solar plants. By the end of 2014, EGPL had 507 MW of installed capacity and had completed construction on Parque Eólico Tal Tal and the Lalackama I and II and Tal Tal solar power plants as well as the Ollagüe plant, the first off-grid hybrid plant.

In 2015, EGPL focused on continued growth as well as maintenance of existing facilities impacted by natural disasters. In particular, EGPL rebuilt the Diego de Almagro solar power plant after it was damaged by floods, as well as the Talinay Oriente and Talinay Poniente wind plants which were damaged by an 8.4-magnitude earthquake in Northeast Chile. A volcanic eruption in Southern Chile also affected plant operations. EGPL also began construction on the Cerro Pabellón geothermal plant (the first in South America at 4,500 meters above sea level), the Los Buenos Aires and Renaico wind farms, and the Pampa Norte solar plant. By the end of 2015, EGPL had total installed capacity of 606 MW and had completed construction of the Carrera Pinto solar plant.

In 2016, EGPL began operating the La Silla solar plant and began construction on the Sierra Gorda Este wind plant. By the end of 2016, Enel reached its goal of 1 GW of installed capacity in Chile, well before the 2017 target.

EGPL has become a leader in Chile’s renewable energy market with a mixed portfolio of wind, solar, hydroelectric and geothermal power. As of today, it is the largest renewable energy generation company in Chile, with almost triple the installed capacity of its largest competitor.

Capital Investments and Capital Expenditures

EGPL coordinates its overall financing strategy, including the terms and conditions of loans and intercompany advances entered into by its subsidiaries in order to optimize debt and liquidity management. Generally, its operating subsidiaries independently plan capital expenditures financed by internally generated funds or direct financings. Although EGPL has considered how these investments will be financed as part of its budget process, it has not committed to any particular financing structure, and investments will depend on the prevailing market conditions at the time the cash flows are needed.

EGPL’s investment plan is flexible enough to adapt to changing circumstances by giving different priorities to each project in accordance with profitability and strategic fit. Investment priorities are currently focused on developing additional renewable energy capacity to guarantee adequate levels of reliable supply while maintaining a high standard of operational efficiency, as well as remaining focused on the environment.

For the 2018-2022 period, EGPL expects to make capital expenditures of US$1,003 million related to investments currently in progress, maintenance of existing generation plants and studies required to develop other potential generation projects. For further detail regarding these projects please see “D. Property, Plants and Equipment- Project Investments.”

The table below sets forth the expected capital expenditures for the 2018-2022 period and the capital expenditures incurred in 2017, 2016 and 2015:

	Estimated 2018-2022	2017(1)	2016	2015
	(in millions of US$)
Capital Expenditure (CAPEX)(1)	1,003	157	533	219

(1)	CAPEX amounts represent effective payments for each year, except for 2017, which represents budgeted amounts, and future projections.

EGPL’s capital expenditures for 2017, 2016 and 2015 were principally related to expansion of the business and maintenance of existing projects.

A portion of its capital expenditures is reserved for maintenance, and for the assurance of quality and operational standards of its facilities. Projects in progress will be financed with resources provided by external financing as well as internally generated funds.

B.	Business Overview.

EGPL is a non-conventional renewable generation company with operations in Chile.

EGPL currently owns and operates 18 generation units in Chile with an aggregate installed capacity of 1,196 MW. However, 112 MW Sierra Gorda Este wind farm and 48 MW Cerro Pabellón geothermal plant have not officially started commercial operations, and therefore are not part of the national installed capacity. These power plants are selling their energy to the system in their condition of units “in tests”. As of December 31, 2016 and December 31, 2015, EGPL owned and operated 16 generation units in Chile with an aggregate installed capacity of 1,036 MW and 11 generation units in Chile with an aggregate installed capacity of 606 MW, respectively.

EGPL’s consolidated electricity sales in 2016 were 2,811 GWh and its production was 2,163 GWh, a 60% increase and a 42% increase, respectively, compared to 2015. Currently, EGPL’s wind power capacity represents 47.1% of its total installed capacity in Chile, its solar capacity represents 41.1%, its hydroelectric installed capacity represents 7.7% and its geothermal capacity represents 4.0%. The following tables summarize the information relating to EGPL’s capacity, electricity generation and energy sales:

ELECTRICITY DATA

	Year ended December 31,
	2016	2015
Number of generating units(1)	16	11
Installed capacity (MW)(2)	1,036	606
Electricity generation (TWh)	2.2	1.5
Energy sales (TWh)	2.8	1.8

(1)	For details on generation facilities, see “D. Property, Plants and Equipment.”
(2)	Total installed capacity is defined as the maximum capacity (MW), under specific technical conditions and characteristics. In most cases, installed capacity is confirmed by satisfaction guarantee tests performed by equipment suppliers. Figures may differ from installed capacity declared to governmental authorities and customers, according to criteria defined by such authorities and relevant contracts.

In the electricity industry, it is common to divide the business into hydroelectric, geothermal, wind, solar and other generation, because each type of generation has significantly different variable costs. Of EGPL’s total consolidated generation in 2016, 48.8% was from wind sources, 37.5% was from solar sources, 13.8% was from hydroelectric sources and none was from geothermal sources.

The contracting electricity market is composed by final customers, distribution companies and other generation companies. Final customers identified as small volume regulated customers, including residential customers, are subject to government regulated electricity tariffs and must purchase electricity directly from the distribution company in its concession area. These distribution companies, which purchase large amounts of electricity for small volume residential customers, enter into contractual agreements with generators through a regulated tender process. Those identified as large volume industrial customers also enter into contractual agreements with energy suppliers. However, such large volume industrial customers are not subject to the regulated tariff price. Instead, these customers are allowed to negotiate the energy price with generators based on the characteristics of the service required. Law establishes specific energy consumption limits (measured in GWh) for regulated and unregulated customers. Moreover, the regulatory framework requires that distribution companies have contracts to support their forecasted commitments to small volume customers and determine which customers can purchase energy directly from generation companies. A generation company may also sell energy to other generation companies, agreeing in a non-regulated context the conditions and prices. Finally, the pool market, where energy is normally sold at the spot price, is not carried out through contracted pricing.

As NCRE power plants’ generation depends directly on renewable sources (wind, radiation, water, etc.), the estimated production is variable and must be assessed with a probabilistic approach. In order to minimize overall risks, including spot market exposure, EGPL’ selling strategy considers the previously mentioned, including diversified technologies in its portfolio and different types of possible clients.

Operations

EGPL owns and operates a total of 18 generation units in Chile through its subsidiaries. However, Sierra Gorda Este and Cerro Pabellón plants are still being tested. For information on the installed generation capacity for each of EGPL’s subsidiaries, see “D. Property, Plants and Equipment.” All of EGPL’s generation units are connected to the SIC, except for Sierra Gorda, Cerro Pabellón and Valle de los Vientos generation units which are connected to the SING in northern Chile. EGPL’s total gross electricity generation in Chile (including the SIC and the SING) accounted for 3% of total gross electricity generation in Chile during 2016.

The following table sets forth the electricity generation by each of EGPL’s generation companies:

ELECTRICITY GENERATION BY COMPANY (GWh)

	Year ended December 31,
	2016	2015
Enel Green Power Chile Limitada	—	—
Geotérmica del Norte S.A.	—	—
Almeyda Solar SpA	50	46
Parque Eólico Tal Tal S.A.	285	267
Parque Talinay Oriente S.A.	176	175
Parque Eólico Valle de los Vientos S.A.	246	231
Enel Green Power del Sur SpA	702	0.3
Empresa Eléctrica Panguipulli S.A.	705	809

Total	2,163	1,528

Electricity sales and generation

The total industry electricity sales increased 1.6% during 2016 as compared to 2015, with a sales increase of 1.9% in the SIC and of 0.4% in the SING.

EGPL’s electricity sales reached 2,811 GWh in 2016 and 1,762 GWh in 2015, which represented a 4% and 3% market share, respectively.

EGPL supplies electricity to several regulated electricity distribution companies, large unregulated customers, other generation companies and the pool market. All commercial relationships with its customers are governed by contracts.

Supply contracts with distribution companies must be auctioned, and are standardized. Supply contracts with unregulated customers and other generation companies are agreed between both parties, reflecting competitive market conditions.

EGPL’s contracts are generally on a long-term basis and typically range from fifteen to twenty years. Some contracts may be automatically extended at the end of the applicable term, unless terminated by either party upon prior notice. If EGPL experiences a force majeure event, as defined in the contract, it is allowed to reject purchases and it has no obligation to supply electricity to its unregulated customers or other generation companies. Disputes are subject to binding arbitration between the parties.

ELECTRICITY INDUSTRY REGULATORY FRAMEWORK

The following chart shows a summary of the main characteristics of the Chilean electricity regulatory framework by business segment.

Gx	Spot Market	Sales between generators with costs audited
	Unregulated Market	Bilateral contracts with freely agreed prices
	Regulated Market	Node price public auction for up to 20 years
	Capacity Payment	Income based on power contributions during peak demand
Tx	Features	Public—Open Access—Regulated Tariff Monopoly Regime for Transmission System Operators
Dx	Law	Administrative Concession (indefinite duration)
	Expansion	Undefined
	Tariff review	Every 4 years
Td	Unregulated customers	> 5 MW
	Unregulated market (%)	≈30%

Gx: Generation	Tx: Transmission	Dx: Distribution	Td: Trading

Industry Overview and Structure

The Chilean electricity industry is divided into three business segments: generation, transmission and distribution. These business segments are carried out by publicly listed private sector companies, in which generators can also trade energy with unregulated customers. The state’s role is limited to regulation, supervision and indicative investment planning through non-binding recommendations in the case of generation. In the transmission segment, investment planning and construction bidding processes are binding.

The following chart shows the relationships among the various participants in the Chilean electricity market:

The generation segment is comprised of a group of electricity companies that own generating plants, whose energy is transmitted and distributed to end customers. This segment is characterized by being a competitive market, which operates under market-driven conditions. Generation plants sell their energy through contracts to distribution companies, who in turn serve the regulated market, to unregulated customers and to other generation companies. Generators sell surpluses on the spot market. The transmission segment is comprised of a combination of lines, substations and equipment for the transmission of electricity from generators’ production points to the centers of consumption or distribution. In Chile, transmission is defined as the conveying of electricity over lines or substations with a voltage or tension higher than 23 kV. The transmission system operates under open access, and transmission companies may impose rights of way over the available transmission capacity through the payment of tolls.

The distribution segment is defined for regulatory purposes as the electricity supplied to end customers at a voltage no higher than 23 kV. Distribution companies operate under a public utility concession regime, with service obligations and regulated tariffs for supplying regulated customers.

Customers are classified according to their capacity, as follows: (i) new unregulated customers as of 2016 with connected capacity of over 5,000 kW (existing customers who were formerly subject to the lower 2,000 kW threshold prior to 2016 will be grandfathered as of 2019); (ii) regulated customers with connected capacity up to 500 kW; and (iii) customers that choose either a regulated tariff or an unregulated regime for a minimum period of four years, available to customers whose connected capacity falls in the range of 500 kW to 5,000 kW.

The distribution companies supply regulated customers, a segment for which the price and supply conditions are the result of tender processes regulated by the CNE (“Comisión Nacional de Energía”), and unregulated customers that have agreements with generators or distributors, which terms are freely negotiated and agreed upon.

In Chile, there are four separate interconnected electricity systems. The main systems in Chile are the SIC and the SING. The SIC services the central and south central part of the country, where 92.2% of the Chilean population lives. The SING, which operates in the northern part of the country and where most of the mining industry is located, is where 6.3% of the Chilean population lives (according to the 2015 CDEC-SIC annual report). In addition to the SIC and the SING, there are two isolated systems in southern Chile that provide electricity to remote areas, where 1.5% of the population lives.

In January 2014, Law No 20,726 approved the interconnection between the SIC and the SING. The interconnection is expected to be completed by 2019. Once in place, energy generated in one system will be able to cover a portion of any shortfalls in the other system.

The operation of electricity generation companies in each of the two major interconnected electricity systems is coordinated by the dispatch center of the independent coordinator entity that coordinate generators, transmission companies and large customers. The Independent Coordinator coordinates the operation of both system with an efficiency criterion in which the lowest cost producer available is usually required to satisfy demand at any moment in time. As a result, at any specific level of demand, the appropriate supply will be provided at the lowest possible production cost available in the system. The marginal cost used is the price at which generators trade energy on an hourly basis, involving both their injections into the system and their withdrawals or purchases for supplying their customers.

The Energy Agenda

In May 2014, the Chilean government announced the Energy Agenda, establishing a plan to create and execute a long-term energy policy. The Energy Agenda presents several lines of action and goals to achieve in the short, medium and long term. These objectives are lower energy prices, the incorporation of non-conventional renewable energy sources (“NCRE”) and promotion of the efficient use of energy. In Chile, NCRE refers to power from wind, solar, geothermal, biomass, ocean (tides, waves and currents, as well as the ocean’s thermal gradient) and mini-hydro plants under 20 MW.

Principal Regulatory Authorities

The Chilean Ministry of Energy develops and coordinates plans, policies and standards for the proper operation of the sector, approves tariffs and node prices set by the CNE, transmission and distribution companies. The CNE is the technical entity in charge of defining prices, technical standards and regulatory requirements.

The SEF monitors the proper operation of electricity, gas and fuel sectors in compliance with the law in terms of safety, quality, and technical standards.

The Chilean Ministry of Environment is responsible for the development and application of regulatory and policy instruments that provide for the protection of natural resources, the promotion of environmental education and the control of pollution, among other matters. It is also responsible for administering the environmental impact assessment system at the national level, coordinating the preparation of environmental standards and establishing the programs for compliance with those standards.

Chilean antitrust authorities are responsible for preventing, investigating and correcting any threats to free market competition and any anti-competitive practices by potentially monopolistic companies. These authorities include:

•	Free Market Competition Tribunal (“TDLC” in its Spanish acronym). This is a special and independent jurisdictional entity, subject to the directive, correctional and economic authority of the Chilean Supreme Court, which functions to prevent, correct and sanction threats to free market competition.

•	National Economic Prosecutor (“FNE” in its Spanish acronym). This is the attorney general responsible for economic matters and for investigating and prosecuting all antitrust conduct before the FNE’s regulatory commission and other tribunals.

The Panel of Experts acts as a tribunal in energy matters (electricity and gas) arising from disputes between participants in the energy market and between participants in the energy market and the regulatory authority in certain tariff processes and other subject defined by law. It issues enforceable resolutions and is composed of experts in industry matters, five engineers or economists and two lawyers, all of whom are elected every six years by the TDLC.

There are also other entities related to the energy sector: the Chilean Nuclear Energy Commission is in charge of research, development, use and control of nuclear energy, the Chilean Energy Efficiency Agency is in charge of promoting energy efficiency, and the Center for Innovation and Promotion of Sustainable Energies is in charge of strategic programs and projects with public financing for innovation and promotion of sustainable energies.

The Electricity Law

General

Since its inception, the Chilean electricity industry has been developed by private sector companies. Nationalization had been carried out during the period from 1970 to 1973. During the 1980s, the sector was reorganized through the Chilean Electricity Law, known as DFL 1, allowing participation of private sector capital in the electricity sector. By the end of the 1990s, foreign companies had a majority participation in the Chilean electricity system.

The goal of the Chilean Electricity Law is to provide incentives to maximize efficiency and to provide a simplified regulatory scheme and tariff-setting process that limits the discretionary role of the government by establishing objective criteria for setting prices. The goal is an economically efficient allocation of resources. The regulatory system is designed to provide a competitive rate of return on investment to stimulate private investment, while ensuring the availability of electricity to all who request it.

DFL 1 was published in 1982 and has had few important changes since then to deal with droughts, encourage investments in transmission lines and to create long-term contracts between generation and distribution companies as part of a bid process. The present law was restated as DFL 4 of 2006, and has been supplemented with a series of regulations and standards.

Since January 2015 the regulated market is supplied by long-term auctions managed by the CNE. Tenders are carried out 5 years in advance so to give the opportunity to news projects in the system to offer their energy.

In 2016, the Transmission Law, Law 20,936, restructured the electricity transmission system operation. The main provisions included are:

•	Functional redefinition of Transmission Systems, which will now be classified into National Transmission Systems, Zonal, Dedicated Systems, development poles and international interconnections. The creation of a single independent national coordinator, who replaced the current CDEC-SING and CDEC-SIC dispatching operators as of January 2017;

•	A new remuneration mechanism for assets with a progressive shift of all costs from generators to the end customers; and

•	Government assumes a main role in planning reinforcement and expansion of the grid.

Limits and Restrictions

According to Chilean law regarding free competition together with specific regulations applicable to the electrical industry, there are established criteria to avoid certain levels of economic concentration and/or abusive market practices.

These sets of laws and regulations allow the participation of companies in different activities (i.e. generation, distribution, marketing) to the extent that there is an adequate separation between them from a corporate and accounting point of view. However, in the transmission sector there are further restrictions, mainly to guarantee adequate access to all agents. The Electricity Law defines limits for income-generating companies or distributors in the transmission segment, and prohibits the participation of transmission companies in the segment of generation and distribution.

In addition, the Water Utility Services Law also sets restrictions on the overlapping of concessions in the same area, setting restrictions on the ownership of the property for water and sewage service concessions and utilities that are natural monopolies, such as electricity distribution, gas or home telephone networks.

Dispatch and Pricing

In each of the two major electric systems, the Independent Coordinator coordinates the operations of generation companies, in order to minimize the operating costs in the electricity system and monitor the quality of service provided by the generation and transmission companies. Generation companies satisfy their contractual sales requirements with dispatched electricity, whether produced by them or purchased from other generation companies in the spot market.

Sales by Generation Companies to Unregulated Customers

Sales by generation companies may be made to distribution companies, unregulated end customers or to other generation companies under freely negotiated contracts. To balance their contractual obligations with their dispatch, generators have to trade deficit and surplus electricity at the spot market price, which is set hourly by the Independent Coordinator based on the lowest cost of production of the last kWh dispatched.

Sales to Distribution Companies and Certain Regulated Customers

Under Law 20,018 (Ley Corta II), enacted on May 19, 2005, all new contracts between generation and distribution companies to supply electricity to regulated customers must arise from international bids. In January 2015, Law 20,805 amended the bidding process for supplying electricity to regulated customers. These amendments, among others, changed the anticipation required for the bidding process from three to five years, extended the maximum contract period from 15 to 20 years, adopted a capped price known as “reserve price” that is kept private until the bid price is made public, and allowed for the possibility to review the price awarded during the supply period, setting new procedures to assign energy without contracts and to regulate the short-term bidding process.

Sales of Capacity to Other Generation Companies

The Independent Coordinator determines the capacity for each power plant on an annual basis to participate in the capacity payment market. That capacity is certain capacity which a generator may guaranteed to supply to the system during peak hours, taking into consideration statistical information and accounting time out of service for maintenance purposes and for extremely dry conditions in the case of hydroelectric plants.

A generation company may be required to purchase or sell capacity in the spot market, depending upon its contractual requirements in relation to the amount of electricity to be dispatched from such company and to its capacity.

Promotion of Generation from Renewable Energy Sources

On April 1, 2008, Law 20,257 amended the General Electric Services Law. The purpose of the amendment was to promote the development of NCRE. This law defines the different types of technologies that qualify as NCRE and establishes the obligation for generators, between 2010 and 2014, to supply at least 5% of the total energy contracted as of August 31, 2007 to be of a certain type, and to progressively increase this percentage by 0.5% annually up to a minimum of 10% by 2024.

On October 22, 2013, Law 20,698 was adopted to promote the use of NCRE and modify the previously defined NCRE minimum requirements. This law establishes a mandatory share of renewable energy sources in 2025, calculated as a percentage of the total contracted energy of each generator. For contracts signed between 2007 and 2013, the target is 10% by 2024, while for contracts beyond 2013 the target is 20% by 2025.

Incentives and Penalties

If a rationing decree is enacted in response to prolonged periods of electricity shortages, strict penalties may be imposed on generation companies that contravene the decree. A severe drought is not considered a force majeure event under EGPL’s service agreements.

Generation companies may also be required to pay fines to the regulatory authorities, as well as compensate electricity customers affected by shortages of electricity. The fines are related to system blackouts due to an electricity generator’s operational problems, including failures related to the coordination duties of all system agents. If generation companies cannot satisfy their contractual commitments to deliver electricity during periods when a rationing decree is in effect and there is no energy available to purchase in the system, the generation company must compensate the customers at a rate known as the “failure cost” determined by the authority in each node price setting. This failure cost, which is updated semiannually by the CNE, is a measurement of how much end customers would pay for one extra MWh under rationing conditions.

Water Rights

Companies in Chile must pay an annual fee for unused water rights. License fees already paid may be recovered through monthly tax credits commencing on the start-up date of the project associated with the water right. The maximum license fees that may be recovered are those paid during the eight years before the start-up date.

The Chilean Constitution considers water as a national public good on which real utilization rights are defined. That is similar to holding the private property rights over water, as set forth in article 19, paragraph 24: “The rights of individuals over water, recognized or constituted in accordance with the law, grant their holders ownership over such rights.” Notwithstanding the foregoing, paragraph 24 also specifies legal limitations to those water rights.

The Chilean Congress is currently discussing amendments to the Water Code with the objective of making water use for human consumption, household subsistence and sanitation a high priority. On November 22, 2016, the

Chilean House of Representatives approved an amendment which is currently being evaluated by the Agricultural Commission of the Chilean Senate. The main aspects of the amendments are as follows:

•	Granting of new water rights which would be limited to a maximum period of 30 years and extendable, unless the Chilean Water Authority proves the ineffective use of resources. The extension shall be effective only for used water rights.

•	The expiration of new non-consumptive water rights that were granted by law, if the holder does not exercise the right of use within eight years.

•	The expiration of new non-consumptive water rights already granted, if the user does not effectively use the rights within a period of eight years from the date of enactment of the new Water Code. The term can be extended for up to four years only in justified cases such as delays in obtaining permits or environmental approvals.

•	In April 2017, the President modified this amendment stating that the preservation of water environmental flows to protect the ecosystem only applies to future water rights for both consumptive and non-consumptive water use, which would reduce the water availability for generation purposes.

Regulation of Distribution Companies

Concessions

Distribution service concessions give the right to use public areas for building distribution lines. The concessions are given by the Chilean Ministry of Energy for an undefined period. Distribution companies have the obligation to serve and connect the customers that make the requirement in the concession area. The president of Chile can declare a concession expired if the quality of service does not meet certain minimum standards.

Energy Purchases

Since 2005, with the enactment of Law 20,018, energy sales between generation and distribution companies have been made by an international auction process. After the last modification of the law by Law 20,805 in 2015, the auctions of all distribution companies are managed by the CNE. The auctions are based on distribution companies’ projections of energy demand for the coming years. The result of the process is a “pay as bid” contract, with an extension up to 20 years. In addition, the modifications of the law establish a mechanism to supply the excess demand that is not covered by the contract.

Distribution Tariffs to End Customers

Tariffs charged by distribution companies to end customers are determined by the sum of the cost of electricity purchased by the distribution company, a transmission charge, and the value added from distribution of electricity (“VAD”), which allows distribution companies to recover their investment and operating costs, including a return on investment, which is set by law. The price for both generation and distribution capacity sold to customers includes a factor which reflects the simultaneous contribution of each customer to peak capacity demand of the system as a whole. The transmission charge reflects the cost paid for electricity transmission and transformation.

The VAD is based on a so-called “efficient model company,” which considers the cost of building and operating the company at the minimum cost, fulfilling quality and safety standards. It includes the annualized investment in distribution assets, the company’s operation, administration, and maintenance costs, and an expected return on investment, before taxes of 10% per year in real terms, based on the replacement cost of assets used for the distribution business.

Generation costs are passed on to distributors end consumers through the “Average Node Price” stated in government’s price decrees. The Average Node Price is adjusted in three instances: (1) every six months, in

January and July of each year, based on local and international indexes; (2) upon the entry of a new supply contract with any distribution company; and (3) upon indexation of a supply contract in excess of 10%.

Regulatory Charges and Subsidies

The Chilean law deems that transitory subsidies can be granted, if the residential customer tariff increased by 5% or more within a six-month period. The application of this subsidy is optional and the last one was granted in 2009.

Distribution Tariff-Setting Process

The VAD is set every four years. The CNE classifies companies into groups called Typical Distribution Areas (“TDA”) based on economic factors that group companies with similar distribution costs, which in turn determines the equipment requirements of the network. The CNE selects one distribution company for every group and estimates its cost under the concept of an efficient model company. At the same time, distribution companies also carry out their own studies, which are based on the same one company selected by the CNE for each TDA. The VAD of each TDA is determined in a weighted manner with one third of the value estimated by the study of the companies and two thirds by the CNE. Preliminary tariffs, as a result of the VAD, are tested to ensure that they provide a rate of return between 6% and 14% on distribution assets.

The real return on investment for a distribution company depends on its actual performance relative to the standards chosen by the CNE for the efficient model company. The tariff system allows for a greater return to distribution companies that are more efficient than the model company.

The tariff setting process for the period 2016 -2020 culminated with the publication of the Decree No. 11T in August, 2017, The new tariffs will be applied retroactively to November 2016.

Associated Electrical Services

In 2013, the CNE concluded the tariff setting process for 25 regulated associated services (which include meter rental, disconnection and reconnection of service, among others). These new prices were applied starting March 14, 2014 and will remain in effect until the publication of a new decree, which was initially expected in November 2016. Currently, this tariff setting process is not concluded and it is expected to be completed in 2017.

Incentives and Penalties

Distribution companies may be required to compensate end customers in the case of electricity shortages that exceed the authorized standards. These compensatory payments are equal to double the amount of electricity the distribution company failed to provide, using a rate equal to the so-called “failure cost.”

Transmission Regulation

The transmission segment is comprised of a combination of lines, substations and equipment for the transmission of electricity from generators’ production points to the centers of consumption or distribution. In Chile, transmission segment is defined as the conveying of electricity over lines or substations with a voltage or tension higher than 23 kV. The transmission system operates under open access, and transmission companies may impose rights of way over the available transmission capacity through the payment of tolls.

According to the General Electricity Services Law, the transportation of electricity by National transmission systems and zonal transmission systems are defined as a public service. Therefore, the transmitter has a service obligation and is responsible for the maintenance and improvement of its facilities.

In July 2016, the Transmission Law restructured electrical transmission system operations, where. the government assumes the main role in the planning of the transmission system, including the tender process. Among other aspects of the law, open access is extended to all transmission facilities. It unites the process of the transmission facility qualification process of each segment into a single process, and modifies the remuneration mechanism by means of the application of a stamped rate of charge of the demand. Since April 2017, the CNE is working on the requirements and regulations related to the implementation of the Transmission Law. Particularly, the CNE is analyzing and drafting the Coordination and Operation of National Electrical System Regulation, the Supplementary Services Regulation and the Transmission System Regulation, all fundamental topics for the appropriate operation of the Chilean electricity sector. In this context, the CNE has started workshops with sector agents in order to discuss, analyze and to propose the best alternatives to appropriately regulate these matters.

Zonal Transmission System Regulation

The Transmission Law redefines the previous subtransmission system as the Zonal Transmission System. The Zonal Transmission Systems are defined as voltage lines exceeding 23 kV and are grouped geographically. There are six zonal systems defined by decree. The zonal systems are paid mainly by customers according to the tariffs fixed by decree of the Chilean Ministry of Energy. Zonal tariffs remunerate the Zonal Transmission Annual Value, which is calculated every four years in a process carried out by the government. The annual value of each system includes efficient operation, maintenance, administration costs and annual valuation of real investments, which are valued as new, and uses a discount rate determined by the CNE. The discount rate is calculated using a CAPM model with a minimum value of 7% after tax. If major discrepancies are discovered between the government and zonal companies, an expert panel will resolve them based on technical aspects.

In April 2013, Decree 14 was promulgated, which established a tariff schedule for 2011 through 2014. During 2014, studies were developed to set tariffs for zonal systems. The results of these studies should have been applied at the beginning of 2015. However, the authority ruled that the current values will remain in effect for an additional year. Subsequently, with the application of the Transmission Law, the current values will remain in effect for another two additional years, until 2018.

Environmental Regulation

The Chilean constitution grants citizens the right to live in a pollution-free environment. It further provides that certain other constitutional rights may be limited in order to protect the environment. Chile has numerous laws, regulations, decrees and municipal ordinances that address environmental considerations. Among them are regulations relating to waste disposal (including the discharge of liquid industrial wastes), the establishment of industries in areas that may affect public health, and the protection of water for human consumption.

The Environmental Law, Law 19,300, was enacted in 1994 and has been amended by several regulations, including the Environmental Impact Assessment System Rule issued in 1997 and modified in 2001. This law requires companies to conduct an environmental impact study (“EIA” in its Spanish acronym) and a declaration of any future generation or transmission projects.

In January 2010, Law 19,300 was modified by Law 20,417, which introduced changes to the environmental assessment process and in the public institutions involved, principally creating the Chilean Ministry of Environment and the Superintendence of Environment. Environmental assessment processes are coordinated by this entity and by the Environmental Assessment Service. In June 2011, the Ministry of Environment published Decree 13, emission standards for thermoelectric plants applicable to generation units of at least 50 MW. The objective of this regulation is to control atmospheric emissions of particulate matter (MP), nitrogen oxides (NOx), sulfur dioxide (SO2) and mercury (Hg), in order to prevent and protect the health of the population and protect the environment. Existing emission sources are required to meet emission limits as established in the regulation for MP emissions and for SO2 and NOx emissions by June 2015 in highly polluted areas and by June 2016 elsewhere.

In June 2012, Law 20,600 created the Environmental Courts, special jurisdictional courts subject to the control of the Chilean Supreme Court. Their primary function is to resolve environmental disputes within their jurisdiction and look into other matters that are submitted for their attention under the law. The law created three such courts, all of which are in operation.

On December 28, 2012, the Superintendence of Environment was formally created and began to exercise its powers of enforcement and sanctions pursuant to Chilean environmental regulations.

On September 10, 2014, Law 20,780 was enacted and included charges for the emission of MP, NOx, SO2 and CO2 into the atmosphere. For CO2 emissions, the charge is US$ 5 per emitted ton (not applicable to renewable biomass generation). MP, NOx and SO2 emissions will be charged the equivalent of US$ 0.10 per emitted ton, multiplied by the result of a formula based on the population of the municipality where the generation plant is located and an additional fee of US$ 0.90 per ton of MP emitted, US$ 0.01 per ton of SO2 emitted and US$ 0.025 per ton of NOx emitted. This tax will be in effect beginning in 2018, taking into account the previous year’s emissions.

As of December 30, 2016, all plants of EGPL and its subsidiaries have established methodologies to measure emissions during 2017 and pay related taxes, in line with the requirements of the Environmental Superintendence of Chile.

C.	Organizational Structure.

Principal Subsidiaries and Affiliates

EGPL is part of an electricity group controlled by Enel, its Italian ultimate controlling shareholder. Hydromac Energy S.R.L., its controlling shareholder, owns 99.9% of its shares, and Enel Green Power S.p.A. beneficially owns 100% of Hydromac Energy S. R.L. Enel is an energy company with multinational operations in the power and gas markets, with a focus on Europe and Latin America. Enel operates in over 30 countries across four continents, produces energy through a net installed capacity of 83 GW and distributes electricity and gas through a network covering 1.9 million kilometers. With over 62 million users worldwide, Enel has the largest customer base among European competitors and figures among Europe’s leading power companies in terms of installed capacity and reported EBITDA. Enel publicly trades on the Milan Stock Exchange. The companies listed in the following table were consolidated by EGPL as of December 31, 2016. In the case of subsidiaries, EGPL’s economic interest is calculated by multiplying its percentage of economic interest in a directly held subsidiary by the percentage economic interest of any entity in the chain of ownership of such ultimate subsidiary.

Principal Companies	% Economic Ownership of Each Main Subsidiary by EGPL	Consolidated Assets of Each Main Subsidiary on a Stand-alone Basis	Revenues and Other Operating Income of Each Main Subsidiary on a Stand-alone Basis
	(in %)	(in millions of US$)
Enel Green Power Chile Limitada	99.99	1,302	41
Geotérmica del Norte S.A.	81.16	446	—
Almeyda Solar SpA	100	84	15
Parque Eólico Tal Tal S.A.	100	185	44
Parque Talinay Oriente S.A.	61.37	213	27
Parque Eólico Valle de los Vientos S.A.	100	147	26
Enel Green Power del Sur SpA	100	1,058	65
Empresa Eléctrica Panguipulli S.A.	99.99	524	115

Principal Subsidiaries

Enel Green Power Chile Limitada

EGP Chile owns at least a majority stake, and in many cases a 99.99% stake, in all of the generation companies that EGPL operates.

Empresa Eléctrica Panguipulli S.A.

Empresa Eléctrica Panguipulli S.A. is a generation company, with a total installed capacity of 271 MW comprised of the Pullinque hydroelectric power plant (51 MW), the Pilmaiquén hydroelectric power plant (41 MW), the Talinay Oriente wind power plant (90 MW), the Lalackama I solar power plant (60 MW), the Lalackama II solar power plant (18 MW) and the Chañares solar power plant (40 MW). EGPL holds a 0.045% direct interest in Empresa Eléctrica Panguipulli S.A. and EGP Chile holds a 99.995% interest in Empresa Eléctrica Panguipulli S.A.

Geotérmica del Norte S.A.

Geotérmica del Norte S.A. is a generation company, which owns the Cerro Pabellón geothermal power plant in northern Chile with a total installed capacity of 48 MW. EGP Chile holds a 84.59% interest in Geotérmica del Norte S.A. and Empresa Nacional del Petróleo, a state-owned Chilean petroleum company, holds the remaining 15.41% interest.

Almeyda Solar SpA

Almeyda Solar SpA is a generation company, which owns the Diego de Almagro solar power plant in northern Chile with a total installed capacity of 36 MW. EGP Chile holds a 100% interest in Almeyda Solar SpA.

Parque Eólico Tal Tal S.A.

Parque Eólico Tal Tal S.A. is a generation company, which owns the Tal Tal wind power plant in northern Chile with a total installed capacity of 99 MW. EGPL holds a 0.01% direct interest in Parque Eólico Tal Tal S.A. and EGP Chile holds the remaining 99.99% interest.

Parque Talinay Oriente S.A.

Parque Talinay Oriente S.A. is a generation company, which owns the Talinay Oriente wind power plant in central Chile with a total installed capacity of 90 MW. Enel Green Power S.p.A. holds a 34.57% direct interest in Parque Talinay Oriente S.A. and EGP Chile holds the remaining 61.37% interest.

Parque Eólico Valle de los Vientos S.A.

Parque Eólico Valle de los Vientos S.A. is a generation company, which owns the Valle de los Vientos wind power plant in northern Chile with a total installed capacity of 90 MW. EGPL holds a 0.01% direct interest in Parque Eólico Valle de los Vientos S.A. and EGP Chile holds the remaining 99.99% interest.

Enel Green Power del Sur SpA

Enel Green Power del Sur SpA is a generation company with a total installed capacity of 561.9 MW comprised of the Renaico wind power plant (88 MW), the Los Buenos Aires wind power plant (24 MW), the Sierra Gorda Este wind power plant (112 MW), the Finis Terrae solar power plant (160 MW), the Carrera Pinto solar power plant (97 MW), the Pampa Norte solar power plant (79 MW) and the La Silla solar power plant (1.7 MW). EGPL holds a 0.00004% direct interest in Enel Green Power del Sur SpA and EGP Chile holds the remaining 99.99996% interest.

D.	Property, Plants and Equipment.

EGPL owns 18 electricity generation power plants in Chile through its subsidiaries. A substantial portion of its cash flow and net income is derived from the sale of electricity produced by its electricity generation facilities. Significant damage to one or more of its main electricity generation facilities or interruption in the production of electricity, whether as a result of an earthquake, flood, volcanic activity, severe and extended droughts or any other such natural disasters, could have a material adverse effect on its operations.

The following table identifies the power plants that EGPL owns, all in Chile, by company and their basic characteristics as of December 31, 2016:

			Installed Capacity(1)
Company	Power Plant Name	Power Plant Type	2016(1)
Parque Eólico Valles de los Vientos S.A.	Valle de los Vientos	Wind Farm	90
Parque Eólico Tal Tal S.A.	Tal Tal	Wind Farm	99
Parque Talinay Oriente S.A.	Talinay Oriente	Wind Farm	90
Enel Green Power del Sur SpA	Renaico	Wind Farm	88
	Los Buenos Aires	Wind Farm	24
	Sierra Gorda Este	Wind Farm	—
	Finis Terrae	Solar	160
	Pampa Norte	Solar	79
	La Silla	Solar	2
	Carrera Pinto	Solar	97
Almeyda Solar SpA	Diego de Almagro	Solar	36
Geotérmica del Norte S.A.	Cerro Pabellón	Geothermal	—
Empresa Eléctrica Panguipulli S.A.	Pullinque	Hydropower	51
	Pilmaiquén	Hydropower	41
	Lalackama I	Solar	60
	Lalackama II	Solar	18
	Chañares	Solar	40
	Talinay Poniente	Wind Farm	61

		Total Capacity	1,036

(1)	The installed capacity corresponds to the gross installed capacity, without considering the MW that each power plant consumes for its own operation.
(2)	112 MW Sierra Gorda Este wind farm and 48 MW Cerro Pabellón geothermal plant have not officially started commercial operations, and therefore are not part of the national installed capacity and have not been included in this table. These power plants are selling their energy to the system in their condition of units “in tests”.

Insurance

EGPL’s electricity generation facilities are insured against damage due to natural disasters such as earthquakes, fires, floods, other acts of god (but not for droughts, which are not considered force majeure risks, and are not covered by insurance) and from damage due to third-party actions, based on the appraised value of the facilities as determined from time to time by an independent appraiser. Based on geological, geotechnical, hydrological and engineering studies, management believes that the risk of the previously described events resulting in a material adverse effect on EGPL’s generation facilities is remote. Claims under EGPL’s insurance policies are subject to customary deductibles and other conditions. EGPL also maintains business interruption insurance providing coverage for the failure of any of its facilities for a period of up to 24 months, including the deductible period. The insurance coverage taken for its property is approved by each company’s management, taking into account the quality of the insurance companies and the needs, conditions and risk evaluations of each facility, and is based on general corporate guidelines. All insurance policies are purchased from reputable international insurers. EGPL continuously monitors and meets with the insurance companies in order to obtain what it believes is the most commercially reasonable insurance coverage.

Project Investments

EGPL continuously analyzes different growth opportunities in Chile. EGPL studies and assesses its project portfolio and seeks new opportunities, either by building new greenfield projects or by modernizing existing brownfield assets and improving (operationally and / or environmentally) in the performance of such assets. The expected start-up for each project is assessed and is defined based on the commercial opportunities and its financing capacity to fund these projects.

Currently, EGPL has a competitive pipeline of projects with short time-to-market, which is possible because of current commercial opportunities through PPA contracts. EGPL will invest US$1,003 million from 2018 to 2022 in development of the business and maintenance, including new capacity, and maintaining high environmental standards and high standards of operational efficiency. The most important projects under development through 2024 are detailed below and are expected to result in 1,137 additional MW of power (comprised of 980 MW of solar power, 124 MW of wind power, and 33 MW of geothermal power). EGPL’s installed capacity is expected to increase from 1.2 GW in 2017 (including Sierra Gorda Este and Cerro Pabellón power plants) to 1.8 GW in 2022. EGPL expects that its production will increase more than 51% from 2017 to 2022 (from 3.4 TWh in 2017 to 5.2 TWh in 2022). In the majority of the projects, EGPL will provide operations & maintenance services and maintain a local presence.

Campos del Sol I Project

The Campos del Sol I project is located in the Atacama region of Chile. It consists of a 339 MW solar power plant. This project was awarded to EGP Chile in the DisCo Tender 2016 and is expected to reach commercial operation in 2021. The land has been secured, the environmental approval has been obtained and power purchase agreements for 2021-2045 have already been confirmed. The project has potential synergies with the already operational Carrera Pinto solar project. The estimated total investment is expected to be US$276.9 million, of which US$3.36 was accrued as of December 31, 2016.

Azabache Project

The Azabache project is located in the Antofagasta region of Chile. It consists of a 69 MW solar power plant. This project is expected to reach commercial operation in 2020. The land has been secured and the environmental approval has been obtained. The project has potential synergies with and will use the same land as the already operational Valle de los Vientos wind project as well as already existing transmission line towers. It will be the first wind and photovoltaic hybrid at an industrial scale in Chile. The estimated total investment is expected to be US$55.4 million, of which US$0.14 million was accrued as of December 31, 2016.

Renaico II Project

The Renaico II project is located in the Araucanía region of Chile. It consists of two projects, the Las Viñas project which consists of a 45 MW wind power plant and the Puelche project which consists of a 79 MW wind power plant. This project is expected to reach commercial operation in 2022. The land has been secured and the environmental approval is in process. The project has potential synergies with the already operational Renaico wind project and will use already existing infrastructure (including an existing substation and transmission line). The estimated total investment is expected to be US$187.9 million, none of which was accrued as of December 31, 2016.

Cerro Pabellón 3 Project

The Cerro Pabellón 3 project is located in the Antofagasta region in northern Chile. It consists of a 33 MW geothermal power plant. This project is expected to reach commercial operations in 2022. The land has been secured and the environmental approval is in process. The project has potential synergies with the already operational Cerro Pabellón geothermal project and will use already existing infrastructure (including an existing substation and transmission line). The estimated total investment is expected to be US$93.5 million, none of which was accrued as of December 31, 2016.

Campos del Sol II Project

The Campos del Sol II project is located in the Atacama region in northern Chile. It consists of a 150 MW solar power plant. This project is expected to reach commercial operation in 2023. The land has been secured and the environmental approval has been obtained. The project has potential synergies with the already operational Carrero Pinto solar project and the future Campos del Sol project. The estimated total investment is expected to be US$114.3 million, none of which was accrued as of December 31, 2016.

Cerro Pabellón PV Project

The Cerro Pabellón PV project is located in the Antofagasta region in northern Chile. It consists of a 12 MW solar power plant. This project is expected to reach commercial operation in 2023. The land has been secured. The project has potential synergies with the already operational Cerro Pabellón geothermal project and will use already existing infrastructure (including an existing substation and transmission line). The estimated total investment is expected to be US$12.4 million, none of which was accrued as of December 31, 2016.

Sol de Lila Project

The Sol de Lila project is also located in the Antofagasta region. It consists of a 122 MW solar power plant. This project is expected to reach commercial operation in 2023. The land has been secured and the environmental approval has been obtained. There is a possibility that this project will interconnect with the Argentinian transmission system. The estimated total investment is expected to be US$97.9 million, of which US$0.53 million was accrued as of December 31, 2016.

Flor del Desierto Project

The Flor del Desierto project is also located in the Antofagasta region. It consists of a 50 MW solar power plant. This project is expected to reach commercial operation in 2023. The land has been secured and the environmental approval has been obtained. The estimated total investment is expected to be US$39.4 million, of which US$0.19 million was accrued as of December 31, 2016.

Los Manolos Project

The Los Manolos project is located in the Arica region in northern Chile. It consists of a 80 MW solar power plant. This project is expected to reach commercial operations in 2023. The land has been secured and the environmental approval has been obtained. The estimated total investment is expected to be US$62.6 million, of which US$0.27 million was accrued as of December 31, 2016.

Valle del Sol Project

The Valle del Sol project is located in the Antofagasta region. It consists of a 116 MW solar power plant. This project is expected to reach commercial operation in 2024. The land has been secured and the environmental approval has been obtained. The project has potential synergies with the already operational Finis Terrae I solar project. The estimated total investment is expected to be US$91.4 million, of which US$0.42 million was accrued as of December 31, 2016.

Finis Terrae II Project

The Finis Terrae II project is located in the Antofagasta region. It consists of a 42 MW solar power plant. This project is expected to reach commercial operation in 2024. The land has been secured and the environmental approval has been obtained. The project has potential synergies with the already operational Finis Terrae I solar project and will use already existing infrastructure (including an existing substation and transmission line). The estimated total investment is expected to be US$36.1 million, none of which was accrued as of December 31, 2016.

Major Encumbrances

As of December 31, 2016, EGPL has full ownership of its assets and they are not subject to material encumbrances.

Climate Change

In recent years, Chile and the region have seen an increase of developments related to NCRE and strategies to combat climate change. This has required both the public and private sectors to adopt strategies in order to comply with the new environmental requirements, as evidenced by legal obligations at the local level, commitments assumed by countries at the international level, and the demanding requirements of the international markets.

NCRE plants provide energy with minimal environmental impact and without CO2 emissions. They are therefore considered technological options that strengthen sustainable energy development as they supplement the production of traditional generators.

Enel, EGPL’s ultimate controlling shareholder, announced in October 2015 that it will no longer build coal power plants because it considers the technology to be counterproductive to its goal of being carbon neutral by 2050. Closures of existing coal power plants are scheduled at the end of their life cycles. The lost capacity will be substituted with more environmentally friendly types of generation, focusing on NCRE. This announcement is aligned with the Energy Agenda that the Chilean government released in May 2014. Among its objectives are facilitating the incorporation of NCRE sources and promoting the efficient use of energy.

PROSPECTUS

Enel Chile S.A.

Shares of Common Stock

Rights to Subscribe for Shares of Common Stock

We or any selling shareholder identified in a prospectus supplement may from time to time, in one or more offerings, offer our shares of common stock in the form of common stock or in the form of American Depositary Shares, or ADSs. Each ADS represents 50 shares of common stock. We may from time to time also offer rights to subscribe for shares of our common stock.

This prospectus describes the general terms that may apply to these securities and the general manner in which they may be offered. When we or a selling shareholder offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Our shares of common stock are listed on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange and the Valparaíso Stock Exchange, which we refer to collectively as the Chilean Stock Exchanges, under the symbol “ENELCHILE”. Our ADSs are listed on the New York Stock Exchange under the symbol “ENIC”. On February 13, 2018, the last reported sale price of our shares on the Santiago Stock Exchange was Ch$ 72.64 per share, and the last reported sale price of our ADSs on the New York Stock Exchange was US$6.08 per ADS. If we decide to list any of the other securities that may be offered hereunder on a national stock exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect to begin trading.

Investing in the securities described herein involves risks. See “Risk Factors” beginning on page 15 of our annual report on Form 20-F for the year ended December 31, 2016 incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our company and our shares of common stock have been registered with the Comisión para el Mercado Financiero (the Chilean Financial Market Commission, formerly known as the Superintendencia de Valores y Seguros), or the CMF. The CMF has not approved or disapproved of the securities offered hereby (including in the form of ADSs) or determined if this prospectus or the Spanish language prospectus that will be used in Chile is truthful or complete.

This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.

We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus is February 15, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus at any time and from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference”.

In the event the information set forth in a prospectus supplement differs in any way from information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date of the document or that the information we have filed or will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

Unless the context otherwise requires, references in this prospectus, to “Enel Chile”, the “Company”, “we”, “us” and “our” are to Enel Chile S.A. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and current reports and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at www.enelchile.cl. We are an issuer in Chile of securities registered with the CMF. Shares of our common stock are traded on the Chilean Stock Exchanges, under the symbol “ENELCHILE”. Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of essential or material events) with the CMF and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at www.enelchile.cl and www.cmfchile.cl. The information contained on and linked from our Internet site or the CMF site is not incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

We are “incorporating by reference” in this prospectus specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus or a prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded).

We incorporate by reference in this prospectus the documents listed below and any future Annual Reports on Form 20-F and any future Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference in this prospectus) that we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:

•	Our Annual Report on Form 20-F for the year ended December 31, 2016 (the “2016 Form 20-F”);

•	Our Report on Form 6-K filed with the SEC on October 24, 2017 (SEC File No. 001-37723); and

•	Our Report on Form 6-K filed with the SEC on October 24, 2017 (SEC File No. 001-37723) (the “Enel Chile October 2017 Form 6-K (EGPL)”);

•	Our Report on Form 6-K filed with the SEC on November 29, 2017 (SEC File No. 001-37723); and

•	Our Registration Statement on Form 20-F, initially filed with the SEC on March 30, 2016, as amended (SEC File No. 001-37723).

Except for the Reports on Form 6-K specifically listed or described above, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Enel Chile S.A., Santa Rosa 76, 15th Floor, Santiago, Chile, Attention: Investor Relations, +562 2353-4682 or via e-mail to ir@enelchile.cl.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These statements include statements regarding our intent, belief or current expectations, including but not limited to any statements concerning:

•	our capital investment program;

•	trends affecting our financial condition or results from operations;

•	our dividend policy;

•	the future impact of competition and regulation;

•	political and economic conditions in the countries in which we or our related companies operate or may operate in the future;

•	any statements preceded by, followed by or that include the words “believes,” “expects,” “predicts,” “anticipates,” “intends,” “estimates,” “should,” “may” or similar expressions; and

•	other statements contained or incorporated by reference in this prospectus or in the documents incorporated by reference herein regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	demographic developments, political events, economic fluctuations and interventionist measures by authorities in Chile;

•	hydrology, droughts, flooding and other weather conditions;

•	changes in the Chilean environmental regulation and the regulatory framework of the electricity industry;

•	our ability to implement proposed capital expenditures, including our ability to arrange financing where required;

•	the nature and extent of future competition in our principal markets; and

•	the factors discussed in the 2016 Form 20-F and in any prospectus supplement under the heading “Risk Factors”;

•	risks that the completion of the proposed corporate reorganization transaction (the “Reorganization”) involving Enel Chile, our 60% consolidated subsidiary Enel Generación Chile S.A. and Enel Green Power Latin America S.A. (“EGPL”) is delayed or is not completed at all; and

•	the risk that the integration of Enel Chile and EGPL may not be successful or realize the business growth opportunities, revenue benefits, cost savings or other benefits anticipated from the Reorganization.

You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent registered public accounting firm has not examined or compiled the forward-looking statements and, accordingly, does not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus or in the documents incorporated by reference herein to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

OUR COMPANY

We are a Chilean electricity utility company engaged, through subsidiaries and affiliates, in the electricity generation and distribution businesses in Chile. As of December 31, 2016, we had 6,351 MW of installed capacity and 1.8 million distribution customers. Our installed capacity is comprised of 28 generation facilities and a total of 111 generation units, of which 54.6% consists of hydroelectric power plants. We trace our origins to Enersis S.A. (currently known as Enel Américas S.A.). We were spun off from Enersis S.A. on April 21, 2016 and currently own and operate Enersis S.A.’s former electricity generation and distribution businesses in Chile, including Enel Generación Chile S.A., independently from Enel Américas S.A.

We are part of an electricity group controlled by Enel S.p.A., our ultimate controlling shareholder, which beneficially owns 60.6% of our shares.

Enel is an Italian energy company with multinational operations in the power and gas markets, with a focus on Europe and Latin America. Enel operates in over 30 countries across four continents, produces energy through a net installed capacity of 83 GW and distributes electricity and gas through a network covering 1.9 million kilometers. With over 62 million users worldwide, Enel has the largest customer base among European competitors and figures among Europe’s leading power companies in terms of installed capacity and reported EBITDA. Enel shares publicly trade on the Milan Stock Exchange.

As of and for the year ended December 31, 2016, we had consolidated assets of Ch$ 5,398.7 billion and operating revenues of Ch$ 2,542 billion. Our common stock has been registered with the CMF and is listed for trading on the Chilean Stock Exchanges. Additionally, ADSs representing shares of our common stock are registered with the SEC and listed for trading on the NYSE.

We are a publicly held stock corporation (sociedad anónima abierta) organized on March 1, 2016 under the laws of the Republic of Chile. Our principal executive offices are located at Santa Rosa 76, Santiago, Chile and our general telephone number is +562 2353-4400.

USE OF PROCEEDS

Except as may otherwise be described in a prospectus supplement, we intend to use the net proceeds from the offerings hereunder for general corporate purposes, including funding working capital and capital expenditures and possible acquisitions, as well as repayment of outstanding debt. Subject to contractual or other legal restrictions, the net proceeds from the sale of securities may be available to our affiliates through intercompany loans or other means.

We will not receive any of the proceeds for the shares of our common stock, ADSs or rights to be sold by any selling shareholder. Such proceeds will be received by such selling shareholder.

DESCRIPTION OF SHARE CAPITAL

Set forth below is certain information concerning our share capital and a brief summary of certain significant provisions of Chilean law and our bylaws.

General

Shareholders’ rights in Chilean companies are governed by the company’s bylaws (estatutos), which have the same purpose as the articles or certificate of incorporation and the bylaws of a company incorporated in the United States, and by the Chilean Corporations Act (Law No. 18,046). In addition, D.L. 3500, or the Pension Funds’ System Law, which permits the investment by Chilean pension funds in stock of qualified companies, indirectly affects corporate governance and prescribes certain rights of shareholders. In accordance with the Chilean Corporations Act, legal actions by shareholders to enforce their rights as shareholders of the company must be brought in Chile in arbitration proceedings or, at the option of the plaintiff, before Chilean courts. Members of the Board of Directors, managers, officers and principal executives of the company, or shareholders that individually own shares with a book value or stock value higher that UF 5,000 (Ch$ 132 million as of December 31, 2016) at the time of filing of the lawsuit do not have the option to bring the procedure to the courts.

The Chilean securities markets are principally regulated by the CMF under the Securities Market Law (Law No. 18,045) and the Chilean Corporations Act. These two laws provide for disclosure requirements, restrictions on insider trading and price manipulation, and protection for minority shareholders. The Securities Market Law sets forth requirements for public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities. The Chilean Corporations Act and the Securities Market Law, both as amended, also provide rules regarding takeovers, tender offers, transactions with related parties, qualified majorities, share repurchases, directors’ committees, independent directors, stock options and derivative actions.

Public Register

We are a publicly held stock corporation incorporated under the laws of Chile. We were constituted by public deed issued on January 8, 2016 by Mr. Iván Torrealba A., Notary Public of Santiago, and registered on January 19, 2016 in the Commercial Register (Registro de Comercio del Conservador de Bienes Raíces y Comercio de Santiago) on page 4288 No. 2570. Our registry in the Securities Registry of the CMF was approved by the CMF on April 13, 2016, under entry No. 1139. We are also registered with the SEC under the commission file number 001-37723 on March 31, 2016.

Reporting Requirements Regarding Acquisition or Sale of Shares

Under Article 12 of the Securities Market Law and General Rule 269 of the CMF, certain information regarding transactions in shares of a publicly held stock corporation or in contracts or securities whose price or results depend on, or are conditioned in whole or in part on the price of such shares, must be reported to the CMF and the Chilean Stock Exchanges. Since ADSs are deemed to represent the shares of common stock underlying the ADSs, transactions in ADSs will be subject to these reporting requirements and those established in Circular 1375 of the CMF. Shareholders of publicly held stock corporations are required to report to the CMF and the Chilean Stock Exchanges on which the shares are listed:

•	any direct or indirect acquisition or sale of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

•	any direct or indirect acquisition or sale of contracts or securities whose price or results depend on or are conditioned in whole or in part on the price of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

•	any direct or indirect acquisition or sale of shares made by a holder who, due to an acquisition of shares of such publicly held stock corporation, results in the holder acquiring, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital; and

•	any direct or indirect acquisition or sale of shares in any amount, made by a director, receiver, principal executive, general manager or manager of a publicly held stock corporation.

In addition, majority shareholders of a publicly held stock corporation must inform the CMF and the Chilean Stock Exchanges if such transactions are entered into with the intention of acquiring control of the company or if they are making a passive financial investment instead.

Under Article 54 of the Securities Market Law and General Rule 104 of the CMF, any person who directly or indirectly intends to take control of a publicly held stock corporation must disclose this intent to the market at least ten business days in advance of the proposed change of control and, in any event, as soon as the negotiations for the change of control have taken place or reserved information of the publicly held stock corporation has been provided.

Corporate Objectives and Purposes

Article 4 of our bylaws states that our corporate objectives and purposes are, among other things, to conduct the exploration, development, operation, generation, distribution, transmission, transformation, or sale of energy in any form, directly or through other companies, as well as activities related with research, development, operation, commercialization, purchase and sale, import and the maintenance of any kind of goods related with telecommunications and information technologies and in general, of any kind of goods related with any of the aforementioned activities, and consultancy services in any of the aforementioned matters. An additional purpose shall be to invest and manage our investments in subsidiaries and affiliates such as generators, transmission companies, distributors, or electricity traders or business whose business activity corresponds to any of the following: (i) energy in any of its forms or nature, (ii) providing public services or services whose main input is energy, (iii) telecommunications and information technology services, and (iv) business intermediation via the Internet.

Board of Directors

Our Board of Directors consists of seven members who are elected by shareholders at an ordinary shareholders’ meeting, or OSM, and are elected for three-year terms, at the end of which they will be re-elected or replaced.

The seven directors elected at the OSM are the seven individual nominees who receive the highest majority of the votes. Each shareholder may vote such shareholder’s shares in favor of one nominee or may apportion such shareholder’s shares among any number of nominees.

The effect of these voting provisions is to ensure that a shareholder owning more than 12.5% of our shares is able to elect a member of the Board.

The compensation of the directors is established annually at the OSM.

Certain Powers of the Board of Directors

Our bylaws provide that every agreement or contract that we enter into with our controlling shareholder, our directors or executives, or their related parties, must be previously approved by the affirmative vote of two-thirds of the Board of Directors and be included in the Board meetings, and must comply with the provisions of Title XVI the Chilean Corporations Act.

Agreements or contracts entered into by us with related parties can only be executed when such agreements or contracts are in the best interests of our company and our shareholders, and their price, terms and conditions are consistent with prevailing market conditions at the time of their approval and comply with all the requirements and procedures indicated in Article 147 of the Chilean Corporations Act.

Our bylaws do not contain provisions relating to:

•	the directors’ power, in the absence of an independent quorum, to vote on compensation for themselves or any members of the Board;

•	borrowing powers exercisable by the directors and how such borrowing powers can be varied;

•	retirement or non-retirement of directors under an age limit requirement; or

•	number of shares, if any, required to be owned for directors’ qualification.

Certain Provisions Regarding Shareholder Rights

As of the date of this prospectus, Enel Chile’s capital is comprised of only one class of shares, all of which are shares of common stock and have the same rights.

Our bylaws do not contain any provisions relating to:

•	redemption provisions;

•	sinking funds; or

•	liability for capital reductions by us.

Under the Chilean Corporations Act, the rights of our shareholders may only be modified by an amendment to the bylaws that complies with the requirements explained below under “— Shareholders’ Meetings and Voting Rights.”

Capitalization

Under the Chilean Corporations Act, only the shareholders of a company acting at an extraordinary shareholders’ meeting, or ESM, have the power to authorize a capital increase. When an investor subscribes for shares, these are officially issued and registered under the subscriber’s name, and the subscriber is treated as a shareholder for all purposes, except for receipt of dividends and return of capital in the event that the shares have been subscribed but not paid for. The subscriber becomes eligible to receive dividends only for the shares that the subscriber has actually paid for or, if the subscriber has paid for only a portion of such shares, the pro rata portion of the dividends declared with respect to such shares unless the company’s bylaws provide otherwise. If a subscriber does not fully pay for shares for which the subscriber has subscribed on or prior to the date agreed upon for payment, notwithstanding the actions intended by the company to collect payment, the company is entitled to auction the shares on the stock exchange where such shares are traded, for the account and risk of the debtor, the number of shares held by the debtor necessary for the company to pay the outstanding balances and disposal expenses. However, until such shares are sold at auction, the subscriber continues to hold all the rights of a shareholder, except the right to receive dividends and return of capital. The chief executive officer, or the person replacing him, will reduce in the shareholders’ register the number of shares in the name of the debtor shareholder to the number of shares that remain, deducting the shares sold by the company and settling the debt in the amount necessary to cover the result of such disposal after the corresponding expenses. When there are authorized and issued shares for which full payment has not been made within the period fixed by shareholders at the same ESM at which the subscription was authorized (which in no case may exceed three years from the date of such meeting), these shall be reduced in the non-subscribed amount until that date. With respect to the shares subscribed and not paid following the term mentioned above, the Board must proceed to collect payment, unless the shareholders’ meeting authorizes (by two thirds of the voting shares) a reduction of the company’s capital to the amount effectively collected, in which case the capital shall be reduced by force of law to the amount effectively paid. Once collection actions have been exhausted, the Board should propose to the shareholders’ meeting the approval by simple majority of the write-off of the outstanding balance and the reduction of capital to the amount effectively recovered.

As of December 31, 2017, our subscribed and fully paid capital totaled Ch$ 2,229 billion and consisted of 49,092,772,762 shares of common stock.

Preemptive Rights and Increases of Share Capital

The Chilean Corporations Act requires Chilean publicly held stock corporations to grant shareholders preemptive rights to purchase a sufficient number of shares to maintain their existing ownership percentage of such company whenever such company issues new shares.

Under the Chilean Corporations Act, preemptive rights are exercisable or freely transferable by shareholders during a 30-day period. The preemptive rights to subscribe for shares in capital increases of the company or of any other securities convertible into shares or that confer future rights over these shares, should be offered, at least once, to the shareholders pro rata to the shares held registered in their name at 11:59 p.m. on the fifth business day prior to the date of the start of the preemptive rights period. The preemptive rights offering and the start of the 30-day period for exercising them must be communicated through the publication of a prominent notice, at least once, in the newspaper that must be used for notifications of shareholders’ meetings. During such 30-day period, and for an additional period of up to 30 days immediately following the initial 30-day period, publicly held stock corporations are not permitted to offer any unsubscribed shares to third parties on terms which are more favorable than those offered to their shareholders. At the end of the second 30-day period, a Chilean publicly held stock corporation is authorized to sell unsubscribed shares to third parties on any terms, provided they are sold on one of the Chilean Stock Exchanges.

Shareholders’ Meetings and Voting Rights

An OSM must be held within the first four months following the end of our fiscal year. Our last OSM was held on April 26, 2017. An ESM may be called (i) by the Board of Directors when deemed appropriate, or when requested by shareholders representing at least 10% of the issued shares with voting rights, or (ii) by the CMF. Our last ESM was held on December 20, 2017 in connection with the approval of, among other things, the proposed Reorganization as a related party transaction, the proposed merger with EGPL and the proposed capital increase related to the tender offer by us for all outstanding shares of common stock and ADSs of Enel Generación Chile S.A. not already owned by us and our affiliates. To convene an OSM or an ESM, notice must be given three times in a newspaper located in our corporate domicile. The newspaper designated by our shareholders is El Mercurio de Santiago. The first notice must be published not less than 15-days and no more than 20-days in advance of the scheduled meeting. Notice must also be mailed to each shareholder, to the CMF and to the Chilean Stock Exchanges.

The OSM shall be held on the day stated in the notice and should remain in session until all the matters stated in the notice have been voted upon. However, once constituted, upon the proposal of the chairman or shareholders representing at least 10% of the shares with voting rights, the majority of the shareholders present may agree to adjourn the OSM and to continue it within the same day and place, with no new constitution of the meeting or qualification of powers being necessary, recorded in one set of minutes. Only those shareholders who were present or represented by proxy at the commencement of the meeting may attend the recommencement of the meeting with voting rights.

Under the Chilean Corporations Act, a quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least a majority of the issued shares with voting rights of a company. If a quorum is not present at the first meeting, a reconvened meeting can take place at which the shareholders present are deemed to constitute a quorum regardless of the percentage of the shares represented.

This second reconvened meeting must take place within 45-days following the scheduled date for the first meeting. Shareholders’ meetings adopt resolutions by the affirmative vote of a majority of those shares present or represented by proxy at the meeting. An ESM must be called to take the following actions:

•	a transformation of the company into an entity other than a publicly held stock corporation governed by the Chilean Corporations Act, a merger or split-up of the company;

•	an amendment to the term of duration or early dissolution of the company;

•	a change in the company’s domicile;

•	a decrease of corporate capital;

•	an approval of capital contributions in kind and non-monetary assessments;

•	a modification of the authority reserved to shareholders or limitations on the Board of Directors;

•	a reduction in the number of members of the Board of Directors;

•	a disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater that such percentage;

•	the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the company, as well as any disposition of its shares that results in the parent company losing its position as controlling shareholder;

•	the form of distributing corporate benefits;

•	issue of guarantees for third-party liabilities which exceed 50% of the assets (if the third party is a subsidiary of the company, the approval of the Board of Directors is deemed sufficient for approval);

•	the purchase of the company’s own shares;

•	other actions established by the bylaws or by law;

•	certain remedies for the nullification of the company’s bylaws;

•	inclusion in the bylaws of the right to purchase shares from minority shareholders, when the controlling shareholders reaches 95% of the company’s shares by means of a tender offer for all of the company’s shares, where at least 15% of the shares have been acquired from unrelated shareholders; or

•	approval or ratification of acts or contracts with related parties.

Regardless of the quorum present, the vote required for any of the actions described above is at least two-thirds of the outstanding shares with voting rights. Other actions at an ESM are approved with the affirmative vote of an absolute majority of the shares present or represented by proxy at the meeting.

Bylaw amendments for the creation of a new class of shares, or an amendment to or an elimination of those classes of shares that already exist, must be approved by at least two-thirds of the outstanding shares of the affected series.

The Chilean Corporations Act does not require a publicly held stock corporation to provide its shareholders the same level and type of information required by the U.S. federal securities laws regarding the solicitation of proxies. However, shareholders are entitled to examine the financial statements and corporate books of a publicly held stock corporation within the 15-day period before its scheduled OSM. Under the Chilean Corporations Act, a notice of a shareholders meeting listing matters to be addressed at the meeting must be mailed at least 15 days prior to the date of such meeting, and, an indication of the way complete copies of the documents that support the matters submitted for voting can be obtained, which must also be made available to shareholders on the company’s website. In the case of an OSM, the annual report of company’s activities, which includes audited financial statements, must also be made available to shareholders and published on the company’s website.

The Chilean Corporations Act provides that, upon the request by the Directors’ Committee or by shareholders representing at least 10% of the issued shares with voting rights, a Chilean company’s annual report must include, in addition to the materials provided by the Board of Directors to shareholders, such shareholders’ comments and proposals in relation to the company’s affairs. In accordance with Article 136 of the Chilean Corporate Regulations (Reglamento de Sociedades Anónimas), the shareholder(s) holding or representing 10% or more of the shares issued with voting rights, may:

•	make comments and proposals relating to the progress of the corporate businesses in the corresponding year, no shareholder being able to make individually or jointly more than one presentation. These observations should be presented in writing to the company concisely, responsibly and respectfully, and the respective shareholder(s) should state their willingness for these to be included as an appendix to the annual report. The Board shall include in an appendix to the annual report of the year a faithful summary of the pertinent comments and proposals the interested parties had made, provided they are presented during the year or within 30-days after its ending; or

•	make comments and proposals on matters that the Board submits for the knowledge or voting of the shareholders. The Board shall include a faithful summary of those comments and proposals in all information it sends to shareholders, provided the shareholders’ proposal is received at the offices of the company at least 10 days prior to the date the information is sent to shareholders by the company. The shareholders should present their comments and proposals to the company, expressing their willingness for these to be included in the appendix to the respective annual report or in information sent to shareholders, as the case may be. The observations referred to in Article 136 may be made separately by each shareholder holding 10% or more of the shares issued with voting rights or shareholders who together hold that percentage, who should act as one.

Similarly, the Chilean Corporations Act provides that whenever the Board of Directors of a publicly held stock corporation convenes an OSM and solicits proxies for the meeting, or circulates information supporting its decisions or other similar material, it is obligated to include the pertinent comments and proposals that may have been made by the Directors’ Committee or by shareholders owning 10% or more of the shares with voting rights who request that such comments and proposals be so included.

Only shareholders registered as such as of 11:59 p.m. on the fifth Chilean business day prior to the date of a shareholders’ meeting are entitled to attend and vote their shares. A shareholder may appoint another individual, who does not need to be a shareholder, as the shareholder’s proxy to attend the meeting and vote on the shareholder’s behalf. Proxies for such representation shall be given in writing for all the shares held by the owner. The proxy may contain specific instructions to approve, reject, or abstain with respect to any of the matters submitted for voting at the meeting and which were included in the notice. Every shareholder entitled to attend and vote at a shareholders’ meeting shall have one vote for every share held.

There are no limitations imposed by the Chilean Corporations Act or our bylaws on the right of nonresidents or foreigners to hold or vote shares of common stock. However, the registered holder of the shares of common stock represented by ADSs, and evidenced by outstanding ADRs, is the custodian of the depositary, currently Banco Santander-Chile, or any successor thereto. Accordingly, holders of ADSs are not entitled to receive notice of meetings of shareholders directly or to vote the underlying shares of common stock represented by ADSs directly. The Deposit Agreement pursuant to which the ADSs are issued (described under “Description of American Depositary Shares”) contains provisions pursuant to which the depositary has agreed to solicit instructions from registered holders of ADSs as to the exercise of the voting rights pertaining to the shares of common stock represented by the ADSs. Subject to compliance with the requirements of the Deposit Agreement and receipt of such instructions, the depositary has agreed to endeavor, insofar as practicable and permitted under the Chilean Corporations Act and the provisions of the bylaws, to vote or cause to be voted (or grant a discretionary proxy to the Chairman of the Board or to a person designated by the Chairman of the Board to vote) the shares of common stock represented by the ADSs in accordance with any such instruction. The depositary shall not itself exercise any voting discretion over any shares of common stock underlying ADSs. If no voting instructions are received by the depositary from a holder of ADSs with respect to the shares of common stock represented by the ADSs, on or before the date established by the depositary for such purpose, the shares of common stock represented by the ADSs, may be voted in the manner directed by the Chairman of the Board, or by a person designated by the Chairman of the Board, subject to limitations set forth in the Deposit Agreement.

Dividends and Liquidation Rights

According to the Chilean Corporations Act, unless otherwise decided by unanimous vote of its issued shares eligible to vote, all companies must distribute a cash dividend in an amount equal to at least 30% of their consolidated net income, unless and except to the extent they have carried forward losses. The law provides that the Board of Directors must agree to the dividend policy and inform such policy to the shareholders at the OSM.

Any dividend in excess of 30% of net income may be paid, at the election of the shareholders, in cash, in company shares, or in shares of publicly held companies owned by the company. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash.

Dividends, which are declared but not paid within the appropriate time period set forth in the Chilean Corporations Act (as to minimum dividends, 30-days after declaration; as to additional dividends, the date set for payment at the time of declaration), are adjusted to reflect the change in the value of UF, from the date set for payment to the date such dividends are actually paid. Such dividends also accrue interest at the then-prevailing rate for UF-denominated deposits during such period. The right to receive a dividend lapses if it is not claimed within five years from the date such dividend is payable. Payments not collected in such period are transferred for the benefit of the volunteer fire department.

In the event of a liquidation of the company, the shareholders would participate in the assets available in proportion to the number of paid-in shares held by them, after payment to all creditors.

Approval of Financial Statements

The Board of Directors is required to submit our consolidated financial statements to the shareholders annually for their approval. If the shareholders by a vote of a majority of shares present (in person or by proxy) at the shareholders’ meeting reject the financial statements, the Board of Directors must submit new financial statements no later than 60-days from the date of such meeting. If the shareholders reject the new financial statements, the entire Board of Directors is deemed removed from office and a new Board is elected at the same meeting. Directors who individually approved such financial statements are disqualified for reelection for the following period. Our shareholders have never rejected the financial statements presented by our Board of Directors.

Change of Control

The Securities Market Law establishes a comprehensive regulation related to tender offers. The law defines a tender offer as the offer to purchase shares of companies which publicly offer their shares or securities convertible into shares and which offer is made to shareholders to purchase their shares under conditions which allow the bidder to reach a certain percentage of ownership of the company within a fixed period of time. These provisions apply to both voluntary and hostile tender offers.

Acquisition of Shares

There are no provision in our bylaws that discriminate against any existing or prospective holder of shares as a result of such shareholder owning a substantial number of shares. However, no person may directly or indirectly own more than 65% of the outstanding shares of our stock. The foregoing restriction does not apply to the custodian of the depositary as record owner of shares represented by ADSs, but it does apply to each beneficial holder of ADSs. Additionally, our bylaws prohibit any shareholder from exercising voting power with respect to the common stock owned by such shareholder or on behalf of others representing more than 65% of the outstanding issued shares with voting rights.

Right of Dissenting Shareholders to Tender Their Shares

The Chilean Corporations Act provides that upon the adoption of any of the resolutions enumerated below at a meeting of shareholders, dissenting shareholders acquire the right to withdraw from the company and to compel the company to repurchase their shares, subject to the fulfillment of certain terms and conditions. In order to exercise such withdrawal rights, holders of ADSs must first cancel their ADSs and withdraw the shares represented by their ADSs pursuant to the terms of the Deposit Agreement.

“Dissenting” shareholders are defined as those who at a shareholders’ meeting vote against a resolution that results in the withdrawal right, or who if absent from such meeting, state in writing their opposition to the applicable resolution, within the 30-days following the shareholders’ meeting. Shareholders present or represented by proxy at the meeting and who abstain in exercising voting rights shall not be considered as dissenting. The right to withdraw should be exercised for all the shares that the dissenting shareholder had registered in the dissenting shareholder’s name on the record date for the shareholders’ meeting at which the resolution is adopted that gives rise to the exercise of the withdrawal right, provided that such dissenting shareholder remains a record holder on the date on which the dissenting shareholder’s intention to withdraw is communicated to the company.

The price paid to a dissenting shareholder of a publicly held stock corporation whose shares are quoted and actively traded on one of the Chilean Stock Exchanges is the weighted average of the sales prices for the shares as reported on the Chilean Stock Exchanges on which the shares are quoted for the 60-trading-day period between the 90th trading day and the 30th trading day before the shareholders’ meeting giving rise to the withdrawal right. If, because of the volume, frequency, number and diversity of the buyers and sellers, the CMF determines that the shares are not actively traded on a Chilean Stock Exchange, the price paid to the dissenting shareholder shall be the book value. Book value for this purpose shall equal paid capital plus reserves and profits, less losses, divided by the total number of subscribed shares, whether entirely or partially paid. For the purpose of making this calculation, the last consolidated statements of financial position is used, as adjusted to reflect inflation up to the date of the shareholders’ meeting which gave rise to the withdrawal right.

Article 126 of the Chilean Corporate Regulations establishes that in cases where the withdrawal right is available, the company must inform the shareholders of their availability, the value per share that will be paid to shareholders exercising their withdrawal right and the term for exercising the withdrawal right. Such information should be given to shareholders at the same meeting at which the resolutions are adopted giving rise to the withdrawal right, prior to voting on the resolution. A special communication should be given to the shareholders with withdrawal rights, within two days following the date on which the withdrawal rights are effective. In the case of publicly held stock corporations, such information shall be communicated by a prominent notice in a newspaper with a wide national circulation and on its website, in addition to a written communication addressed to the shareholders with withdrawal rights at the address they have registered with the company. The notice of the shareholders’ meeting that includes a matter that gives rise to withdrawal rights should mention the availability of such withdrawal rights.

The resolutions that result in a shareholder’s right to withdraw include, among others, the following:

•	the transformation of the company into an entity other than a publicly held stock corporation governed by Chilean Corporations Act;

•	the merger of the company with another company;

•	the disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater than such percentage;

•	the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the company, as well as any disposition of its shares that results in the parent company losing its position of controlling shareholder;

•	issue of guarantees for third-party liabilities which exceed 50% of the assets (if the third party is a subsidiary of the company, the approval of the Board of Directors is deemed sufficient for approval);

•	the creation of preferential rights for a class of shares or an amendment to the existing ones. In this case the right to withdraw only accrues to the dissenting shareholders of the class or classes of shares adversely affected;

•	certain remedies for the nullification of the company’s bylaws; and

•	other actions established by the company’s bylaws or by law.

Investments by AFPs

The Pension Funds’ System Law permits AFPs to invest their funds in companies that are subject to Title XII and these companies are subject to greater restrictions than other companies. The determination of which stocks may be purchased by AFPs is made by the Risk Classification Committee. The Risk Classification Committee establishes investment guidelines and is empowered to approve or disapprove those companies that are eligible for AFP investments. We are and have been a company subject to Title XII since April 2016 and are approved by the Risk Classification Committee.

Title XII companies, such as Enel Chile, are required to have bylaws that:

•	limit the ownership of any shareholder to a specified maximum percentage, currently 65%;

•	require that certain actions be taken only at a meeting of the shareholders; and

•	give the shareholders the right to approve certain investment and financing policies.

Registrations and Transfers

Shares issued by us are registered with an administrative agent, which is DCV Registros S.A. This entity is also responsible for our shareholders’ registry. In case of jointly owned shares, an attorney-in-fact must be appointed to represent the joint owners in dealing with us.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. acts as the depositary for the American Depositary Shares. Citibank, N.A.’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs are represented by certificates that are known as “American Depositary Receipts” or “ADRs”. The depositary appoints a custodian to safekeep the securities on deposit. The custodian is Banco Santander-Chile, located at Bandera 140, Santiago, Chile.

We appointed Citibank, N.A. as depositary pursuant to the Deposit Agreement, dated as of April 26, 2016, as amended. A copy of the Deposit Agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-210651 when retrieving such copy.

The following is a summary description of the material terms of the ADSs of Enel Chile (“Enel Chile ADSs”) and your rights as an owner of Enel Chile ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that rights and obligations as an owner of Enel Chile ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. We urge you to review the Deposit Agreement in its entirety, as well as the form of ADR attached to the Deposit Agreement.

Each Enel Chile ADS represents 50 shares of common stock of Enel Chile on deposit with the custodian. An Enel Chile ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of Enel Chile ADSs because of legal restrictions or practical considerations.

If you become an owner of Enel Chile ADSs, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of the ADR that represents your Enel Chile ADSs. The Deposit Agreement and the ADR specify our rights and obligations, as well as your rights and obligations as owner of Enel Chile ADSs and those of the depositary. As an Enel Chile ADS holder you appoint the depositary to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, our obligations to the holders of shares of Enel Chile common stock will continue to be governed by the laws of Chile, which are different from New York law.

As an owner of Enel Chile ADSs, you may hold your Enel Chile ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated Enel Chile ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of Enel Chile ADSs by the depositary. Under the direct registration system, ownership of Enel Chile ADSs is evidenced by periodic statements issued by the depositary to the holders of the Enel Chile ADSs. The DRS includes automated transfers between the depositary and the Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your Enel Chile ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an Enel Chile ADS owner. Banks and brokers typically hold securities such as the Enel Chile ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of Enel Chile ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All Enel Chile ADSs held through DTC are registered in the name of a nominee of DTC. This summary description assumes you have opted to own the Enel Chile ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns Enel Chile ADSs and will own Enel Chile ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions made by us on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of Enel Chile ADSs held as of a specified record date.

Distributions of Cash

Upon receipt by the custodian of a cash distribution for the securities on deposit, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders. The conversion into U.S. dollars will take place only if reasonable, in the judgment of the depositary, if the U.S. dollars are transferable to the United States and if permitted by Chilean law and regulations. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Upon receipt of a dividend or free distribution of shares of Enel Chile common stock, the depositary may and will, at our request, distribute to holders, in proportion to the number of Enel Chile ADSs held, new Enel Chile ADSs representing the shares of Enel Chile common stock deposited. Only whole new Enel Chile ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new Enel Chile ADSs upon a distribution of shares of Enel Chile common stock will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new shares of Enel Chile common stock so distributed.

No such distribution of new Enel Chile ADSs will be made if it would violate a law, including the U.S. securities laws. If the depositary does not distribute new Enel Chile ADSs as described above, it will sell the shares of Enel Chile common stock received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

If we offer to holders of our shares rights to purchase additional shares of Enel Chile common stock, the depositary has discretion as to the procedures to follow in making such rights available to the holders of Enel Chile ADSs, in selling such rights on behalf of holders and making the net proceeds available in U.S. dollars to such holders or in allowing such rights to lapse. If requested by us, the depositary will take the following actions:

•	If at the time of the offering the depositary determines that it is lawful and feasible to make such rights available to holders, the depositary will distribute such rights to holders in proportion to the number of Enel Chile ADSs held, or the depositary will employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such holders;

•	If at the time of the offering the depositary determines that it is not lawful or not feasible to make such rights available to holders, or if the rights are not exercised and appear about to lapse, the depositary in its discretion may sell such rights at public or private sale, and may allocate the net proceeds of any such sale, upon an averaged or other practicable basis; or

•	If by the terms of the offering or for any other reason the depositary cannot make those rights available to the holders, then the depositary may allow those rights to lapse.

Notwithstanding the foregoing, if at least thirty five (35) days (or thirty (30) days in the case of the Reorganization) prior to the proposed distribution of rights to subscribe for additional shares of Enel Chile common stock to the holders of our shares, we notify the depositary, in a written notice signed by our chief executive officer, chief financial officer or general counsel, that (a) offering of rights is in connection with a capital increase associated with a merger and acquisition transaction, a tender offer, or any other corporate reorganization, (b) the primary goal of such capital increase is something other than raising capital, (c) we do not intend to: (i) engage any underwriters for the offering of rights; (ii) market the offering of rights in Chile or the United States; (iii) distribute any transferable rights to holders of Enel Chile ADSs by means of warrants or otherwise (except as provided in this provision); or (iv) create any market in the United States for the rights, and (d) Chilean law requires that holders of shares of Enel Chile common stock are entitled to such rights to subscribe for additional shares of Enel Chile common stock or any rights of any other nature in connection with capital increase (a “notice of non-capital raising transaction”), then (A) the depositary will, after payment of all fees and expenses of the depositary and receipt by the depositary of any supporting documentation reasonably requested from Enel Chile, deliver such rights in the form distributed to holders of shares of Enel Chile common stock in Chile in accordance with Chilean law, only to the holders of Enel Chile ADSs that surrender their Enel Chile ADSs and withdraw the underlying deposited securities (including the rights associated with the shares of Enel Chile common stock constituting deposited securities), in proportion to the number of shares of Enel Chile common stock constituting deposited securities underlying the Enel Chile ADSs surrendered; and (B) to the extent the holders of Enel Chile ADSs do not take action to surrender their Enel Chile ADSs and withdraw the underlying deposited securities, the depositary will not dispose of such rights and will allow the rights to lapse. We, the depositary and the holders of Enel Chile ADSs agree and acknowledge that: (x) we have the right but not the obligation to deliver any notice of non-capital raising transaction; (y) in the event that a notice of non-capital raising transaction is not timely provided or we notify the depositary in writing that this provision will not apply, then this provision will not apply; and (z) our failure to deliver any notice of non-capital raising transaction or any other written notice or instruction under Section 4.5 of the Deposit Agreement (other than the notice to the depositary of the proposed distribution described in the first paragraph of Section 4.5) will not constitute a breach by us of the Deposit Agreement. Notwithstanding anything contained herein to the contrary, we and all holders of Enel Chile ADSs agree and acknowledge that the depositary assumes no responsibility and shall incur no liability (other than due to the depositary’s own negligence or bad faith) in connection with any failure or delay relating to the delivery of rights to holders who choose to cancel their Enel Chile ADSs against receipt of the underlying deposited securities (including the rights associated with the shares of Enel Chile common stock constituting deposited securities) including any failure or delay (other than due to the depositary’s own negligence or bad faith) that results in insufficient time for such holders to exercise or sell any such rights in Chile.

If the distribution of rights requires the rights to be registered under the Securities Act, the depositary will not distribute such rights unless and until such registration statement is in effect, or unless the transaction is exempt from registration under the provisions of the Securities Act.

If the depositary has distributed the rights to holders of Enel Chile ADSs, the depositary will exercise such rights on behalf of the holders upon receipt of the following:

•	payment of the purchase price for the shares to be purchased upon the exercise of the right;

•	a duly completed and signed exercise instruction; and

•	payment of the applicable fee and charges.

Except as described above in connection with timely delivery of a notice of non-capital raising transaction, the depositary will sell the rights that are not exercised or not distributed if such sale is lawful. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional Enel Chile ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to you, you will receive either cash or additional Enel Chile ADSs, depending on what a shareholder in Chile would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever we distribute property other than cash, shares of common stock or rights to purchase additional shares of Enel Chile common stock, the depositary will consult with us to the extent practicable and distribute such property to holders of Enel Chile ADSs in proportion to the number of Enel Chile ADSs held, in any manner that the depositary, with our consent, deems equitable and practicable for accomplishing the distribution.

If the depositary determines that such distribution cannot be made proportionately among the holders of Enel Chile ADSs, or for any other reason the depositary deems such distribution not to be reasonably practicable, the depositary may, with our approval, adopt such distribution method, including a sale, as it deems equitable and practicable.

If the depositary sells such property, the net proceeds of such sale will be distributed to holders as in the case of a cash distribution, net of fees, expenses, taxes or governmental charges payable by holders under the Deposit Agreement.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Shares of Common Stock

The shares of Enel Chile common stock held on deposit for Enel Chile ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such shares of common stock or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your Enel Chile ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares of Enel Chile common stock held on deposit. The depositary may, with our approval, or at our request, in such circumstances deliver new Enel Chile ADSs to you or call for the exchange of your existing Enel Chile ADSs for new Enel Chile ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to holders as in the case of a cash distribution.

Redemption

To the extent permitted by applicable law, whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we have provided all of the documentation contemplated in the Deposit Agreement, the depositary will provide notice of the redemption to the holders of Enel Chile ADSs.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders of Enel Chile ADSs to receive the net proceeds from the redemption upon surrender of their Enel Chile ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your Enel Chile ADSs. If less than all Enel Chile ADSs are being redeemed, the Enel Chile ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Issuance of Enel Chile ADSs Upon Deposit of Shares of Common Stock

The depositary may create Enel Chile ADSs on your behalf if you or your broker deposits shares of Enel Chile common stock with the custodian. The depositary will deliver these Enel Chile ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares of Enel Chile common stock to the custodian.

The issuance of Enel Chile ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares of Enel Chile common stock have been duly transferred to the custodian. The depositary will only issue Enel Chile ADSs in whole numbers.

When you make a deposit of shares of Enel Chile common stock, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The shares are duly authorized, validly issued, fully paid, non assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

•	You are duly authorized to deposit the shares.

•	The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the Enel Chile ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to attempt to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you are entitled to transfer, combine or split up your ADRs and the Enel Chile ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	duly deliver the ADRs to the depositary at its principal office;

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer; and

•	pay all applicable fees, charges, expenses taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, in connection with a transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs to be combined or split up to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, in connection with a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you are entitled to present your Enel Chile ADSs to the depositary for cancellation and then receive the underlying shares of Enel Chile common stock at the custodian’s offices. In order to withdraw the shares of common stock represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of Enel Chile ADSs and any charges and taxes payable upon the transfer of the shares of Enel Chile common stock being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the Enel Chile ADSs will not have any rights under the Deposit Agreement.

If you hold an Enel Chile ADS registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary may deem appropriate before it will cancel your Enel Chile ADSs. The withdrawal of the shares of Enel Chile common stock represented by your Enel Chile ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept Enel Chile ADSs for cancellation that represent a whole number of securities on deposit.

You have the right to withdraw the securities represented by your Enel Chile ADSs at any time except for:

•	Temporary delays that are caused by closing of the transfer books for the shares of Enel Chile common stock or the Enel Chile ADSs or the payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed due to laws or regulations applicable to Enel Chile ADSs or the withdrawal of deposited securities.

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your Enel Chile ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the Deposit Agreement to instruct the depositary to exercise the voting rights for the shares of Enel Chile common stock represented by your Enel Chile ADSs. The voting rights of holders of shares of Enel Chile common stock are described in “—Description of Share Capital—Shareholders’ Meetings and Voting Rights.”

The depositary will mail to you any notice of a shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by Enel Chile ADSs.

If the depositary timely receives voting instructions from a holder of Enel Chile ADSs, it will endeavor insofar as practicable to vote the securities represented by the holder’s Enel Chile ADSs in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. There is no assurance that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

If the depositary does not receive your voting instructions in a timely manner you will nevertheless be treated as having instructed the depositary to give a discretionary proxy with full power of substitution to our Chairman of the Board or to a person designated by the Chairman of the Board to vote the shares represented by your Enel Chile ADSs in his/her discretion. The depositary will deliver such discretionary proxy to vote on any matter other than:

•	Any matter where substantial opposition exists by holders of Enel Chile ADSs, it being understood that an election of directors at an annual or extraordinary meeting of shareholders is not a contested matter involving substantial opposition;

•	matters that materially and adversely affect the rights of holders of Enel Chile ADSs; or

•	any matter as to which the Chairman of the Board directs the depositary that he or she does not wish such proxy to be given.

Fees and Charges

The holders of Enel Chile ADSs are required to pay the following fees of the depositary:

	Service Fees	Fees
(1)	Issuance of ADS upon deposit of shares (i.e., an issuance upon a deposit of shares or upon a change in the ADS(s)-to-share(s) ratio), excluding issuances as a result of distributions described in paragraph (4) below.	Up to US$5.00 per 100 ADSs (or fraction thereof) issued.

(2)	Delivery of deposited securities against surrender of ADS	Up to US$5.00 per 100 ADSs (or fraction thereof) surrendered.

(3)	Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to US$5.00 per 100 ADSs (or fraction thereof) held.

(4)	Distribution of ADS pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADS	Up to US$5.00 per 100 ADSs (or fraction thereof) held.

(5)	Distribution of securities other than ADS or rights to purchase additional ADS (i.e., spin-off of shares)	Up to US$5.00 per 100 ADSs (or fraction thereof) held.

(6)	Depositary services	Up to US$5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the depositary.

As an Enel Chile ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	Fees for the transfer, exchange or registration of shares of common stock, such as upon deposit and withdrawal of shares of common stock;

•	Expenses incurred for converting foreign currency into U.S. dollars;

•	Expenses for cable, telex and fax transmissions and for delivery of securities;

•	Taxes and other governmental charges upon the transfer of securities, such as when shares of common stock are deposited or withdrawn from deposit; and

•	Fees and expenses incurred in connection with the delivery or servicing of shares of common stock on deposit.

We have agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary to modify the Deposit Agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that increase any fees or charges or that would materially prejudice any of their existing substantial rights under the Deposit Agreement, except in very limited circumstances enumerated in the Deposit Agreement.

You will be bound by the modifications to the Deposit Agreement if you continue to hold your Enel Chile ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the shares of Enel Chile common stock represented by your Enel Chile ADSs, except as permitted by law.

We have the right to direct the depositary to terminate the Deposit Agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the Deposit Agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your Enel Chile ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of Enel Chile ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of Enel Chile ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain Enel Chile ADS holder records at its depositary office. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of matters relating to the Enel Chile ADSs, the Deposit Agreement or our business.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

•	We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of any present or future provision of foreign exchange contract or our bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of the performance or non-performance or delay in the performance of any act or thing that may be done in their discretion.

•	We and the depositary disclaim any liability by reason of any exercise or failure to exercise discretion contemplated in the Deposit Agreement.

•	We and the depositary further disclaim liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any governmental authority, any person presenting shares for deposit, any record or beneficial holder of Enel Chile ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the Deposit Agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages resulting from any breach of the terms of the Deposit Agreement.

Pre-Release Transactions

The depositary may, in certain circumstances, issue Enel Chile ADSs before receiving a deposit of shares or release shares of common stock before receiving Enel Chile ADSs. These transactions are commonly referred to as “pre-release transactions.” The Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including the need to receive collateral, the type of collateral required and the representations required from brokers. The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the Enel Chile ADSs and the securities represented by the Enel Chile ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue Enel Chile ADSs, to deliver transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduce tax withholding for any distribution on behalf of holders of Enel Chile ADSs. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion can be done on a practicable basis and will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency cannot be done on a practicable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent permissible and distribute the U.S. dollars to the holders for whom the conversion and distribution is practicable;

•	Distribute the foreign currency to holders for whom the distribution is lawful and practicable; or

•	Hold the foreign currency, without liability for interest, for the applicable holders.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR COMMON STOCK OR ENEL CHILE ADSS

We may issue rights to subscribe for shares of our common stock or Enel Chile ADSs. These rights may or may not be transferable by the security holder receiving the rights. In connection with any offering of rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The terms of the rights to subscribe for shares of our common stock or Enel Chile ADSs will be set forth in a prospectus supplement which, will describe, among other things:

•	the exercise price;

•	the aggregate number of rights to be issued;

•	the number of shares or Enel Chile ADSs purchasable upon exercise of each right;

•	the procedures for exercising the right;

•	the date upon which the exercise of rights will commence;

•	the expiration date;

•	the extent to which the rights are transferable;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed shares or Enel Chile ADSs;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

•	any other material terms of the rights.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and any selling shareholder may sell rights to subscribe for shares of common stock or shares of common stock, including shares represented by Enel Chile ADSs, from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	directly to purchasers or to a single purchaser;

•	through agents; or

•	through a combination of any of these methods.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any delayed delivery arrangements;

•	the public offering price or purchase price of the securities and the proceeds to us from the sale of the securities and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents; and

•	any securities exchanges on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the selling shareholder, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

Offerings of our equity securities under this prospectus may also be made into an existing trading market for the securities in transactions at other than a fixed price, either:

•	on or through the facilities of any national securities exchange or quotation service on which the securities may be listed, quoted or traded at the time of sale; or

•	to or through a market maker otherwise than on the exchanges or quotation or trading services.

The at-the-market offerings, if any, will be conducted by underwriters, dealers or agents acting as principal or agent for us, who may also be third-party sellers of securities as described above.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time. Underwriters, dealers or agents that participate in the distribution of the offered securities may be “underwriters”

as defined in the Securities Act. Any discounts or commissions they receive from us or the selling shareholder and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, dealers or agents and describe their commissions, fees or discounts in the applicable prospectus supplement.

Any selling shareholder will act independently of us in making the decision with regards to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

Sales through Underwriters or Dealers

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities unless otherwise specified in the applicable prospectus supplement in connection with any particular offering of securities.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include short sales, over-allotment and stabilizing transactions and purchases to cover positions created by short sales. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

We or the selling shareholder may sell some or all of the securities covered by this prospectus through:

•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Direct Sales and Sales through Agents

We or the selling shareholder may sell the securities directly. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly.

If indicated in an applicable prospectus supplement, we or the selling shareholder may sell the securities through agents from time to time, which agents may be affiliated with us or the selling shareholder. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or the selling stockholder pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment, unless otherwise specified in the applicable prospectus supplement.

Indemnification; Other Relationships

Agents, underwriters and other third parties described above may be entitled to indemnification by us or the selling shareholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling shareholder in the ordinary course of business.

LEGAL MATTERS

Certain matters of Chilean law, including the validity of the common stock and rights to subscribe for common stock, will be passed upon for us by Carey y Cía. Ltda, Santiago, Chile. Certain matters of New York law will be passed upon for us by Winston & Strawn LLP, New York, New York.

EXPERTS

The consolidated financial statements of Enel Chile and its subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, incorporated in this prospectus by reference from the Enel Chile 2016 Form 20-F, and the effectiveness of its internal control over financial reporting as of December 31, 2016 have been audited by EY Audit S.p.A., an independent registered public accounting firm, as set forth in their reports thereon which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as expert in accounting and auditing.

The consolidated financial statements of EGPL and its subsidiaries as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016, incorporated in this prospectus by reference from the Enel Chile October 2017 Form 6-K (EGPL), have been audited by EY Audit S.p.A., an independent registered public accounting firm, as set forth in their report thereon which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as expert in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

Enel Chile is a publicly held stock corporation organized under the laws of Chile. None of our directors or executive officers are residents of the United States and all or a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, except as explained below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise obtained in United States courts.

No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the United States judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a United States court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:

•	the existence of reciprocity;

•	the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and public policies;

•	the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

•	the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

•	the Chilean courts’ determination that the United States courts had jurisdiction;

•	that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

•	that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of United States courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e., principles of due process and public policy). However, there is doubt:

•	as to the enforceability in original actions in Chilean courts of liabilities predicated solely on the United States federal securities laws; and

•	as to the enforceability in Chilean courts of judgments of United States courts obtained in actions predicated solely upon the civil liability provisions of the federal securities laws of the United States.

In addition, foreign judgments cannot be enforced in any way against properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts.

Enel Chile has appointed Puglisi & Associates as its authorized agent upon which service of process may be served in any action which may be instituted against us in any United States federal or state court having subject matter jurisdiction in the State of New York, County of New York arising out of or based upon the Enel Chile ADSs or the Deposit Agreement.

Enel Chile has also appointed CT Corporation System at 111 Eighth Avenue, New York, NY 10011 as its authorized agent upon which service of process may be served in the U.S. in any action which may be instituted against Enel Chile arising out of or based upon this prospectus.

Enel Chile S.A.